UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.        )

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☐	Soliciting Material under §240.14a-12

NXP Semiconductors N.V.

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PRELIMINARY PROXY MATERIALS — SUBJECT TO COMPLETION

NOTICE OF AND AGENDA FOR 2022

ANNUAL GENERAL MEETING OF SHAREHOLDERS

[                  ], 2022

Dear Shareholders:

I invite you to attend the 2022 Annual General Meeting of Shareholders (the “Annual General Meeting” or “AGM”) of NXP Semiconductors N.V. (“we,” “us,” “our” or the “Company”), which will be held on Wednesday, June 1, 2022 at 9:00 a.m. Central European Time at the Head Office of the Company, High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands. If meeting restrictions are implemented related to the coronavirus pandemic, we will publish updates on our website at http://investors.nxp.com and will issue a press release.

At the Annual General Meeting, we will discuss, and the Company’s shareholders will vote on, the following items of business:

Item 1	Adoption of the 2021 statutory annual accounts

Item 2	Discharge the members of the Company’s Board of Directors (the “Board”) for their responsibilities in the financial year ended December 31, 2021

Item 3	Re-appointment of nine current directors and appointment of one new director named in this proxy statement

Item 4	Authorization of the Board to issue ordinary shares of the Company (“ordinary shares”) and grant rights to acquire ordinary shares

Item 5	Authorization of the Board to restrict or exclude pre-emption rights accruing in connection with an issue of shares or grant of rights

Item 6	Authorization of the Board to repurchase ordinary shares

Item 7	Authorization of the Board to cancel ordinary shares held or to be acquired by the Company

Item 8	Non-binding, advisory vote to approve Named Executive Officer compensation

In addition to the above voting items we will have a discussion of the dividend and reservation policy and the implementation of the Company’s long-term strategy. We will also consider any other business that properly comes before the Annual General Meeting. None of the proposals require the approval of any other proposal to become effective. We intend that this notice of the Annual General Meeting and the accompanying proxy materials will first be made available on our website on or about April 11, 2022. In accordance with Dutch corporate law and our Articles of Association, the record date for determining those shareholders entitled to notice of, and to vote at, the Annual General Meeting has been set at May 4, 2022. We will begin mailing proxy materials to our shareholders on or about May 9, 2022.

At the Annual General Meeting we will also present the consolidated financial statements and independent auditors’ report for the fiscal year ended December 31, 2021. If any other matters properly come before the Annual General Meeting the persons named in the proxy card will vote in their discretion the shares represented by all properly executed proxies.

Messrs. Kaeser, Goldman and Smitham are retiring from our Board at the expiration of their terms as of the end of the Annual General Meeting and are not standing for re-election. Messrs. Kaeser and Goldman joined the Board in connection with NXP’s IPO in 2010 and Mr. Smitham served on the Board since NXP’s merger with Freescale Semiconductor in 2015. These individuals have guided NXP through pivotal milestones in our company’s history, and on behalf of the Board, we want to express our appreciation for their significant contributions to NXP throughout their tenure.

NOTICE OF AND AGENDA FOR 2022

ANNUAL GENERAL MEETING OF SHAREHOLDERS (continued)

YOUR VOTE IS VERY IMPORTANT. Please read this proxy statement and the accompanying proxy materials. Whether or not you plan to attend the Annual General Meeting, please submit your proxy card or voting instructions as soon as possible.

By order of the Board of Directors of NXP Semiconductors N.V.,

Jennifer B. Wuamett

Secretary

Eindhoven, The Netherlands

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 1, 2022

This proxy statement and the accompanying proxy card are first being made available on or about April 11, 2022. This proxy statement, our 2021 Annual Report on Form 10-K and the 2021 Statutory Annual Report are available on our website at http://investors.nxp.com by clicking “Corporate Governance”, then “Annual Meeting”.

We Strongly Encourage You to Sign Up For Electronic Delivery of Proxy Materials

Shareholders may request proxy materials be delivered to them electronically by enrolling at https://enroll.icsdelivery.com/nxpi. Not only will this result in faster delivery of the documents but also allows our shareholders to join us in our efforts to support a sustainable future and mitigate our impact on the environment.

i

TABLE OF CONTENTS (continued)

ii

TABLE OF CONTENTS (continued)

DELINQUENT SECTION 16(A) REPORTS	77

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2023 ANNUAL GENERAL MEETING	78

OTHER MATTERS	78

APPENDIX A: Reconciliation of Non-GAAP Measures	A-1

Forward Looking Statements	A-2

iii

GENERAL INFORMATION

The Board of Directors (the “Board”) of NXP Semiconductors N.V. (“we”, “our”, “us”, “NXP” or the “Company”) is providing these proxy materials to you in connection with the Board’s solicitation of proxies to be voted on at NXP’s Annual General Meeting of Shareholders (the “Annual General Meeting” or the “AGM”) on Wednesday, June 1, 2022. We are requesting your vote on the proposals described in this proxy statement.

NXP will pay the entire cost of soliciting proxies. Our directors, officers and employees, without additional compensation, may solicit proxies or votes in person, by telephone or by electronic communication. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of NXP’s common shares, €0.20 par value (the “common shares” or “ordinary shares”). In addition, we have retained Mackenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $18,500 plus reasonable expenses.

All shareholders as of the close of business on May 4, 2022 (the “Record Date”) are authorized to attend the Annual General Meeting and all of NXP’s outstanding common shares owned as of the Record Date may be voted. As of March 24, 2022, there were 262,552,688 common shares issued and outstanding and there were no other voting securities outstanding. Persons that wish to attend the AGM must notify the Board of their intention to do so no later than May 25, 2022, one week prior to the date of the meeting, by submitting their name and the number of ordinary shares (beneficially) owned to NXP Semiconductors N.V., High Tech Campus 60, 5656 AG Eindhoven, The Netherlands, Attention: Secretary, or by sending an email with such information to nxp.agm@nxp.com. All attendees must be prepared to provide a valid proof of identity for admittance, such as a driver’s license or passport. The additional items that attendees must bring depends on whether they are shareholders of record, beneficial owners or proxy holders. Shareholders holding their shares through a broker must bring proof of beneficial ownership as of the Record Date, such as an account statement reflecting their share ownership on or prior to the Record Date, a copy of the voting instruction form provided by their broker or similar evidence of ownership in order to obtain admittance to the Annual General Meeting. No cameras or other recording equipment will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the AGM may prevent shareholders from being admitted to the AGM.

If meeting restrictions are implemented related to the coronavirus pandemic, we may determine to implement meeting restrictions or protocols or, if authorized by Dutch corporate law, hold a virtual general meeting of shareholders. If you are planning to attend the AGM, please check the http://investors.nxp.com website prior to the meeting date and note the attendance requirements in the paragraphs above. We encourage you to monitor http://investors.nxp.com for updated information, and please check this website in advance of the AGM to confirm the status of the meeting. As always, we encourage you to vote your shares prior to the AGM. We kindly refer to the section titled “Voting Procedures” below for more details on how to exercise your voting rights.

These proxy materials include this proxy statement and NXP’s 2021 Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the U.S. Securities and Exchange Commission (“SEC”).

The Board recommends that you vote your shares as follows:

•	“For” the adoption of the 2021 statutory annual accounts as described in Item 1;

•	“For” the discharge of members of the Board for their responsibilities in the financial year 2021 as described in Item 2;

•	“For” the re-appointment of nine directors and appointment of one new director listed in Item 3 to the Board;

•	“For” the authorization of the Board to issue ordinary shares of the Company and grant rights to acquire ordinary shares as described in Item 4;

•	“For” the authorization of the Board to restrict or exclude pre-emption rights accruing in connection with an issue of shares or grant of rights as described in Item 5;

•	“For” the authorization of the Board to repurchase ordinary shares as described in Item 6;

•	“For” the authorization of the Board to cancel ordinary shares held or to be acquired by the Company as described in Item 7; and

•	“For” the approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers as described in Item 8.

VOTING PROCEDURES

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, which we refer to as your “broker,” you are considered to be the beneficial owner of these shares, and these proxy materials are being forwarded to you by your broker. As the beneficial owner, you have the right to direct your broker how to vote on your behalf, and you are also invited to attend the Annual General Meeting. Your broker will send you a voting instruction form to direct the broker how to vote your shares. Since you are not the shareholder of record, you may not vote these shares in person at the Annual General Meeting unless you obtain a legal proxy from your broker giving you the right to vote the shares at the Annual General Meeting. The majority of our shareholders are beneficial owners (i.e., hold their shares through a broker rather than directly in their own name). Please refer to the voting instruction form provided by your broker for specific voting procedures.

Shareholders of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., you are considered to be the shareholder of record with respect to those shares and these proxy materials are being sent to you by us. As the shareholder of record, you have the right to vote your proxy directly to NXP by submitting a written proxy or to vote in person at the Annual General Meeting. If you request printed copies of the proxy materials by mail, you will receive a proxy card. Please refer to the summary voting instructions and those included on your proxy card.

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Internet—You may vote by proxy on the Internet until 4:00 p.m. Eastern Time (10:00 p.m. Central European Time) on May 31, 2022. The website for Internet voting is http://www.proxyvote.com. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials.

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Telephone—You may vote by proxy until 4:00 p.m. Eastern Time (10:00 p.m. Central European Time) on May 31, 2022 by using the toll-free number listed on your proxy card. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

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Mail—Mark, sign and date your proxy card and mail it to the address listed on the card or NXP at High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands, Attention: Secretary. In order for your vote to be counted, we must receive your proxy card no later than two days before the Annual General Meeting.

Revocability of Proxy

If you are a beneficial owner of shares, please refer to the instructions provided by your broker regarding how to change your vote.

If you are a shareholder of record, you may revoke a proxy given to a representative of NXP in any of the following ways:

•

by sending a written notice of revocation to NXP at High Tech Campus 60, 5656 AG Eindhoven, The Netherlands; Attention: Secretary, which notice must be received before shares of such shareholder are voted at the Annual General Meeting; or

•

by properly submitting a later-dated, new proxy, which must be received before shares of such shareholder are voted at the Annual General Meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•	by attending the Annual General Meeting and voting in person. Attendance at the Annual General Meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

General Matters

Pursuant to Dutch law, (i) common shares which are represented by “broker non-votes” (i.e. common shares held by brokers which are represented at the Annual General Meeting but which brokers are not empowered to vote on a particular proposal) and (ii) common shares represented at the Annual General Meeting, but which abstain from voting on any matter, are not included in the determination of the common shares voting on such matter, and are only counted for quorum purposes.

If you do not submit specific voting instructions to your broker, your broker will not have the ability to vote your shares in connection with proposals which are considered “non-discretionary” items for which brokerage firms require your voting instructions to vote your shares.

VOTING PROCEDURES (continued)

Each share will be entitled to one vote. According to the Company’s Articles of Association, the chair of the Annual General Meeting determines the method of voting, establishes the outcome of the votes taken, and determines the existence of a quorum and validity of proxies and ballots, and certifies the results of the voting.

The adoption of resolutions at the Annual General Meeting shall require that at least the majority of the issued and outstanding shares of the Company’s issued share capital is present or represented, excluding shares for which no vote can be cast pursuant to article 29, paragraph 2 of the Company’s Articles of Association. Unless otherwise provided for in this proxy, resolutions can be adopted with a simple majority of votes cast.

Other than the proposals described in this proxy statement and matters incident to the conduct of the Annual General Meeting, we do not expect any matters to be presented for a vote at the Annual General Meeting. However, if you grant a proxy and additional matters are properly presented for a vote at the Annual General Meeting, the persons named as proxy holders, Jennifer B. Wuamett or Timothy Shelhamer, will have the discretion to vote your shares on these additional matters. If for any unforeseen reason one or more of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board and presented to the Annual General Meeting in accordance with Dutch law.

We expect to announce preliminary voting results at the Annual General Meeting. Final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual General Meeting. If the final voting results are not available within four business days after the Annual General Meeting, we will provide the preliminary results in the Current Report on Form 8-K and the final results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

CORPORATE GOVERNANCE

NXP Semiconductors N.V. is the parent company of the NXP group. Our only material asset is our direct ownership of 100% of the share capital of NXP B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

We were incorporated in the Netherlands as a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the name KASLION Acquisition B.V. on August 2, 2006. On May 21, 2010, we converted into a Dutch public company with limited liability (naamloze vennootschap) and changed our name to NXP Semiconductors N.V. In August 2010, we listed our common shares on the Nasdaq Global Select Market (“Nasdaq”).

We are subject to various corporate governance requirements and best practice codes, the most relevant being those in the Netherlands and the United States. The Dutch Corporate Governance Code (the “DCGC”) applies to all Dutch companies listed on a government-recognized stock exchange, whether in the Netherlands or elsewhere. The DCGC is based on a “comply or explain” principle. Accordingly, companies are required to disclose in their annual reports filed in the Netherlands whether or not they comply with the various rules of the DCGC and if they do not comply with those provisions, to give the reasons therefore. The DCGC contains principles and best practice provisions for boards, shareholders and general meetings of shareholders, financial reporting, auditors, disclosure, compliance and enforcement standards.

Our long-term strategy is to maximize value for our shareholders and other stakeholders and create strong cash flow generation by driving relative market share leadership with profitable growth at 1.5 times the semiconductor market and exceeding customer expectations. We are committed to innovating for a better tomorrow for our customers, team members, communities, and society as a whole. Our purpose is bringing together bright minds to create breakthrough technologies that make the connected world better, safer and more secure. The Board is committed to maintaining a dialogue with shareholders to ensure that they understand our differentiated strategy and business model and have an opportunity to discuss and engage on a broad range of topics, including our strategy. The Board will review the implementation of our strategy at the AGM.

We conduct our operations in accordance with internationally accepted principles of good governance and best practice, while ensuring compliance with the corporate governance requirements applicable in the countries in which we operate:

•	We have a transparent corporate structure, with approval rights of our general meeting of shareholders for any significant change in the identity or nature of our Company or business;

•	Each share of our common stock confers the right to cast one vote at the general meeting of shareholders;

CORPORATE GOVERNANCE (continued)

•	Our directors are appointed for one year terms;

•	We do not have a poison pill in place;

•	We only have outstanding common stock, and no preference shares are issued, and such shares cannot be issued without majority shareholder approval;

•	Our share capital only exists of common shares and preference shares, no priority or other shares with special voting rights are included in our share capital;

•	Any issuance of common or preference shares, for any reason, is subject to the approval of the general meeting of shareholders; and

•	We allow special meetings of our shareholders to be called upon the written request of shareholders holding at least 10% of our outstanding voting stock.

The Board, as well as the management team and the NXP Ethics Committee, promote openness and engagement through SpeakUp, a confidential reporting system described in more detail below. Furthermore, we maintain a Code of Conduct in order to promote a culture of good governance, excellence and consistency that applies to all of our directors, officers and employees and complies with the requirements of the Sarbanes-Oxley Act of 2002, and the rules thereunder, as well as applicable Nasdaq listing standards. A copy of the Code of Conduct is available on our Investor Relations website at http://investors.nxp.com under the “Corporate Governance” section. We will post any amendments to, or waivers from, our Code of Conduct (to the extent applicable to any director or any of our executive officers) on this website.

The Code of Conduct outlines our general commitment to be a responsible social partner and the way in which we attempt to interact with our stakeholders, including shareholders, suppliers, customers, employees and the market. It covers our policy on a diverse array of subjects, including corporate gifts, privacy, child labor, International Labor Organization conventions, trade compliance, working hours, sexual harassment, free-market competition, bribery and the integrity of financial reporting.

The Code of Conduct is built around the campaign “Know Right, Do Right” and consists of a framework of a variety of controls, a strict non-retaliation policy, a training program for employees, the SpeakUp telephone line where people can report potential issues in a confidential manner, a confidential investigation process, risk assessments, background checks and audits. Any reports related to the Code of Conduct are brought to the attention of our Ethics Committee to ensure that all reports are properly investigated and addressed. Each quarter the Ethics Committee communicates to the Audit Committee a summary of all reports and investigations.

ENVIRONMENT, SOCIAL AND GOVERNANCE (ESG)

Enabling a better, safer, more secure, and sustainable world

As a company focused on innovation, we are known for our ability to solve problems and address societal challenges, and we have continued to advance the scope of our ESG efforts to align with new challenges and opportunities. We recognize that stakeholder interest and expectations regarding our ESG efforts have evolved considerably over the last fifteen years. Today, we are focused on integrating ESG into our business and leveraging our technology to enable a more sustainable world.

In our view, the rapid pace of technological change is not without its challenges, but we look to the future with optimism. We believe in furthering our legacy of sustainable innovation and will continue to apply our technologies in ways that help advance global sustainability. We embrace the opportunity to inspire people and shape the future while also positioning ourselves for sustained success.

We report our progress annually in our corporate sustainability report, which includes more details about our commitment to sustainable practices, products that support a sustainable future, and transparency and accountability in our business and supply chain for focused ESG topics. Our corporate sustainability report is available on our website (http://www.nxp.com/CSR). The corporate sustainability report is expressly not part of this proxy statement.

ENVIRONMENT, SOCIAL AND GOVERNANCE (ESG) (continued)

2021 ESG Highlights

Our ESG Goals

Our ESG mission is to enable a better, safer, more secure, and sustainable world through innovation. That mission has given rise to a series of aspirational goals that inform our efforts and enable us to gauge our performance and celebrate our accomplishments.

ENVIRONMENT, SOCIAL AND GOVERNANCE (ESG) (continued)

ESG Performance & Reward Program

Beginning in 2022, NXP has incorporated Sustainability goals into our annual incentive plan. We anticipate that including key sustainability goals as part of our annual incentive plan will enhance team member accountability regarding key aspects of our performance and our efforts to achieve continuous improvement.

Environment

Optimizing our resource use and consumption, minimizing waste, and continuously improving

Long-Term Ambitions
Carbon Neutral by 2035	Minimize Impact on Global Water Supplies	Develop Collaborative Circular Economy Solutions	Reduce Use of Targeted Chemicals of Concern	Collaborate with our Suppliers to Reduce their Environmental Footprint

2027 Mid-Term Goals
35% Reduction in Scope 1 & 2 Carbon Footprint (2021 Baseline)	50% Renewable Energy Use	60% of Wastewater Recycled	90% Waste Recycled	Work with Our Supply Chain to Reduce Impacts and Measure Our Portion of their Carbon Footprint

2021 Environmental Performance
11% Decrease in Normalized Scope 1 & 2 Emissions from 2020	31% Renewable Energy Use	11% Decrease in Normalized Water Consumption from 2020	76% Waste Recycled	Successfully Identified Alternatives to Using Phthalates in Dicing Tapes

As an environmentally responsible manufacturer committed to continuous improvement, we strive to optimize our use of natural resources, minimize releases to the environment, and achieve operational efficiencies. We maintain and implement an environmental management system and several programs to support these objectives. In accordance with criteria from the International Organization of Standardization (ISO), our environmental management system is certified to ISO 14001 at all of our manufacturing sites.

Emissions

Our manufacturing sites generate Scope 1 (direct) and Scope 2 (indirect) Greenhouse Gas (GHG) emissions. We measure our carbon footprint according to the GHG Protocol, a set of internationally recognized standards for quantifying and reporting GHG emissions. We report on all three of the protocol’s defined categories: Scope 1 (direct emissions), Scope 2 (indirect emissions, owned), and partial Scope 3 (business travel and product transportation).

Electricity, Perfluorinated Compounds (“PFCs”), and heat transfer fluids (“HTFs”) are essential to semiconductor manufacturing. We have set reduction goals for both Scope 1 & 2 because it is not currently feasible to eliminate these sources of emissions from our production processes. To keep ourselves accountable, our reduction goals are aligned with the Science Based Targets initiative, which accepted our application in March 2022.1

[1]	Science-based targets provide guidance to companies regarding their efforts to reduce emissions in line with goals of the Paris Agreement.

ENVIRONMENT, SOCIAL AND GOVERNANCE (ESG) (continued)

In 2021, the demand for our products increased 22% compared to 2020. That meant our electricity, PFC2, and HTF consumption increased, however, our normalized Scope 1 & 2 emissions decreased by 11% from 2020. Since 2011, we have lowered normalized emissions by 39% and absolute emissions by 28%.

Market-based emissions reflect actual data directly from energy providers.

Energy

Primary sources of energy for our manufacturing, testing, and office sites come from the electrical grid, and purchase of renewable energy when available.

Electricity

Our product demand increased by 22% in 2021. As a result, our absolute electricity consumption increased by 5%, while our normalized electricity decreased by 14% compared to 2020. In 2021, 31% of our overall electricity use was from renewable energy sources. We continue to look for new ways to increase our use of renewable energy sources through power purchase agreements.

[2]	We use Intergovernmental Panel on Climate Change (IPCC) 2006 for PFC reporting, but will transition to IPCC 2019 in 2022.

ENVIRONMENT, SOCIAL AND GOVERNANCE (ESG) (continued)

Water

Since drastically reducing the amount of water used within our manufacturing processes is not currently feasible, we anticipate that our demand for water will increase in line with our increases in production. To reduce the amount of incoming water we consume, we focus on a mid-term goal of increasing our water recycling rate to 60% by 2027.

In 2021, the demand for our products increased 22% compared to 2020. As a result of this demand, our absolute water consumption increased by 9% compared to 2020, however, our normalized water consumption decreased by 11% from 2020. Our water conservation kept our absolute water-consumption level low and helped us achieve a 14% decrease in normalized water consumption compared to 2011. Our rate of water recycling has increased by 17 percentage points, and in 2021 we recycled 45% of our water.

Waste

NXP continues to actively evolve our approach to the sourcing, consumption, and disposal of materials critical to the manufacturing and testing of our products. In 2021, our production increased by 22% from 2020 and, as a result, our total waste generation increased by 18%. In 2021, we recycled 76% of our total waste (non-hazardous and hazardous), an increase of 7 percentage points from 2020.

ENVIRONMENT, SOCIAL AND GOVERNANCE (ESG) (continued)

Human Capital Management

Our Team Members: The Heart of NXP

At NXP, our diverse and talented team members drive the innovation that sets our company apart and fuels our success in the market.

Our Purpose

Bringing together bright minds to create breakthrough technologies that make the connected world better, safer, and more secure.

Our Values

Our values are our fundamental beliefs and guiding principles. They speak to how we operate, how we engage, develop, and value our team members, and push the boundaries of creativity and innovation. We hold ourselves accountable to our values by including them in our performance evaluation process.

We have a long history of empowering our team members to develop their skill sets and expand their capabilities. When it comes to engagement and development, we want our team members to grow, progress, and advance across job types, functions, organizations, geographies, and levels at a pace that is unique to them.

Our Policies and Programs

Across the globe, we have policies and programs to find and retain the best talent possible. We focus on driving team member engagement; building thought leadership; embracing diversity, equality and inclusion; providing competitive and fair compensation and benefits; enabling talent development and growth opportunities; investing in future talent; focusing on team member retention; and giving back to our communities.

We monitor our talent pool, turnover trends, and analyze team member feedback. In addition, we are committed to having a diverse workforce, as evidenced by the many advancements we’ve made in this space over the last 18 months. We are progressing along our journey to further foster a progressive and inclusive culture for our talented team members across the world.

ENVIRONMENT, SOCIAL AND GOVERNANCE (ESG) (continued)

Workforce Demographics

NXP’s workforce includes direct labor (“DL”) and indirect labor (“IDL”). DL are those team members directly involved in manufacturing our products and typically work in our factories, while IDL consists of individual contributors, managers, and executives in other functions such as research and development (“R&D”) and selling, general and administrative (“SG&A”). At December 31, 2021, we had approximately 31,000 employees, which includes approximately 1,500 employees in our joint venture. Our NXP global workforce spans three regions encompassing 30+ countries and includes approximately 9,300 team members dedicated to research and development of our products and solutions.

Focusing on Team Member Retention

In 2021, workplaces across the globe were met with the challenge of team member turnover, with terms like “The Great Resignation” and “The Big Quit” coming to life to describe the economic trend that showed itself via mass voluntary resignations.

While it’s true that NXP saw a year-over-year increase in team member turnover, we also saw voluntary turnover stabilize in March 2021, and has remained relatively flat, and since down over the second half of 2021 versus the first half of 2021.

To address concern for retaining talent, we launched several initiatives and committed resources devoted to retention actions for strategic roles and top-performing talent, as well as programs targeting all team members, including global flexible work arrangements, continuous focus on well-being, consistent communications, and business updates. We also expanded our hiring practices and focused attention on our global manufacturing team members.

Driving Team Member Engagement

Engaging, developing, and valuing our team members is how we create long-term value for our stakeholders.

Engaging Team Members through Surveys

To assess and improve team member engagement, NXP regularly conducts our global Winning Culture Survey. We invite NXP team members to share their level of agreement on a variety of factors, including engagement, strategy, culture, leadership, continuous improvement, collaboration, execution, accountability, work environment, and support. Surveys are administered by a third party to ensure confidentiality.

ENVIRONMENT, SOCIAL AND GOVERNANCE (ESG) (continued)

The results of our end of 2020 survey tell us that our team members are engaged, feel pride in the company, and believe that NXP is a great place to work, among other things:

Response Rate	Engagement	Great Place to Work	Proud	Valued

90%	84%	82%	89%	81%

Insights from our survey equip us to improve the team member experience and work on our policies and processes. We’ve converted some team member feedback into company and/or country-specific programs and made updates to our tools and resources. This includes focusing on the well-being of our team members and introducing global flexible work arrangements to help team members achieve greater work/life balance.

External Awards & Recognition

NXP is honored to have received external awards and recognition for our commitment to human capital development. Some of the honors received include:

•	Austria:

•

For the fourth year in a row (2022, 2021, 2020 and 2019), NXP received the Leading Employer Award in Austria – and was rated the number two semiconductor company in Austria by the Leading Employer Institute.

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NXP was recognized for its strong mentoring efforts and active participation in the Business Cross Mentoring program in Austria, which supports women who are high-potential managers in technical domains with growing their skills and network.

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The Netherlands: For the second year in a row (2021 and 2020), NXP has been awarded the title of Most Attractive Employer in the Netherlands by Randstad; in 2019, NXP was named a runner-up for the award.

•	Mainland China and Taiwan:

•

NXP was one of only seven companies to receive the 2021 Industrial Relations Excellence Award in Taiwan, recognizing our collaborative and healthy working relationship with the union representing our employees.

•	NXP received the 2021 Charity Award from the Economic Affairs Authority.

•	Thailand: NXP was recognized by the Thailand Ministry of Public Health for integrating additional measures of health and disease prevention in response to the COVID-19 pandemic.

•	United States:

•	NXP was named a 2021 Best Place to Work in Austin by Comparably, which is given to companies based on team member satisfaction ratings for leadership, diversity, meetings and more.

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NXP was named a 2021 JUST Company by JUST Capital, which ranks the performance of Americas’ largest publicly traded companies on issues that matter most in defining just business behavior today. To finalize the list, JUST Capital tracked, analyzed, and ranked 954 companies, covering 20 issues and 330 unique data points. NXP ranked 115 of the total companies and 6th of the 31 semiconductor and equipment companies.

Building Thought Leadership

Our talented, innovative team members accelerate breakthroughs that help advance our world.

ENVIRONMENT, SOCIAL AND GOVERNANCE (ESG) (continued)

Investing in R&D

Through our innovations, NXP products help to build future advancements in automotive, communication infrastructure, industrial, mobile, smart city, and smart home technologies. We design purpose-built, rigorously tested technologies that enable devices to sense, think, connect and act intelligently to improve people’s daily lives.

Developing Thought Leaders

We are committed to building thought leaders, which is evidenced by nearly 9,300 team members (representing 31% of our IDL workforce) who are specifically dedicated to R&D. Through broad exposure to job-based development activities, we have been able to advance 11% of these team members in 2021 through internal promotions. In addition, we hired 1,523 new R&D team members, named 26 technical directors, seven program directors and four new fellows. Our consistent focus on R&D and innovation resulted in NXP being awarded more than 1,150 individual patents during 2021.

Embracing Diversity, Equality, and Inclusion

At NXP, we value diversity, equality and inclusion, and respect the unique talents, experiences, backgrounds, cultures, and ideas of our team members. We invite everyone to be their authentic selves at work, without exception. This is what makes us who we are at NXP. As an ongoing demonstration of our commitment, we invest in initiatives and resources to drive cultural awareness across the company, spearheaded by our Head of Diversity, Equality and Inclusion (“DE&I”).

NXP made significant progress on our DE&I journey in 2021. We started the year with increased transparency of our team member demographics by communicating our global gender and U.S. race and ethnicity representation data in our 2020 Corporate Sustainability Report, and defined internal goals to increase representation over time. Additionally, our Head of DE&I met with each member of our Management Team, as well as the Human Resources and Compensation Committee of our Board of Directors to discuss the 2021 DE&I strategy and plans. Our progress toward our representation goals was regularly reviewed with these leaders throughout the year.

To help define our aspirational and interim representation goals, we developed a tool to analyze our representation results in comparison to our hiring and attrition trends and developed internal dashboards to help track progress towards our goals.

When it comes to hiring, we began requiring diverse candidate slates for management roles and increased our Employee Referral Program award amounts when qualified women or, in the United States, under-represented minorities are hired via a referral for positions in specific countries.

To gain a better understanding of what’s contributing to the attrition of women globally and minority team members within the United States, we implemented an exit interview process where team members at specified job levels are given the opportunity to provide direct feedback to the Head of DE&I prior to exiting the company.

Additionally, we participated in the Bloomberg Gender Equality Index for the first time to demonstrate our commitment to promoting gender equality and an inclusive workplace, to help establish a comparable data set within our industry.

We also announced our global Diversity, Equality and Inclusion Policy, which outlines our key belief that every team member should be treated with respect. We do not tolerate discrimination based on race, national origin, social origin, color, gender, religion, age, pregnancy, sexual orientation, physical or mental disability, or political affiliation, among other things. Nor do we tolerate physical, verbal, sexual or psychological harassment, bullying, abuse, or threats of any kind. We have also increased our DE&I communications and programming, including the launch of Inclusion Insights – a new practice of starting our formal meetings with a brief discussion focused on inclusion, regular contributions to our weekly company-wide newsletter, and through our Inclusive Language Project and Employee Resource Group (ERG) engagement activities.

We increased our ERG footprint by establishing a new chapter of Equal—our LGBTQ ERG in Europe and created two new ERGs: No eXtra Planet (which focuses on environmental sustainability) and Interconnection (which supports team members in Europe from multicultural backgrounds). We now have eight primary ERGs, with representation in Asia, Europe, Mexico, and the United States.

ENVIRONMENT, SOCIAL AND GOVERNANCE (ESG) (continued)

Approach

NXP’s approach to diversity, equality and inclusion is centered around leadership commitment and accountability; building and sustaining a qualified, diverse talent pipeline and equitable processes; and fostering an inclusive culture and a sense of belonging to attract and retain the best talent by welcoming and embracing our team members’ diversity and fostering respect for everyone’s differences, leveraging the diversity of thought and life experiences and cultivating a collaborative work environment where team members feel valued and are comfortable being their true selves.

We also support and adhere to all diversity-related legal and compliance requirements, which vary by country. In the United States, for example, we partner with an outside law firm to achieve these goals.

Representation Goals

To support our diversity, equality and inclusion approach and demonstrate our commitment to transparency and accountability, we have established aspirational 2025 DE&I goals to improve our gender representation globally and minority race and ethnicity representation in the United States.

We continue to focus on hiring, development, and retention across all global sites to meet our 2025 representation goals among our team member population:

2025 Diversity, Equality and Inclusion Goals

40% Women in Overall Global Workforce	30% Women in Global Indirect Labor Workforce	20% Women in Executive Positions	25% Women in R&D Positions	50% Minority Representation in the United States

2021 Diversity, Equality and Inclusion Performance

37%	24%	13%	17%	49%

In a competitive hiring market, our overall team member population grew by nearly 8% compared to 2020. Of this increased population, with the exception of the representation of women in executive positions, we saw a 1% increase for each of the goals in 2021 when compared to 2020. While we present gender representation headcount (HC) data by men and women, we acknowledge this is not fully encompassing of all gender identities.

Gender Representation

At NXP, women represent 37% of our global workforce (up 1% year-over-year), and we continue to strive for noticeable improvements in hiring women across all global sites. Additionally, we are committed to increasing, developing, and promoting more women into technical and leadership positions within our organizations.

ENVIRONMENT, SOCIAL AND GOVERNANCE (ESG) (continued)

To that end, we monitor gender statistics globally, across all roles, and look for continuous improvements, which include an evaluation of the practices at the country level. Each country leadership team focuses on how to ensure we are making improvements, where needed.

Race and Ethnicity Representation

In the United States, we monitor race and ethnicity representation to ensure we are attracting, retaining and developing diverse team members, acknowledging the unique nature of the United States workforce dynamics.

A breakdown of NXP’s United States population, as of December 31, 2021:

Race and Ethnicity (United States Only)	Representation
White (Not Hispanic or Latino)	51%
Asian (Not Hispanic or Latino)	20%
Hispanic or Latino	15%
Undeclared	7%
Black or African American (Not Hispanic or Latino)	5%
Two or More Races (Not Hispanic or Latino)	1%
Native American or Alaska Native (Not Hispanic or Latino)	0.6%
Native Hawaiian or Other Pacific Islander (Not Hispanic or Latino)	0.2%

Providing Competitive and Fair Compensation and Benefits

NXP’s competitive compensation and benefits programs are designed to attract the best talent and drive the best performance across all areas of our diverse workforce.

Compensation

NXP provides team members with total rewards packages consisting of base salary, short-term incentives, and equity-based long-term incentives for some team members as well as competitive benefits aimed at supporting team members’ financial, physical, and mental well-being.

Rewarding performance is a critical foundation for our overall program. NXP is committed to managing all reward-based compensation programs, including merit increases, annual incentive program (AIP) payouts and long-term incentive awards, to deliver on our pay-for-performance philosophy.

NXP has policies and procedures in place to promote pay equity, and diligent reviews are performed twice a year alongside the rewards processes. We also developed a proactive process to evaluate each reward-based compensation program in real-time and provide leaders with feedback to ensure fair and equitable compensation while decisions are being made. We continue to use analytical tools to assess potential compensation recommendations that need further review prior to these recommendations becoming effective in order make appropriate adjustments and promote pay equity. We use this process globally to evaluate these compensation-related decisions based on a variety of factors, including gender and, in the United States, race and ethnicity.

NXP relies on third-party data to establish fair, equitable and competitive compensation and benefits programs. We then empower leaders to recognize both individual and team accomplishments through a variety of compensation programs. Rewards decisions are linked to a team member’s performance evaluation. A formal assessment of both specific achievements, and the individual’s demonstrated behaviors—consistent with our values—to deliver those achievements, is performed annually.

Benefits

NXP helps our team members maintain their health and financial well-being by supplying benefits that may include an employee stock purchase plan, life insurance, business travel accident insurance, personal accident insurance, paid maternity and paternal leave, personal time off, tuition reimbursement and other employee assistance programs.

ENVIRONMENT, SOCIAL AND GOVERNANCE (ESG) (continued)

In addition, we offer a global Flexible Work Arrangement program, which offers eligible team members the ability to work a combination of on-site and remotely. Although our way of working focuses on meaningful face-to-face interactions, we have incorporated flexibility into our work arrangements in a way that allows us to maintain the focus on strong and effective teamwork, collaboration, and community.

In some countries, we also support part-time work schedules, helping to support the overall well-being—and greater work-life balance—for our team members.

Enabling Talent Development & Growth Opportunities

NXP has a long history of empowering our team members to develop their skill sets and expand their capabilities.

NXP is committed to continuous learning, including mechanisms for learning through on-the-job development experiences (70%), through others (20%), and through formal education (10%). By utilizing the 70/20/10 model, learning can achieve new levels through experience, collaboration, and education. Using a blend of internally designed and externally sourced courses and learning resources, we offer our team members around the globe a variety of training programs that provide real-time learning opportunities in support of key business processes, requirements, and initiatives. We also provide a library of on-demand skills development and microlearning resources to all our team members.

Investing in Future Talent

NXP’s strong commitment to our internship programs is a key contributor to developing the new generation of talent, including engineers, in our industry and company.

Interns

Our internship programs focus on the students’ technical advancement and skills development that are needed as they prepare to enter the professional workforce. In 2021, despite the challenges of the COVID-19 pandemic, we continued to welcome university students to NXP through a virtual internship program, allowing us to keep building the talent pipeline despite the global challenges we faced.

In 2021, NXP granted more than 800 internships to university students and converted 40% of our interns into an NXP team member.

New College Graduates

Our internship programs build a highly capable and energetic new college graduate pipeline. In 2021, we were pleased to welcome approximately 644 new college graduates, an increase over the 470 new college graduates we hired in 2020. These hires represent 24% of our overall IDL hiring activity, in which 30% of the new college graduate hires were women.

University Partnerships and Engagement

Through our partnerships with universities across the world, we fund and support advanced research programs and projects that demonstrate our commitment to investing in the future of not only technology, but also the students’ knowledge and skills. Quite often, these partnerships translate into new and exciting solutions for our customers and markets.

To drive deeper awareness and engagement with our university partnerships, NXP created a University Relations Council, whose goal is to drive a coherent and aligned approach towards university partnerships by linking recruitment, global sales and marketing, and R&D programs.

ENVIRONMENT, SOCIAL AND GOVERNANCE (ESG) (continued)

Our 2021 university funding and commitment was diverse and allowed us to support advanced research programs and sponsorships, including the following:

•

Nearly 80 university projects: in countries across the globe, including Austria, Belgium, Czechia, France, Germany, Ireland, Netherlands, Poland, Romania, Sweden, Switzerland and the United Kingdom, among others, led by NXP, with support from most business lines and functions.

•

+70 projects with the Semiconductor Research Consortium (SRC): projects engaged NXP liaisons in Canada and the United States with university professors and students on advanced silicon design, production, and manufacturing processes. In addition, these programs provided students with a path for technology transfer and expertise for the industry.

•

EcoCar: a US Department of Energy program, allowed NXP to work with 12 universities across the United States to develop more economic, environmentally friendly, and connected vehicles. NXP looks forward to the final’s ceremony and the selection of winners in 2022.

•

2021 NXP Cup: invites participants to an autonomous robotics and automotive challenge. Participants design and build a car, design the software program, and race a pro-level autonomous car against other teams while aiming for the fastest time and precise maneuvering. The 2021 virtual event engaged more than 100 university teams in Europe. The virtual and live finals event drew more than 3,000 views on YouTube.

•

2021 NXP Hover Games 2 Challenge: incorporates NXP technology in drones to help others during an emergency. We engaged more than 630 participants, of which 30% were students, with strong participation from India and the United States.

•

2021 NXP Smart Car Race Design Challenge: the Indian engineering student community focused two days on artificial intelligence in mobility, where students were invited to showcase and race their driverless car prototypes on a virtual racetrack, using skills in the areas of coding, AI algorithms, sign recognition, sensor, motion detection camera vision, image processing and more. More than 620 students registered for the event from more than 24 states and 87 universities. Seventeen teams of 57 students were short-listed for the two-day grand finale of live races, with an in-depth evaluation from external judges.

Giving Back to our Communities

At NXP, we believe in making a positive difference in the communities in which we live and work. We are committed to supporting these efforts across the globe and encourage our team members to give generously of their time, resources, and talents to impact our communities. Many major NXP sites have their own volunteer and donation programs that focus on education, poverty, hunger, health, and well-being within their respective communities.

Social Responsibility

NXP recognizes that our operations can impact the human rights of our team members, workers in our supply chain, and the people in our host communities. We endeavor to demonstrate respect for human rights through our everyday activities and decision-making as we aim to identify and address adverse human-rights impacts.

To identify potentially adverse human-rights impacts, we use input from internal and external resources to inform our approach and responses, which is an integral part of our business decision-making and risk-management systems.

ENVIRONMENT, SOCIAL AND GOVERNANCE (ESG) (continued)

Supply Chain Due Diligence

NXP works with suppliers to help them achieve and maintain our standards and expectations. Our preference is to work with suppliers to address potential deficiencies, develop, and implement a corrective action plan. In 2021, our due-diligence supplier audits identified 160 nonconformances, in which we closed 143, resulting in an 89% closure rate. We began our supplier audit program in 2013 and have since audited 156 suppliers.

The number of audits naturally increases the overall total number of nonconformances. Our approach is to divide the number of nonconformances per number of audits, as well as the number of priority violations per number of audits. While the number of nonconformances increased compared to 2020, we saw a decrease in 2021 compared to 2020, for both ratios.

ENVIRONMENT, SOCIAL AND GOVERNANCE (ESG) (continued)

In 2018, we set a goal to close 80% of our supplier nonconformances within the 90-day timeframe. In 2021, we set a new goal at an 85% closure rate. We chose this 5% increase after reviewing improvements in closure-rate performance from audits performed in 2019 and 2020. The closure rate for 2021 was 89%, compared to 97% in 2020. The 8% drop was primarily due to almost double the number of audits completed in 2021 compared to 2020. The lower closure rate is also attributable to the demand on the supply-chain during the ongoing pandemic and production ramp up to overcome the semiconductor shortage. These two trends created challenges in working hours and labor supply at our suppliers in 2021.

Health & Safety

NXP is committed to ensuring a safe and healthy workplace for our team members, partners, and visitors. We ensure the health and safety of our team members by using advanced management systems and certifications. All manufacturing sites, and our corporate headquarters, are certified to the ISO 45001 standard for Occupational Health and Safety and are audited both externally and internally for third-party certification.

We maintained our historic low injury rate (TCIR) of 0.08 in 2021, which remains well below the semiconductor-industry averages published by the Semiconductor Industry Association (SIA) and the European Semiconductor Industry Association (ESIA), which ranges from 0.35 to 0.89. NXP’s low injury rate is attributed to the robust Health & Safety programs we have in place at all of our manufacturing sites.

AGM PROPOSALS

ITEM 1: ADOPTION OF THE 2021 STATUTORY ANNUAL ACCOUNTS

The Company has prepared two sets of financial statements, one based on accounting principles generally accepted in the United States of America (“US GAAP”) and filed with the SEC in the 2021 Annual Report on Form 10-K, and one based on Dutch law and International Financial Reporting Standards as adopted by the European Union (the “Statutory Annual Accounts”).

For internal and external reporting purposes, the Company prepares financial statements based on US GAAP. However, as a public limited liability company incorporated under the laws of the Netherlands, the Company is required by Dutch law to prepare the 2021 Statutory Annual Accounts and submit them to the Annual General Meeting for adoption. The report of Ernst & Young Accountants LLP (“E&Y”) for the fiscal year ended December 31, 2021, and the 2021 Statutory Annual Accounts is included in the 2021 statutory annual report (the “Statutory Annual Report”), is published on the Company’s website (http://investors.nxp.com) and also is available at the principal offices of the Company.

THE BOARD RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE 2021 STATUTORY ANNUAL ACCOUNTS.

ITEM 2: DISCHARGE OF THE BOARD OF DIRECTORS FOR THEIR RESPONSIBILITIES IN THE 2021 FINANCIAL YEAR

It is proposed to discharge the members of the Board, in accordance with Dutch law, for the performance of their respective duties in the financial year 2021. The proposed discharge only covers the matters that are disclosed in the Statutory Annual Report or otherwise publicly disclosed at the time the resolution to discharge is adopted.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO DISCHARGE THE BOARD FOR THEIR RESPONSIBILITIES IN THE FINANCIAL YEAR ENDED DECEMBER 31, 2021.

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS

The Company has a one-tier board structure, consisting of one or more executive directors and non-executive directors. The Board currently consists of twelve directors, one executive director and eleven non-executive directors. The number of executive and non-executive directors is determined by the Board.

Messrs. Kaeser, Goldman and Smitham are retiring from our Board at the expiration of their terms as of the end of the Annual General Meeting and are not standing for re-election. If each nominated director discussed below is appointed at the AGM, the Board will consist of ten directors.

Under our Articles of Association and Dutch corporate law, the directors are collectively responsible for the management, general and financial affairs and policy and strategy of our Company. Our executive director (who serves as our President and Chief Executive Officer) is responsible for the day-to-day management of the Company and for the preparation and execution of Board resolutions, to the extent these tasks are not delegated to a committee of the Board. Our Chief Executive Officer or all directors acting jointly may represent the Company with third parties.

Consistent with our Articles of Association and Dutch law, the executive director and non-executive directors are appointed by the general meeting of shareholders upon a binding nomination by the Board. The Board has nominated the nine directors listed below for re-appointment and one new director listed below for appointment to be elected to serve until their term expires at the end of the 2023 Annual General Meeting of Shareholders, or until their appointment is terminated in accordance with the Articles of Association. The binding nominations by the Board are made in accordance with Section 14.4 of the Articles of Association. The shareholders at an annual general meeting may at all times overrule the binding nature of such a nomination by a resolution adopted by at least a two thirds majority of the votes cast, provided such majority represents more than half of our issued and outstanding share capital. If the nomination is not overruled, the nominated member of the Board shall be appointed. If the nomination is overruled, the Board may then make a new nomination. If a nomination has not been made or has not been made in due time, this shall be stated in the notice and the general meeting of shareholders shall be free to appoint a member of the Board at its discretion. The latter resolution of the general meeting of shareholders must also be adopted by at least two thirds majority of the votes cast, provided such majority represents more than half of our issued share capital.

Our directors are appointed for one year and will be, if nominated by the Board, re-electable each year at a general meeting of shareholders. Our directors may be suspended or dismissed at any time by the general meeting of shareholders. A resolution to suspend or dismiss a director must be adopted by at least a two thirds majority of the votes cast, provided such majority represents more than half of our issued share capital unless the proposal to suspend or dismiss a director is made by the Board, in which case resolutions shall be adopted by a simple majority of votes cast. An executive director can also be suspended by the Board.

If appointed, each director’s term begins at the annual general meeting at which he or she is appointed and, unless such director resigns or is dismissed at an earlier date, his or her term of office ends immediately after the next annual general meeting held after his or her appointment.

The Board and the Nominating, Governance and Sustainability Committee have carefully considered the experience, structure, culture, diversity, operation, interactions, collaboration and performance of the current Board; the talents, expertise and contributions of individual directors; the growth and creation of shareholder and other stakeholder value under the Board’s leadership; the continued evolution of the Company; the Board’s critical role in continuing to develop and lead the strategic direction of the Company; the continued change and consolidation in the semiconductor industry; anticipated future challenges and opportunities facing the Company; and the Board’s ongoing commitment to ensuring the long-term sustainability of the Company to the benefit of shareholders and other stakeholders.

The Board and the Nominating, Governance and Sustainability Committee also believe that, at the current time, fostering continuity on the Board by nominating our Chair of the Board and eight other current directors for re-appointment and one new director for appointment is instrumental to the ongoing execution of our mission and strategy as well as the delivery of sustainable long-term value to shareholders while also serving the interests of our other stakeholders. Based on these considerations, among others, NXP’s Board recommends a vote “FOR” the appointment of each director. The persons named as proxies intend to vote the proxies for the election of these nominees to the Board.

Each of the proposed appointments is considered a separate voting item under Dutch law. Information concerning each of the ten nominated directors is set forth below. All nominees consented to act as directors if appointed at the AGM. This Item 3 comprises the “explanatory notes” to the agenda of the Annual General Meeting as referred to in Section 25.5 of the Articles of Association.

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

In accordance with the recommendation of the Nominating, Governance and Sustainability Committee, the Board has unanimously adopted resolutions to nominate the persons set forth below for director. Our nominees for director, their ages, principal occupations or positions, experience and the year first elected as a director, are described below. As part of our board refreshment process, a third party search firm provided a pool of candidates to the Nominating, Governance and Sustainability Committee for consideration. From this pool of candidates the Nominating, Governance and Sustainability Committee determined, according to the process described below, that the new nominee for director had the appropriate qualifications and experience and would positively contribute to the mix of talent, experience and perspective on the Board. None of the nominees are related by blood, marriage or adoption to each other or to any other director or to any executive officer of NXP or its subsidiaries. Except for Mr. Kurt Sievers, who is currently executive director, President and Chief Executive Officer, no nominee for director has been an employee of the Company within the past five years.

Board Diversity Matrix

(As of April 11, 2022)

Country of Principal Executive Offices:	The Netherlands

Foreign Private Issuer	No

Disclosure Prohibited under Home Country Law	No

Total Number of Directors	12

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	4	8	0	0

Part II: Demographic Background

African American or Black	0	1	0	0

White	4	7	0	0

Note that the table above, in accordance with NASDAQ disclosure requirements, describes the board diversity characteristics of the members of the Board as of the date of this proxy statement, including the current members of the Board who will depart the Board at this year’s Annual General Meeting and excluding the new director nominee.

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

THE BOARD RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF EACH NOMINEE FOR DIRECTOR LISTED BELOW.

Nominees for Director

Kurt Sievers

Executive Director, President & CEO of NXP

Kurt Sievers (1969, German) is executive director, president and chief executive officer since May 2020, after a successful track record as the president of NXP, overseeing all the company’s business lines, since 2018. Mr. Sievers joined NXP in 1995, and rapidly moved through a series of Marketing & Sales, Product Definition & Development, Strategy and General Management leadership positions across a broad number of market segments. He has been a member of the executive management team since 2009, where he has been instrumental in the definition and implementation of the NXP High-Performance Mixed Signal strategy. In 2015, Mr. Sievers was influential in the merger of NXP and Freescale Semiconductor.

Mr. Sievers serves on the board of the German National Electrical and Electronics Industry Association (ZVEI), the Global Semiconductor Alliance (GSA) and Capgemini S.E. Mr. Sievers is president of ESIA (European Semiconductor Industry Association). He chaired the advisory board of the international trade-fair Electronica until June 2021. He also serves as a board member of AENEAS, an industrial association for application and technology research in Europe on nano-electronics. Mr. Sievers serves as a member of the Asia-Pacific-Committee of German Business (APA) and as a member of the Board at the German Asia-Pacific Business Association (OAV), acting as the spokesperson for the Republic of Korea.

Mr. Sievers earned a master’s degree in physics and information technology from Augsburg University, Germany.

Executive Director

Director since 2020

Age 53

Other Current Public Boards:

•  Capgemini S.E.

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Manufacturing and Operations

•  Human Capital/Talent Development

•  IT and Cybersecurity

Sir Peter Bonfield CBE FREng

Sir Peter Bonfield (1944, British) was appointed a non-executive director and chair of our board of directors in August 2010. Prior to that, Sir Peter was the chair of the supervisory board of NXP B.V. from September 29, 2006. Sir Peter served as chief executive officer and chair of the executive committee for British Telecom plc from 1996 to 2002 and prior to that was chair and chief executive officer of ICL plc (now Fujitsu Services Holdings Ltd.). Sir Peter also worked in the semiconductor industry during his tenure as a divisional director at Texas Instruments Incorporated, for whom he held a variety of senior management positions around the world. In addition, Sir Peter has served as a director of twelve large technology companies. Sir Peter currently holds non-executive directorships at Taiwan Semiconductor Manufacturing Company Limited, Darktrace plc and Imagination Technologies, is board Mentor at CMi in London and formerly served on the board of directors of Mentor Graphics Corporation. He is advisor to Longreach LLP in Hong Kong, Alix Partners UK LLP in London and is a fellow of The Royal Academy of Engineering. Sir Peter was named Outstanding Director for 2019 by the Financial Times.

Chair of the Board

Independent Director

Director since 2010; Director of an NXP affiliated entity since September 2006*

Age 77

Board Committees:

•  Human Resources and Compensation Committee

•  Nominating, Governance and Sustainability Committee

Other Current Public Boards:

•  Taiwan Semiconductor Manufacturing Company Limited

•  Darktrace plc

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Corporate Governance, Legal, Global Compliance Experience

•  Human Capital/Talent Development

*

Until August 2010, when NXP Semiconductors N.V. became a publicly listed Nasdaq, company, Sir Peter Bonfield (since September 2006) was a director of certain NXP subsidiaries. According to the Dutch corporate governance code and EC Recommendation 2005/162/EC, the tenure of Sir Peter Bonfield, calculated as from August 2010 when the current NXP Semiconductors N.V. became listed on Nasdaq, would be 11.9 years.

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Annette Clayton

Chief Executive Officer and President, Schneider Electric North America

Annette Clayton (1964, American) was appointed a non-executive director of our board of directors effective May 26, 2021. Ms. Clayton is the chief executive officer and president of Schneider Electric North America, a region of Schneider Electric, a multinational firm specializing in energy management and automation solutions. Through December 2018, Ms. Clayton also held the title of chief supply chain officer for the Group and led the transformation of its $13 billion global supply chain operation for seven years and from 2011 to 2016 led the environmental and social governance function. She is also a member of the company’s executive committee. From 2006 to 2011, Ms. Clayton led Dell Inc.’s supply chain transformation and oversaw the global manufacturing and fulfillment operation. She was also responsible for the Americas’ commercial order management and customer care operations. From 1983 to 2006 Ms. Clayton worked at General Motors Corporation in senior management roles in engineering and production, including president, Saturn Corporation. Ms. Clayton chairs the National Electrical Manufacturers Association and is a member of the board of directors of the National Association of Manufacturers. She serves on the board of Duke Energy Corporation and the Schneider Ventures boards of AlphaStruxure, Uplight Inc., QMerit, EnergySage, and previously served on the board of Polaris Inc until April 2021.

Independent Director

Director since 2021

Age 58

Board Committees:

•  Human Resources and Compensation Committee

Other Current Public Boards:

•  Duke Energy Corporation

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Corporate Governance, Legal, Global Compliance Experience

•  Manufacturing and Operations

•  Risk Management

•  Human Capital/Talent Development

•  IT and Cybersecurity

•  ESG Expertise

Anthony Foxx

Anthony Foxx (1971, American) was appointed a non-executive director of our board of directors effective May 26, 2021. From October 2018 to January 2022, Mr. Foxx served as the chief policy officer and senior advisor to the president and chief executive officer of Lyft. Prior to joining Lyft, Inc., Mr. Foxx served as a managing partner of related infrastructure, the infrastructure development group of Related Companies, a real estate firm, from December 2017 to October 2018. From July 2013 to January 2017, Mr. Foxx served as the seventeenth United States Secretary of Transportation. Mr. Foxx served as the mayor of Charlotte, North Carolina from 2009 to 2013 and as a Charlotte City council member at-large representative from 2005 to 2009. Mr. Foxx also has held a variety of legal positions in the public and private sectors. Mr. Foxx serves on the board of directors of Martin Marietta Materials, Inc., CDW Corporation and Shelter Acquisition Corporation I. He holds a Doctor of Law (J.D.) from New York University School of Law, and a Bachelor of Arts (B.A.), History, from Davidson College.

Independent Director

Director since 2021

Age 50

Board Committees:

•  Nominating, Governance and Sustainability Committee

Other Current Public Boards:

•  CDW Corporation

•  Martin Marietta Materials Inc.

•  Shelter Acquisition Corporation I

Key Qualifications and Expertise:

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Financial, Audit & Accounting Expertise

•  Risk Management

•  ESG Expertise

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Chunyuan Gu

President of Asia, the Middle East and Africa regions of ABB Ltd (retired)

Chunyuan Gu (1958, Swedish) is nominated as a non-executive director of our board of directors. Mr. Gu has over 30 years of experience working at ABB Ltd, a global pioneering technology leader in electrification and automation serving customers in utility, industry, transportation and infrastructure. Mr. Gu began his career at ABB Corporate Research in Sweden in 1989, and has held various roles and functions in R&D, manufacturing operations and general management. Since 2020, Mr. Gu serves in an advisory capacity as chair of the board of ABB (China) Ltd. From 2017-2019, Mr. Gu was a member of the ABB group executive committee and president of the Asia, the Middle East and Africa region. From 2014-2017, Mr. Gu served as president and CEO of ABB China. Since 2020, Mr. Gu has served as a non-executive director of CLP Holdings Limited. Since 2021, Mr. Gu has served as senior advisor at Blackstone Ltd. Mr. Gu holds a bachelor of engineering from Shanghai Jiao Tong University and a PhD, school of aeronautics from the Royal Institute of Technology, Stockholm. He is a fellow of IVA, the Royal Swedish Academy of Engineering Sciences.

Independent Director Nominee

Age 63

Other Current Public Boards:

•  CLP Holdings Limited

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Manufacturing and Operations

•  Risk Management

•  Human Capital/Talent Development

•  ESG Expertise

Lena Olving

President and CEO of Mycronic AB (retired)

Lena Olving (1956, Swedish) was appointed a non-executive director of our board of directors in June 2019. She served as president and CEO of Mycronic AB (listed on Nasdaq OMX Stockholm) from 2013 and 2019, a Swedish high-tech equipment company serving the electronics industry. Before that Ms. Olving worked at Saab AB, a listed Defence and Security company, as deputy CEO and chief operating officer. Her earlier career also includes various managerial positions within Volvo Car Corporation, in total 25 years, of which 5 years in Asia Pacific and 7 years in the executive management team.

Ms. Olving is a board member of Assa Abloy AB, Vestas Wind Systems A/S Investment AB Latour, Munters Group AB, chair of Academic Work Holding AB, chair of the board at the Royal Swedish Opera and ScandiNova Systems AB and board member of Stena Metall AB. Ms. Olving has declined re-election as board member at Munters Group AB, and her current board service will end in May 2022. She is a fellow of IVA, the Royal Swedish Academy of Engineering Sciences. She holds a Master of Science in Mechanical Engineering from Chalmers in Gothenburg, Sweden.

In January 2018, Ms. Olving was presented H.M., The King’s Medal of the 12th size with blue ribbon for outstanding efforts within Swedish business sector. In October 2019, she was awarded IVA’s Gold Medal for pioneering and outstanding leadership within the tech sector.

Independent Director

Director since 2019

Age 65

Board Committees:

•  Human Resources and Compensation Committee

Other Current Public Boards:

•  Assa Abloy AB

•  Investment AB Latour

•  Vestas Wind Systems A/S

•  Munters Group AB (ending May 2022)

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Financial, Audit & Accounting Expertise

•  Manufacturing and Operations

•  Risk Management

•  Human Capital/Talent Development

•  IT and Cybersecurity

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Julie Southern

Chief Commercial Officer, Virgin Atlantic Airways Ltd. (retired)

Ms. Julie Southern (1959, British) was appointed a non-executive director of our board of directors in October 2013. She was with Virgin Atlantic Limited (UK) from 2000 to May 2013. From 2010 to 2013 Ms. Southern was chief commercial officer and from 2000 to 2010 she was chief financial officer of Virgin Atlantic. Prior to joining Virgin Atlantic, she was group finance director at Porsche Cars Great Britain and finance and operations director at W H Smith—H J Chapman & Co Ltd. Prior to that, she was a chartered accountant at Price Waterhouse Coopers. Ms. Southern currently holds non-executive directorships at Rentokil-Initial plc, Ocado Group plc and easyJet plc, and is chair of the respective audit committees. Ms. Southern is a member of the remuneration committees at Rentokil-Initial, Ocado and easyJet, and is the senior independent director at easyJet. Previously, Ms. Southern held directorships at Stagecoach Group plc (2016-2018), DFS Furniture plc (2015-2019) and Cineworld Group plc (2015-2019).

Independent Director

Director since 2013

Age 62

Board Committees:

•  Audit Committee (Chair)

Other Current Public Boards:

•  Rentokil-Initial Plc

•  easyJet plc

•  Ocado Group plc

Key Qualifications and Expertise:

•  Executive Leadership

•  Strategic Planning, Growth, Mergers & Acquisition

•  Financial, Audit & Accounting Expertise

•  Human Capital/Talent Development

Jasmin Staiblin

Chief Executive Officer of Alpiq (retired)

Jasmin Staiblin (1970, German) was appointed a non-executive director of our board of directors in June 2019. She served between 2013 and 2018 as chief executive officer of Alpiq, a leading Swiss energy services provider and power producer in Europe. She successfully led the company through a major transformation in a fundamentally changing energy market. She began her career in 1997 at the ABB Group, the Swedish-Swiss global technology company, starting in ABB’s group research center. From 1999 to 2005 she served in various global functions and as a member of the management team for ABB’s power technologies division. She held the position of chief executive officer of ABB Switzerland from 2006 to 2012. Ms. Staiblin is a board member of Georg Fischer AG, Schaffhausen and Zurich Insurance Group Ltd and chair of the supervisory board of Rolls-Royce Power Systems AG and MTU Friedrichshafen GmbH. She formerly served on the board of Rolls-Royce plc. Ms. Staiblin studied Physics and Electrical Engineering at the Karlsruhe Institute of Technology, Germany and the Royal Institute of Technology in Stockholm, Sweden. She completed her studies with a Degree in Physics and has a Master of Science in electrical engineering.

Independent Director

Director since 2019

Age 52

Board Committees:

•  Audit Committee

Other Current Public Boards:

•  Georg Fischer AG

•  Zurich Insurance Group Ltd.

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Corporate Governance, Legal, Global Compliance Experience

•  Financial, Audit & Accounting Expertise

•  Manufacturing and Operations

•  Risk Management

•  Human Capital/Talent Development

•  IT and Cybersecurity

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Gregory Summe

Managing Partner of Glen Capital Partners

Gregory L. Summe (1956, American) was appointed a non-executive director of our board of directors effective December 7, 2015.Mr. Summe is the managing partner of Glen Capital Partners, an investment fund. Recently, he was the co-chair and co-founder of NextGen Acquisition Corp. I & II. Previously, Mr. Summe was the managing director and vice chair of Global Buyout at The Carlyle Group, a leading global private equity firm, from 2009 to 2014. Prior to joining Carlyle, he was the chair and chief executive officer of PerkinElmer, Inc., a global leader in Health Sciences, a company he led from 1998 to May 2009. He also served as a senior advisor to Goldman Sachs Capital Partners, from 2008 to 2009. He was a director of Freescale Semiconductor from 2010 until its merger with NXP in 2015 and served as chair of the Freescale board from 2014-2015. Prior to PerkinElmer, Mr. Summe was with AlliedSignal, now Honeywell International, serving as the president of General Aviation Avionics, president of the Aerospace Engines Group and president of the Automotive Products Group. Before joining AlliedSignal, he was the general manager of Commercial Motors at General Electric and was a partner with the consulting firm of McKinsey & Company, Inc. Mr. Summe holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, and an M.B.A. with distinction from the Wharton School at the University of Pennsylvania. He is in the University of Kentucky’s Hall of Distinction. Mr. Summe also serves on the board of directors of the State Street Corporation, Avantor Corporation and Virgin Orbit Holdings. and formerly served on the boards of directors of NextGen Acquisition Corp. I and NextGen Acquisition Corp II.

Independent Director

Director since 2015

Age 65

Board Committees:

•  Nominating, Governance and Sustainability Committee (Chair)

Other Current Public Boards:

•  State Street Corporation

•  Virgin Orbit Holdings, Inc.

•  Avantor Corporation

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Corporate Governance, Legal, Global Compliance Experience

•  Financial, Audit & Accounting Expertise

•  Manufacturing and Operations

•  Risk Management

•  Human Capital/Talent Development

Karl-Henrik Sundström

CEO of Stora Enso (retired)

Karl-Henrik Sundström (1960, Swedish) was appointed a non-executive director of our board of directors in June 2019. He served as CEO of Stora Enso from 2014 until his retirement in 2019. He joined Stora Enso in August 2012 as CFO and member of the group leadership team. In June 2013 he took on the role as executive vice president for division Paper and Wood Products. Prior to joining Stora Enso, Mr. Sundström held the role of CFO of NXP Semiconductors N.V. (2008-2012). Before that, he held several managerial positions in Ericsson, including CFO. He is a member of the board of Vestas AS, Mölnlycke AB and vice chair of Boliden AB, chair of the tax delegation for Swedish Business and Commerce, chair of the Climate Leadership Coalition and member of the board of the Marcus Wallenberg Foundation. Mr. Sundström participated in an Advanced Management Program at Harvard Business School in 1997 and holds a degree in Business Administration, Finance and Accounting from the Uppsala University, Sweden.

Independent Director

Director since 2019

Age 62

Board Committees:

•  Audit Committee

•  Human Resources and Compensation Committee

Other Current Public Boards:

•  Boliden AB

•  Vestas Wind Systems A/S

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Corporate Governance, Legal, Global Compliance Experience

•  Manufacturing and Operations

•  Financial, Audit & Accounting Expertise

•  Risk Management

•  IT and Cybersecurity

•  ESG Expertise

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Nominee Skills and Experience

Our director nominees have a wide variety of relevant skills, professional experience and backgrounds, and collectively bring to our Board diverse viewpoints and perspectives that strengthen its ability to represent the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The chart below illustrates broad categories of skills and expertise that our non-executive director nominees offer which we believe contribute to the effective leadership and exercise of oversight responsibilities by the Board.

International Experience: living and working in various regions, in the USA, Europe and/or Asia, and/or experience with businesses with substantial international operations

Executive Leadership: executive management experience with large or international organizations

Industry and Technology Experience: experience with and understanding of the technology industry, including the semiconductor and automotive industries

Strategic Planning, Growth, Mergers & Acquisition: planning knowledge of corporate strategy and strategic planning, and experience with mergers, acquisitions, and other strategic transactions

Corporate Governance, Legal, Global Compliance Experience: knowledge of corporate governance issues applicable to SEC registered companies listed on the Nasdaq, and experience within international regulatory affairs or legal sectors

Financial, Audit & Accounting Expertise: financial, audit & accounting expertise and experience with corporate finance, including financial experts as named in the company filings and experience as a CFO, Auditor, and Corporate Treasurer and public company CEO

Manufacturing and Operations: experience with sophisticated large-scale international manufacturing operations

Risk Management: experience in assessing and managing enterprise risks

Human Capital/Talent Development: experience with human resources management and culture development in large international organizations, in particular in overseeing succession planning, talent development and executive compensation programs

IT and Cybersecurity: experience in understanding and managing information technology and cybersecurity threats

ESG Expertise: experience in understanding and addressing strategic environmental, social and governance issues

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Director Independence

NXP’s Board has determined that all non-executive director nominees, as well as our current directors who are not standing for re-election, are independent under the applicable Nasdaq listing standards, the Rules of Procedure (as defined below), as well as practice 2.1.8 of the DCGC. The current executive director, Mr. Sievers, as our President and Chief Executive Officer, is not an independent director under the above standards. If each nominated director is appointed at the AGM, the full Board (including both non-executive directors and our executive director) will consist of 90% independent directors.

As of April 11, 2022, our non-executive director nominees who are nominated for re-appointment have an average tenure of 4.6 years, and six of our independent nominees, including our new independent nominee for director, have been members of the Board for four years or less.

HOW OUR BOARD GOVERNS AND IS GOVERNED

Rules Governing the Board

The Board has adopted written Rules Governing the Board (the “Rules of Procedure”) governing its performance, its decision making, its composition, the tasks and working procedures of the committees and other matters relating to the Board, the Chief Executive Officer, the non-executive directors and the committees established by the Board. In accordance with our Rules of Procedure, resolutions of our Board will be adopted by a simple majority of votes cast in a meeting at which at least the majority of its members is present or represented. Each director has the right to cast one vote. In a tie vote, the proposal will be rejected.

In addition to the Rules of Procedure, the Board has adopted charters of its committees, to which the plenary Board, while retaining overall responsibility, has assigned certain tasks: the Audit Committee, the Nominating, Governance and Sustainability Committee, and the Human Resources and Compensation Committee. Each committee reports to the plenary Board. The Articles of Association, Rules of Procedure and the committee charters are posted on our Investor Relations website at http://investors.nxp.com under the “Corporate Governance” section. Copies of our corporate governance materials are also available to shareholders who request them. Requests must be in writing and sent to: NXP Semiconductors N.V., High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands, Attention: Secretary.

The Board is assisted by the Secretary. The Secretary sees to it that correct procedures are followed and that the Board acts in accordance with its statutory obligations and its obligations under the Articles of Association. Furthermore, the Secretary assists the Chair of the Board (the “Chair”) in the functioning of Board business (information, agenda, evaluation, introductory program). The Secretary, in this capacity, is appointed and dismissed by the Board. Shareholders or other interested parties who wish to communicate with the Board, including the Chair and the non-executive directors individually or as a group, may send correspondence in care of the Secretary at NXP’s principal offices at High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands. Our Secretary will receive all communications sent to this address, and will provide all substantive communications to the Chair, excluding simple administrative requests that are appropriately addressed by the Secretary.

Our non-executive directors oversee the general affairs of the Company and supervise and provide general advice to the executive director. Furthermore, the non-executive directors perform such acts that are delegated to them pursuant to our Articles of Association or by our board regulations. One of the non-executive directors has been appointed Chair and another non-executive director has been appointed Vice-Chair of the Board.

Under the Rules of Procedure, Board members must comply with any provisions on the maximum number of directorships and board memberships as decided by the Nominating, Governance and Sustainability Committee. Currently, the Nominating, Governance and Sustainability Committee has determined that members of the Board shall have no more than four board memberships in public companies in addition to service on the Board of NXP, and not more than two of such board memberships if they are an executive officer.

Each director owes a duty to us to properly perform the duties assigned to him or her and to act in the corporate interest of our Company. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers.

Board Leadership and Role in Risk Oversight

Our Chair works closely with our Chief Executive Officer to set the agenda for Board meetings and to facilitate information flow between the Board and management. Sir Peter Bonfield currently serves as the Chair. The Chair presides at the Board meetings, as well as regularly scheduled executive sessions of the non-executive directors.

Our independent directors regularly meet in executive session without executive directors or management present. Additionally, the Board and each committee have the power to hire, at the expense of the Company, independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

HOW OUR BOARD GOVERNS AND IS GOVERNED (continued)

The Board believes that its current structure continues to provide robust and highly effective oversight based on, among other factors:

•	The nine non-executive directors nominated for (re-) appointment are independent; the sole board member who is not independent is the executive director (the President and CEO);

•	Robust Corporate Governance principles, which are reviewed annually;

•

A Chair with deep experience in and knowledge of our business and industry with a demonstrated unique and successful strategic vision, including leading our Board during our successful transformation from a mid-size specialty semiconductor supplier to a top 10 global supplier (non-memory or foundry), with clear market share leadership in the Automotive semiconductor market. Our Chair continues to be actively focused on his role of providing the overall strategic leadership for the Company, consistent with Dutch law and the Company’s organizational documents—a role that the Board believes remains critically important as our industry continues to experience significant change and disruption at a rapid rate;

•

The Audit, Human Resources and Compensation, and Nominating, Governance and Sustainability Committees all are composed entirely of independent directors (as defined in the applicable Nasdaq listing standards and within the meaning of the DCGC);

•

Approval of any appointment of members to the Audit, Human Resources and Compensation, and Nominating, Governance and Sustainability Committees must include at least a majority of the independent directors;

•	All Board committees operate pursuant to written charters and conduct annual self-assessments;

•

The independent directors of the Board and its committees receive extensive information and input from multiple layers of management and external advisors, engage in detailed discussion and analysis regarding matters brought before them (including in executive session) and consistently and actively engage in the development and approval of significant corporate strategies;

•	The Board and its committees have unrestricted access to management;

•	The Board and its committees can retain, at Company expense, any advisors they deem necessary with respect to any matter brought before them; and

•	In 2021, the Board held four executive sessions of non-management members, and its committees collectively held 21 sessions.

Meetings of NXP’s Board

The Board met 5 times in 2021. In addition to these meetings, directors attended meetings of individual Board committees of which they were members. Each of the directors attended at least 75% of the aggregate of the Board meetings and meetings of committees of which they were a member during the periods for which they served in 2021. NXP does not have a formal policy regarding Board members’ attendance at annual general meetings, but all of our Board members are invited to attend the Annual General Meeting. In 2021, Sir Peter Bonfield, Chair of the Board, as well as Kurt Sievers participated in the Annual General Meeting via teleconference due to restrictions on in person attendance because of COVID-19.

The Rules of Procedure require the independent directors to meet in executive session from time to time, and at least twice annually, without any members of management present. During 2021, the independent directors of the Board met in executive session 4 times.

NXP’s Board Committees

The standing committees of the Board are the Audit Committee, the Human Resources and Compensation Committee, and the Nominating, Governance and Sustainability Committee.

All members of the Audit, Human Resources and Compensation, and Nominating, Governance and Sustainability Committees are independent directors, as defined in the applicable Nasdaq listing standards, applicable SEC rules and the Rules of Procedure, which includes the requirements of the DCGC. Board approval of any director appointment to the Audit, Human Resources and Compensation, and Nominating, Governance and Sustainability Committees must include at least a majority of the independent directors, as defined in the applicable Nasdaq listing standards.

HOW OUR BOARD GOVERNS AND IS GOVERNED (continued)

Audit Committee

Our Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and currently consists of Ms. Southern (Chair), Ms. Staiblin and Mr. Sundström, each of whom are independent for purposes of the Nasdaq listing standards, our Rules of Procedure and Rule 10A-3 of the Exchange Act.

Subject to the requirement under Dutch law that independent auditors be appointed by the shareholders at a general meeting of shareholders, the Audit Committee has ultimate authority and direct responsibility to appoint, compensate, retain, oversee, evaluate and, where appropriate, replace the independent auditors. In addition, the Audit Committee reviews the performance and independence of the independent auditors and also oversees internal audit activities, compliance with the Code of Conduct, related-party transactions and legal matters, including litigation and intellectual property disputes.

Our Audit Committee reviews our annual audited financial statements and quarterly unaudited financial statements and certain other public disclosures prior to publication. The Audit Committee also meets periodically with senior management to discuss risk assessment and risk management policies.

The Board has determined that all Audit Committee members are able to read and understand fundamental financial statements in accordance with Nasdaq listing standards and that all three current members of the Audit Committee meet the SEC’s definition of “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K. As noted above, all Audit Committee members are independent for purposes of Nasdaq listing standards, our Rules of Procedure, and Rule 10A-3 of the Exchange Act. For a description of the education and experience of each of the members of the Board’s Audit Committee please refer to the “Nominees for Director” section above.

The Audit Committee meets at least quarterly, and as often as it deems necessary to fulfill its responsibilities.

Number of meetings in 2021: 10.

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and Nasdaq listing standards. The charter is reviewed and reassessed regularly to ensure continued compliance with these requirements. The charter is available for public viewing on our website at http://investors.nxp.com, under the “Corporate Governance” section.

Human Resources and Compensation Committee

Our Human Resources and Compensation Committee currently consists of Mr. Smitham (Chair), Sir Peter Bonfield, Mses. Clayton and Olving and Mr. Sundström. As previously noted, Mr. Smitham is retiring from our Board at the expiration of his term at the end of the AGM and his service on the Human Resources and Compensation Committee will cease after the AGM. Our Board has determined that all of the members of the Human Resources and Compensation Committee are independent for purposes of Nasdaq listing standards, our Rules of Procedure and Rule 10C-1 of the Exchange Act. Pursuant to its charter and the authority delegated to it by our Board, the Human Resources and Compensation Committee is responsible for overseeing our compensation and employee benefit plans and practices, including formulating, evaluating and approving the compensation of our executive officers, including the compensation of our Chief Executive Officer, and for overseeing all compensation programs involving the issuance of our equity securities. In addition, the Human Resources and Compensation Committee is responsible for overseeing the Company’s strategy, initiatives and programs related to the Company’s culture, talent management and talent development, including but not limited to talent acquisition, talent retention, talent development and succession, employee engagement, diversity, equality and inclusion. For more information regarding the Human Resources and Compensation Committee and the determination of executive compensation, see the “Executive Compensation” section below. The Human Resources and Compensation Committee meets as often as it deems necessary, but not less than four times a year.

Number of meetings in 2021: 7.

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and Nasdaq listing standards. The charter is reviewed and reassessed regularly to ensure continued compliance with these requirements. The charter is available for public viewing on our website at http://investors.nxp.com, under the “Corporate Governance” section.

HOW OUR BOARD GOVERNS AND IS GOVERNED (continued)

Nominating, Governance and Sustainability Committee

Our Nominating, Governance and Sustainability Committee currently consists of Mr. Summe (Chair), Sir Peter Bonfield, Messrs. Foxx, Goldman and Kaeser. As previously noted, Messrs. Goldman and Kaeser are retiring from our Board at the expiration of their terms at the end of the AGM and their service on the Nominating, Governance and Sustainability Committee will cease after the AGM. Our Board has determined that all of the members of the Nominating, Governance and Sustainability Committee are independent for purposes of Nasdaq listing standards and our Rules of Procedure. Pursuant to its charter and the authority delegated to it by our Board, the Nominating, Governance and Sustainability Committee is responsible for determining selection criteria and appointment procedures for members of our Board, periodically assessing the scope and composition of our Board and evaluating the performance of its individual members. In addition, the Nominating, Governance and Sustainability Committee oversees the Company’s corporate sustainability policies and programs.

The Nominating, Governance and Sustainability Committee will consider timely written proposals for nomination from shareholders and will evaluate a shareholder’s prospective board nominee in the same manner that it evaluates other nominees, but only if it receives the request to consider such matter no later than on the 60th day prior to the day of the Annual General Meeting. The Nominating, Governance and Sustainability Committee from time to time engages consultants or third-party search firms to assist in identifying and evaluating potential nominees. A shareholder who wishes to recommend a prospective Board nominee for the committee’s consideration may write to us at NXP Semiconductors N.V., High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands, Attention: Secretary. For more information regarding shareholder proposals and nominations see “Future Shareholder Proposals and Nominations for the 2023 Annual General Meeting.” The Nominating, Governance and Sustainability Committee meets as often as it deems necessary to fulfill its responsibilities, but not less than four times a year.

Number of meetings in 2021: 4.

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and Nasdaq listing standards. The charter is reviewed and reassessed regularly to ensure continued compliance with these requirements. The charter is available for public viewing on our website at http://investors.nxp.com, under the “Corporate Governance” section.

Information about each of the standing committees is provided on the following page and pages 34-36 provide an additional discussion of committee responsibilities in relation to risk oversight.

HOW OUR BOARD GOVERNS AND IS GOVERNED (continued)

AUDIT COMMITTEE
Members Ms. Southern (Chair) Ms. Staiblin Mr. Sundström

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

•  The integrity of the Company’s financial statements and its accounting and financial reporting processes

•  The effectiveness of the Company’s internal control over financial reporting

•  Compliance with applicable legal and regulatory requirements

•  Oversight of information technology risks, including cybersecurity

•  The qualifications, independence and performance of the independent registered public accounting firm for U.S. public reporting purposes and the Company’s external auditor for purposes of Dutch law

•  The Internal Audit group

•  The Company’s processes and procedures related to risk assessment and risk management

•  Related party transactions

Number of meetings during 2021:	10

HUMAN RESOURCES AND COMPENSATION COMMITTEE

Members Mr. Smitham (Chair) Sir Peter Bonfield Ms. Clayton Ms. Olving Mr. Sundström

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

•  CEO and senior management compensation, including the corporate goals and objectives relevant to such compensation and evaluating performance in light of those goals and objectives

•  Board and committee compensation

•  Relationship between the Company’s compensation policies and practices and risk management

•  Management Team succession plans

•  Compensation and benefits-related disclosures and equity compensation plans in which executives participate

•  Various human capital management topics, including diversity, equality and inclusion, workforce trends and surveys, as well as University Relations Program

Number of meetings during 2021:	7

NOMINATING, GOVERNANCE AND SUSTAINABILITY COMMITTEE

Members Mr. Summe (Chair) Sir Peter Bonfield Mr. Foxx Mr. Goldman Mr. Kaeser

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

•  Corporate governance matters

•  Nomination or re-nomination of director candidates and approval of other annual shareholders meeting agenda items

•  The annual self-evaluation of the Board and its committees

•  Review NXP top identified risks and make proposals to the Board on oversight

•  Initiatives and reporting on Environment, Social and Governance

Number of meetings during 2021:	4

HOW OUR BOARD GOVERNS AND IS GOVERNED (continued)

Setting and Overseeing Strategy

The Board actively determines the Company’s strategy and continues to focus on those strategies designed to ensure the continued durability and sustainability of the Company, while creating long-term value for our shareholders, and serving the interests of our other stakeholders. The Board and its committees regularly and extensively reviewed during their meetings throughout 2021 the Company’s strategy, the Company’s primary risks as well as the design and operation of the internal control systems to ensure it supports the long-term growth and sustainability of the Company and reflects, among other considerations, market challenges and opportunities, and the interests of shareholders and other stakeholders. This has substantially impacted the long-term value creation strategy as referred to in practice 1.1.1 of the DCGC as further outlined in the Sustainability section and in the Company’s Corporate Social Responsibility Report. In addition to quarterly updates on the business performance and detailed presentations by the various business managers, the Board, as part of its annual meeting schedule, spent a full meeting in November to review and discuss the mid- to long-term strategy of the Company.

The Board is committed to maintaining a dialogue with shareholders to ensure that they understand our differentiated strategy and business model and have an opportunity to discuss and engage on a broad range of topics, including our strategy. The Board will also review the implementation of our strategy at our annual general meeting of shareholders, giving attendees the opportunity to discuss our annual Dutch board report and the accompanying financial statements prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”). We also regularly discuss our strategy in shareholder engagement sessions.

Risk Oversight

Our management is directly responsible for executing the Company’s risk management processes. Our Board is responsible for overseeing these risk management processes. In exercising its oversight, the Board and, as appropriate, the relevant Board committees, assesses the material risks facing the Company and evaluate management’s plans for managing material risk exposures. The Company conducts a formal annual risk assessment to identify, analyze and report on enterprise risks. The results of this risk assessment are reported to and discussed with the Board.

Our Board performs this oversight function through periodic reports from management and Board committees. While our Board generally has ultimate oversight responsibility of the Company’s risk management processes, it has delegated to its committees the responsibility to oversee risk management processes associated with their respective areas of responsibility and expertise. For example, the Audit Committee has oversight responsibility for the Company’s internal audit function, compliance with the Code of Conduct, internal controls and financial reporting practices, information technology and cybersecurity risks, litigation, and compliance processes. The Human Resources and Compensation Committee has oversight responsibility for the Company’s executive talent management and succession planning, including executive succession, and risks related to the Company’s compensation policies and practices, as described in more detail in the Compensation Practices and Risk section of the Compensation Discussion and Analysis. The Nominating, Governance and Sustainability Committee has oversight responsibility for the Company’s compliance with its corporate governance principles, CEO succession planning, the Company’s policies and practices relating to significant issues of sustainability environmental social and governance issues of concern and proposes recommendations to the Board for updates to risk oversight responsibilities of the committees and the Board. The Board receives regular reports from each committee chair regarding the committee’s considerations and actions. The Board also receives regular updates from management on the Company’s business operations, financial results and strategy and, as appropriate, discusses and provides feedback with respect to risks related to these topics. Annually, the Board holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for our business.

NXP, similar to other semiconductor companies, operates in a complex and rapidly changing environment that involves many risks. In addition to general market, research and development, and economic risks, the Company faces potential risks related to its industry; information technology and cybersecurity; data privacy; financial controls and reporting; legal, regulatory and compliance; finances and taxation; global operations; environment and social responsibility; product portfolio and commercialization; and supply risks, among others. As a company committed to operating ethically and with integrity, we proactively seek to manage and, where possible, mitigate risks to help ensure compliance with applicable rules and regulations, maintain integrity and continuity in our operations and business and protect our assets. Risk management is an enterprise-wide objective subject to oversight by the Board and its committees.

It is the responsibility of management and employees to implement and administer risk-management processes to identify material risks to our business. In addition, management must assess, manage and monitor those risks, all while maintaining flexibility in how we operate. To further embed risk management and compliance into our culture, we implement relevant policies and procedures and train employees on the specifics of such policies and procedures. All of our committees have regular access to management and the Board and committees also schedule sessions without members of management present.

HOW OUR BOARD GOVERNS AND IS GOVERNED (continued)

The purpose of our enterprise risk management (“ERM”) is to timely identify, evaluate, prioritize, respond to, and manage material business risks impacting NXP Semiconductors’ strategic objectives.

The objectives of ERM are to:

•	Enhance our understanding of risks across the organization and their impact on our strategy

•	Improve our ability to respond to risks, particularly those that could result in a strategic impact event

•	Ensure there is an effective system of management for key risks

•	Prioritize and align risk management efforts and resources effectively

•

Provide reasonable assurance, in line with the three lines of defense model, to stakeholders that we have a system in place to manage risk, comply with legal requirements and safeguard the integrity of the Company’s financial reporting and related disclosures.

Key ERM activities include:

•	Assessment (identification and evaluation of risks)

•	Response (building capabilities, mitigation)

•	Management Assurance (effective management methods, clear accountabilities)

•	Monitoring (audit, inquire, verify)

•	Communication (internally and externally)

•	Periodically evaluate effectiveness method

The procedures reflect a plan for reasonable coverage of the potential risks. Despite the thoroughness of the process unforeseen events that impact the strategy may happen.

Risk management governance

The Board of Directors oversees NXP’s processes and procedures related to risk assessment and risk management, reviews NXP top identified risks and the Nominating, Governance and Sustainability Committee makes proposals to the Board on oversight.

Our management team oversees, identifies and manages the top risks NXP faces in executing its strategy, defines the risk appetite and manages risks consistently with the risk appetite. The Enterprise Risk Management (“ERM”) function enables management to make risk management more efficient and effective by providing and maintaining a risk management framework, a risk monitoring mechanism and facilitation of the execution of the ERM process to mitigate the risks to levels consistent with the risk appetite of NXP. We believe that our risk appetite is consistent with our peers in the semiconductor industry and a reflection of the risk in the semiconductor industry. This risk appetite varies depending on the different identified risks and therefore the level of mitigation can be different. For mitigation of the operational, financial disclosure and compliance risk we merely rely on our framework of business controls, processes, authorizations. We also follow the “tone at the top” principle, which says that, when management upholds honesty, integrity, and ethics, employees are more likely to do the same. This top-down approach is especially relevant to mitigation of more strategic risks.

A risk owner performs an assessment and prioritizes the most likely and impactful risk elements and takes appropriate measures to mitigate the risk within the given appetite. The Internal Audit function, as part of annual audit plan approved by the Audit Committee, provides assurance of effectiveness of NXP’s risk management. A structured risk management process is put in place to identify and manage the most crucial risks for NXP, taking into account both internal and external information sources. The ERM process contains the following elements:

•	Yearly interviews with all NXP Management Team (“MT”) members, starting from the strategy and seeking their insight in the most important risks for NXP

•	Assessment of a consolidated risk list on both likelihood and impact by different layers in the organization

HOW OUR BOARD GOVERNS AND IS GOVERNED (continued)

•	Based on likelihood and impact, the top risk list is (re-)confirmed by the MT and reported to the Board of Directors

•	Risk owners drive required mitigation actions to ensure the risk meets the risk specific appetite

•	Corrective actions are taken where necessary as a result of evaluation of the controls by internal audit and/or self-assessments

•	Effectiveness of the controls are measured by specified risk indicators, updated on at least a quarterly basis

•	Risk status and controls in place are discussed each quarter in Board or the selected board committee meetings

•	At least once per year, the risk process is reviewed with the Board of Directors regarding effectiveness and improved where needed.

Information Technology Risks

The Company’s Audit Committee has oversight responsibility for reviewing the effectiveness of NXP’s governance and management information technology risks, including those relating to business continuity, cybersecurity, malware, regulatory compliance and data management. NXP senior leadership briefs the Audit Committee quarterly on information security matters and briefs the full Board on information security matters at least annually. NXP is certified and externally audited to ISO 27001 with certain additional certifications such as Common Criteria 6+, PCI DSS and GSMA Security for focused functions, and we maintain information security risk insurance coverage. We have multiple cybersecurity training initiatives as part of our information security training and compliance program. We deploy simulated attacks and related trainings at least quarterly. We deliver a Cyber Security orientation to all of our new employees and maintain a library of cyber security learning sessions available to our team members.

NXP uses a multi-layer approach to identify and mitigate information security risks. On a tactical level, NXP maintains a 24x7 Security Operating Center (SOC) that actively monitors for and identifies cyber security threats and initiates appropriate mitigation processes. The SOC reports to Computer Security Incident Response Team (CSIRT). When needed a task force containing Security, IT, Communications, Legal and Business representatives is established. This task force leads mitigation activities where the potential threat or risk is elevated. In addition to SOC the NXP IT Service Desk and NXP team members are trained to identify Cyber Security issues and to escalate them to correct owners. On a strategic level, NXP’s information technology risk management program is a component of the ERM process described above. NXP’s Chief Information Security Officer manages the information security risks identified in the ERM process, performing an initial risk assessment, prioritizing the most likely and impactful risk elements and recommending appropriate measures to mitigate the risk. This assessment and recommended mitigation strategies are validated and refined by senior leadership and reviewed in quarterly meetings with the Audit Committee and annually with the full Board.

The Board, in turn, directly or through its committees, oversees management’s implementation of risk management. We have approved a robust Code of Conduct and other related policies, and the Board and its committees rigorously review with management actual and potential significant risks at least on a quarterly basis.

Board Education

Individual members of the Board participate in director education seminars, conferences and other director education programs presented by external and internal resources, on matters that relate to, among other topics, compensation, governance, board processes, risk oversight, business, industry, audit and accounting, credit and financial, regulatory and other current issues. In August 2021, the two newly appointed members of the Board participated in an induction program, where they received a number of presentations on various topics by members of management.

HOW OUR DIRECTORS ARE SELECTED AND EVALUATED

Consideration of Director Nominees

For purposes of identifying individuals qualified to become members of the Board, the Nominating, Governance and Sustainability Committee considers the following general criteria, among others, in nominating director candidates. These criteria reflect the traits, abilities and experience that the Board looks for in determining candidates for election:

•	Directors shall have relevant expertise and experience and be able to offer advice and guidance to the President and CEO based on that expertise and experience;

•	Directors shall have the ability to exercise sound business judgment;

•

Directors shall represent diverse viewpoints; the personal backgrounds and qualifications of the directors, considered as a group, should provide the Company with a significant composite mix of experience, knowledge and abilities; and

•	Unless otherwise approved by the Board, directors shall not be a member of the board of directors or an officer or employee of a competitor (or an affiliate of a competitor) of the Company.

In addition to the criteria set forth above, and any others the Nominating, Governance and Sustainability Committee or the Board may consider, a majority of the Board’s members must be “independent,” as that term may be defined from time to time by the applicable Nasdaq listing standards, the Rules of Procedure, as well as practice 2.1.8 of the DCGC, including that an independent director must be free of any relationships which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

As needed, the Nominating, Governance and Sustainability Committee may identify new potential director nominees by, among other means, requesting current directors and executive officers and external advisors to notify it if they become aware of persons meeting the criteria described above who would be suitable candidates for service on the Board. The committee also may, as needed, engage one or more firms that specialize in identifying director candidates.

As appropriate, the Nominating, Governance and Sustainability Committee will review publicly available information regarding a potential candidate, request information from the candidate, review the candidate’s experience and qualifications, including in light of any other candidates the committee might be considering, and conduct, together with other members of the Board, one or more interviews with the candidate. Committee members or their designees also may contact one or more references provided by the candidate or may contact other members of the business community or persons who may have first-hand knowledge of the candidate’s talents and experience.

Diversity

The Board is committed to supporting, valuing and leveraging diversity, including gender and ethnic/cultural diversity, in its composition, among other qualities that the Board believes serve the best interests of the Company and its stakeholders. As part of these efforts, the Board, while taking into account the overall profile and selection criteria for appointments of suitable candidates, has proposed a slate of nominees to the Board in which at least 40% of director nominees are women and that includes one or more director nominees from an underrepresented ethnic group. The Board aims to continue in its efforts to have a diverse gender and ethnic composition as it continues its board refreshment process.

Board Refreshment

The Board, with the support of the Nominating, Governance and Sustainability Committee, maintains an orderly, robust process for Board refreshment and succession that is aimed at maintaining an appropriate balance with respect to the expertise, experience and diversity on the Board. The Board and its Nominating, Governance and Sustainability Committee regularly evaluates the Board composition with respect to, among other matters, director independence, skills, experience, expertise, diversity and other factors to ensure the Board remains well-qualified to provide effective oversight of the Company and management. The Board and the Nominating, Governance and Sustainability Committee regularly consider the Company’s strategy, performance, operations, relevant industry and market conditions, and current and anticipated needs in terms of particular areas of experience and expertise (e.g., risk oversight, industry, science), among many other factors, to inform these refreshment practices.

HOW OUR DIRECTORS ARE SELECTED AND EVALUATED (continued)

The Board also remains focused on committee composition and refreshment. In August 2018, the Board refreshed the chairs of the then two Board committees (the Audit Committee and the Nominating and Compensation Committee) and, following the installment of the Nominating and Governance Committee in September 2019, the Board refreshed the composition of all three committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under the Rules of Procedure, a conflict of interest must be reported to the Board and the Board shall determine the consequences of such conflict, if any. In case of a conflict of interest, the director concerned is not allowed to participate in discussions or vote on such matter. If all directors have a conflict of interest, the resolution concerned will be voted on by shareholders at the general meeting of shareholders.

Other than the compensation items described below, no decisions to enter into material transactions in which there were conflicts of interest with directors occurred during the financial year 2021.

HOW OUR DIRECTORS ARE COMPENSATED

Non-Employee Director Compensation for 2021

The Human Resources and Compensation Committee has responsibility for reviewing and considering any revisions to compensation for non-executive directors. The Board reviews the Human Resources and Compensation Committee’s recommendations and makes the final recommendation to the general meeting of shareholders regarding compensation for non-executive directors. It is our policy to reimburse all directors for reasonable expenses incurred in performing their duties as a director.

Cash Compensation

Sir Peter Bonfield, receives an annual fixed fee of €275,000 for serving as non-executive director and Chair of the Board. The other non-executive directors receive an annual fixed fee of $85,000. Members of the Audit Committee, Human Resources and Compensation Committee and Nominating, Governance and Sustainability Committee receive an additional annual fixed fee of $15,000 and the Chairs of each of these committees receive an additional annual fixed fee of $15,000.

Equity Compensation

In 2021, each non-executive director received an annual restricted share unit award with a grant value of $225,000. The awards were granted at the same time as the NXP annual equity grants for NXP employees in November, and the restricted share units fully vest on the earlier of the first anniversary of the date of grant or the next annual general meeting of shareholders. Unvested portions of their equity award are forfeited upon the termination of a non-executive director’s service on the Board, except in the case of termination of service upon death or at the request of the Board, in which case the unvested portion is fully accelerated.

Share Ownership Guidelines

Members of our Board are subject to share ownership guidelines. Non-executive directors are prohibited from selling any shares of the Company until they own shares that are valued at no less than five times the annual cash fixed fee paid to the director. Our executive director and President and CEO is subject to the share ownership guidelines described in Item 9 below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Sir Peter Bonfield	$354,995	$220,289	$575,284
Annette Clayton(3)	$60,000	$220,289	$280,289
Anthony Foxx(3)	$60,000	$220,289	$280,289
Kenneth A. Goldman	$100,000	$220,289	$320,289
Josef Kaeser	$100,000	$220,289	$320,289
Lena Olving	$100,000	$220,289	$320,289
Peter Smitham	$115,000	$220,289	$335,289
Julie Southern	$115,000	$220,289	$335,289
Jasmin Staiblin	$100,000	$220,289	$320,289
Gregory Summe	$115,000	$220,289	$335,289
Karl-Henrik Sundström	$115,000	$220,289	$335,289

1.

Messrs. Foxx, Goldman, Kaeser, Smitham, Summe and Sundström and Mses. Clayton, Olving, Southern and Staiblin’s cash compensation and Sir Peter Bonfield’s committee fees are determined in dollars and paid in Euros using the exchange rate at the time of payment. Sir Peter Bonfield’s annual fixed fee is determined and paid in Euros; his fee has been converted to dollars using an exchange rate of 1.1818.

2.

On November 2, 2021, Sir Peter Bonfield, Messrs. Foxx, Goldman, Kaeser, Smitham, Summe and Sundström and Mses. Clayton, Olving, Southern and Staiblin each received an annual restricted share unit (‘RSU’) grant of 1,090 under the terms of the NXP Semiconductors N.V. 2019 Omnibus Incentive Plan and the Director Restricted Stock Unit Award Agreement. The values in this column represent the grant date fair value of the RSU awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”). See Note 2— Significant Accounting Policies ‘Share-based compensation’ and Note 17—Share-based compensation, both found in Part II, Item 8, “Financial Statements and Supplementary Data” in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2021 for additional information. As of December 31, 2021, Sir Peter Bonfield, Messrs. Foxx, Goldman, Kaeser, Smitham, Summe and Sundström and Mses. Clayton, Olving, Southern and Staiblin each held 1,090 RSUs and no non-employee director held options.

3.	Ms. Clayton and Mr. Foxx were appointed as non-executive directors at the 2021 AGM held on May 26, 2021.

ITEM 4: AUTHORIZATION OF THE BOARD TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO ACQUIRE ORDINARY SHARES

The Board considers it in the best interest of the Company and its stakeholders for the Board to be able to react in a timely manner when strategic business opportunities arise that require the issuance of ordinary shares.

At the 2021 AGM, the shareholders authorized the Board to issue ordinary shares and to grant rights to acquire ordinary shares equal to 10% of the issued share capital for a period of 18 months, effective from May 26, 2021 until November 26, 2022, and to exclude pre-emptive rights in connection with such issue or grant of rights. It is proposed to renew the authorization to issue ordinary shares and to grant rights to acquire ordinary shares for a new period of 18 months, effective from June 1, 2022 until December 1, 2023, and up to 10% of the issued share capital. The Company’s issued share capital as of March 24, 2022 was 274,519,638 ordinary shares.

Although we presently do not have specific plans to issue ordinary shares for any purpose, the Board believes that it is advisable and in the best interest of our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue financing opportunities, such as the issuance of convertible notes, or acquisitions when market conditions are favorable.

The issuance of a large number of ordinary shares could be dilutive to existing shareholders or reduce the trading price of our shares on Nasdaq. Therefore, in accordance with standard Dutch practice, it is proposed to grant the Board the authorization to issue ordinary shares and grant rights to acquire ordinary shares (up to 10% of the issued share capital as per June 1, 2022) for a period of 18 months, effective from June 1, 2022 until December 1, 2023, within the limits provided in the Articles of Association, which authorization can be used for general purposes. If this proposal is approved the prior authorization (from the 2021 AGM) will immediately expire.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE BOARD TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO ACQUIRE ORDINARY SHARES.

ITEM 5: AUTHORIZATION OF THE BOARD TO RESTRICT OR EXCLUDE PRE-EMPTION RIGHTS ACCRUING IN CONNECTION WITH AN ISSUE OF SHARES OR GRANT OF RIGHTS

To the extent that the Board issues ordinary shares or grants rights to acquire ordinary shares under the authorization as set out in Item 4, it is proposed to authorize the Board for a period of 18 months, effective from June 1, 2022 until December 1, 2023, to restrict or exclude pre-emption rights accruing in connection with such issuance or grant.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE BOARD TO RESTRICT OR EXCLUDE PRE-EMPTION RIGHTS ACCRUING IN CONNECTION WITH AN ISSUE OF SHARES OR GRANT OF RIGHTS.

ITEM 6: AUTHORIZATION OF THE BOARD TO REPURCHASE ORDINARY SHARES OF THE COMPANY

At the 2021 AGM, shareholders authorized the Board to acquire ordinary shares in the Company’s capital for a period of 18 months. It is proposed to renew this authorization for a period of 18 months from the Annual General Meeting, as set out below.

The purpose of this Item is to create flexibility to return capital to the shareholders and to cover obligations of the Company to deliver ordinary shares. In addition to being a means to return value to shareholders, repurchases of shares of the Company’s own share capital could be used by the Board to demonstrate a commitment to the Company’s business and confidence in the long-term growth of NXP, provide increased liquidity for investors and cover obligations under the Company’s share-based compensation plans. Since 2017, the Company has returned $12.752 billion to shareholders through previously announced share repurchases and dividend payments, reducing our diluted share count by approximately 20 percent, or 70.1 million shares.

The number of ordinary shares to be repurchased, if any, and the timing and manner of any repurchases will be determined after taking into consideration, amongst other things, prevailing market conditions and available resources. Under Dutch law, the number of shares held by the Company and its subsidiaries may not exceed 50% of the issued share capital.

As of March 24, 2022 the Company holds 11,966,950 treasury shares or 4.4 percent of the issued share capital. The Board considers it desirable to create the flexibility to continue with share repurchases. As such, it is proposed to the shareholders to authorize the Board for a period of 18 months, with effect from the Annual General Meeting, to repurchase ordinary shares up to 10% of the issued share capital as per the date of the Annual General Meeting. Shares may only be repurchased pursuant to this authorization so long as the total number of shares held by the Company in treasury does not exceed 20% of the Company’s issued share capital. The repurchases may take place on the open market, through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements. Such repurchases may be made at prices ranging between €0.01 and a price equal to 110% of the market price of the ordinary shares on Nasdaq, market price being the average of the closing prices for the ordinary shares on Nasdaq on the five trading days prior to the date of the acquisition, provided that (i) for self-tender offers, the market price shall be the volume weighted average price (“VWAP”) for the ordinary shares on Nasdaq during a period, determined by the Board, of no less than one trading day and no greater than five trading days prior to the expiration of the tender offer, and (ii) for accelerated repurchase arrangements, the market price shall be the VWAP for the ordinary shares on Nasdaq over the term of the arrangement. If this authorization is granted, the existing authorization as granted in 2021 will cease to apply as per the moment this authorization takes effect.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE BOARD TO REPURCHASE THE COMPANY’S ORDINARY SHARES.

ITEM 7: AUTHORIZATION OF THE BOARD TO CANCEL THE COMPANY’S ORDINARY SHARES HELD OR TO BE ACQUIRED

It is proposed to authorize the Board to cancel any or all ordinary shares in the share capital of the Company held or repurchased by the Company resulting in a reduction of the Company’s issued ordinary shares. The cancellation may be executed in one or more tranches. The number of ordinary shares that will be cancelled (whether or not in a tranche) will be determined by the Board, with a maximum equal to the number of ordinary shares held or repurchased by the Company in its issued share capital.

Pursuant to Dutch law, cancellation may not be effected earlier than two months after the resolution to cancel ordinary shares is adopted and publicly announced; this will apply for each tranche. The purpose of this proposal is to authorize the cancellation of ordinary shares held by the Company or that have been acquired in accordance with Item 6, to the extent that such ordinary shares shall not be used to cover obligations under share-based remuneration or other obligations.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE BOARD TO CANCEL THE COMPANY’S ORDINARY SHARES HELD OR TO BE ACQUIRED.

ITEM 8: NON-BINDING, ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are providing the following non-binding, advisory vote to approve the compensation of our Named Executive Officers as required under Section 14A of the Exchange Act. We are requesting our shareholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in the Compensation Discussion & Analysis (“CD&A”), related compensation disclosure tables and narrative disclosures of this proxy statement.

For the reasons more fully discussed in the CD&A, the Board unanimously recommends a vote “For” the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative disclosure in this proxy statement.”

You may vote “For” or “Against” this proposal, or you may abstain from voting. Although the vote on this Item 8 is advisory and non-binding, the Human Resources and Compensation Committee and the Board will review the voting results on the proposal and will consider shareholder views in connection with our executive compensation program. For shareholders to adopt the non-binding resolution approving the compensation of our Named Executive Officers, a majority of the votes cast must vote “For” this proposal. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome of this proposal. The Board has determined that the current frequency of our “say-on-pay” advisory vote shall be annually, and the next “say-on-pay” advisory vote will be held at our 2023 AGM.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION.

EXECUTIVE OFFICERS

•

Kurt Sievers (1969, German). Mr. Sievers is executive director, president and chief executive officer since May 2020, after a successful track record as the president of NXP, overseeing all the company’s business lines, since 2018. Mr. Sievers joined NXP in 1995, and rapidly moved through a series of Marketing & Sales, Product Definition & Development, Strategy and General Management leadership positions across a broad number of market segments. He has been a member of the executive management team since 2009, where he has been instrumental in the definition and implementation of the NXP High-Performance Mixed Signal strategy. In 2015, Mr. Sievers was influential in the merger of NXP and Freescale Semiconductor. Mr. Sievers serves on the board of the German National Electrical and Electronics Industry Association (ZVEI), the Global Semiconductor Alliance (GSA) and Capgemini S.E.. Mr. Sievers is president of ESIA (European Semiconductor Industry Association). He chaired the advisory board of the international trade-fair Electronica until June 2021. He also serves as a board member of AENEAS, an industrial association for application and technology research in Europe on nano-electronics. Mr. Sievers serves as a member of the Asia-Pacific-Committee of German Business (APA) and as a member of the board at the German Asia-Pacific Business Association (OAV), acting as the spokesperson for the Republic of Korea.

Mr. Sievers earned a master’s degree in physics and information technology from Augsburg University, Germany.

•

Bill Betz (1977, American). Mr. Betz is executive vice president, chief financial officer and a member of the management team. In this role, he is responsible for all aspects of the company’s financial and accounting functions including treasury, investor relations, audit, tax and mergers and acquisitions. Mr. Betz has more than 20 years of finance experience in the semiconductor industry with a strong track record focused on results. Prior to joining NXP in 2013 he held several financial leadership positions with Fairchild Semiconductors, LSI Logic and Agere Systems. Prior to being named CFO in October 2021, Mr. Betz was senior vice president, business planning & analytics and finance business group controller for NXP’s business lines and shared service centers, and led the corporate financial planning, analysis and business intelligence teams. Mr. Betz holds a Master of Business Administration from the University of Chicago Booth School of Business and a Bachelor of Science in Business Administration from West Virginia University.

•

Christopher Jensen (1969, American). Mr. Jensen is executive vice president, chief human resources officer and a member of the management team and has served in this role since June 2020. In this role, he is responsible for all aspects of the Company’s global human resources function, the Company’s people strategy and fostering an inclusive culture to achieve NXP’s business objectives.

EXECUTIVE OFFICERS (continued)

Mr. Jensen has been with NXP since the merger with Freescale in 2015 and was integral to the cultural integration of the two companies. He has extensive experience in leading the various functions across human resources, with strength in change management, compensation and benefits design, and mergers and acquisitions. Prior to Freescale, Mr. Jensen held executive human resources positions at Applied Materials and Tandem Computers. Mr. Jensen also serves as an adjunct professor at Baylor University, teaching in their Executive MBA Program.

•

Andrew Micallef (1965, American). Mr. Micallef is executive vice president of global operations at NXP and a member of the management team. He joined NXP in May 2021 and is responsible for creating and executing NXP’s end-to-end manufacturing, quality and supply chain strategies. Mr. Micallef has more than 20 years of semiconductor industry experience, including senior operational roles overseeing manufacturing, procurement, supply chain management, logistics, quality, product and test engineering, information technology and facilities. Prior to NXP, Mr. Micallef was chief operations officer for Marvell. Prior to that, he held operations leadership roles at Intersil Corporation, Audience, LSI Corporation and Agere Systems.

•

Stephen Owen (1960, Dutch). Mr. Owen is executive vice president, global sales & marketing and member of the management team. He has extensive experience in developing business internationally and served in various marketing and sales leadership positions at NXP and Philips since 1998.

•

Jennifer Wuamett (1965, American). Ms. Wuamett is executive vice president, general counsel, corporate secretary and chief sustainablity officer, she has served as executive vice president, general counsel and corporate secretary since September 2018 and as chief sustainablility officer since March 2022. In these roles Ms. Wuamett is responsible for worldwide legal, governance, compliance and intellectual property matters for NXP and is also responsible for oversight of NXP’s ESG and risk programs. Previously, Ms. Wuamett served as senior vice president and deputy general counsel at NXP. Prior to that, she was Freescale’s senior vice president, general counsel and secretary and served in various other positions at Freescale and Motorola beginning in 1997.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding beneficial ownership of our common shares as of March 24, 2022, by:

•	each person or entity who is known by us to beneficially own more than 5% of our common shares;

•	each of our current directors and director nominees;

•	each of the Named Executive Officers; and

•	all of our current directors and executive officers as a group.

Percentage computations are based on 262,552,688 common shares outstanding as of March 24, 2022 and excludes 11,966,950 treasury shares held by the Company.

Beneficial ownership is determined in accordance with the rules of the SEC. Each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address of each person named in the table is c/o NXP Semiconductors N.V., High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands.

Name of Beneficial Owner	Common Shares Beneficially Owned	% of Common Shares Beneficially Owned
BlackRock, Inc.[1]	23,360,361	8.90%
FMR LLC[2]	19,543,266	7.44%
JPMorgan Chase & Co.[3]	17,256,841	6.57%
Kurt Sievers	141,114	*
Sir Peter Bonfield	15,192	*
Annette Clayton	—	*
Anthony Foxx	—	*
Kenneth A. Goldman[4]	19,240	*
Chunyuan Gu	—
Josef Kaeser	10,028	*
Lena Olving	1,641	*
Peter Smitham	5,792	*
Julie Southern	9,039	*
Jasmin Staiblin	3,623	*
Gregory Summe[5]	13,494	*
Karl-Henrik Sundström	1,647	*
William Betz[6]	2,702	*
Andrew Micallef	—	*
Stephen Owen	30,264	*
Jennifer Wuamett[7]	45,008	*
Peter Kelly[8]	205,739	*
Directors and current executive officers as a group (18 individuals)[9]	298,784	*

*	Represents less than 1%.
1.

Information about the number of common shares owned by BlackRock, Inc. (“Blackrock”) on December 31, 2021, is based solely on a Schedule 13G/A filed by Blackrock with the SEC on February 13, 2022. Blackrock’s address is 55 East 52nd Street, New York, NY 10055. Blackrock beneficially owned an aggregate of 23,360,361 common shares, has sole power to vote 20,813,424 shares and the sole power to dispose of 23,360,361 shares of our common stock.

2.

Information about the number of common shares owned by FMR LLC (“FMR”) is based solely on a Schedule 13G/A filed by FMR LLC with the SEC on February 9, 2022, reporting share ownership as of December 31, 2021. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (continued)

FMR, along with certain of its subsidiaries and affiliates, and other companies, beneficially owned an aggregate of 19,543,266 common shares, has sole power to vote 1,803,913 shares and the sole power to dispose of 19,543,266 shares of our common stock. Abigail P. Johnson is a Director, the Chairman, and the Chief Executive Officer of FMR. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR.
3.

Information about the number of common shares owned by JPMorgan Chase & Co. (“JPMorgan”) on December 31, 2021, is based solely on a Schedule 13G filed by JPMorgan with the SEC on January 26, 2022. JPMorgan’s address is 383 Madison Avenue New York, NY 10017. JPMorgan beneficially owned an aggregate of 17,256,841 common shares, has sole power to vote 15,834,435 shares and the sole power to dispose of 16,988,614 shares of our common stock, as well as the shared power to vote 164,468 shares and the shared power to dispose of 263,569 shares of our common stock.

4.	Includes 12,448 shares held indirectly by the Goldman-Valeriote Family Trust and 3,000 shares held indirectly by MNM Holdings LLC.
5.	Includes 3,000 shares held indirectly by the G L Summe Irrevocable Trust.
6.	Includes 365 shares held indirectly by custodial account for child.
7.	Includes 8,394 shares that may be acquired upon exercise of stock options that are currently exercisable.
8.	Includes 141,346 shares that may be acquired upon exercise of stock options that are currently exercisable.
9.	Includes 8,394 shares that may be acquired upon exercise of stock options that are currently exercisable.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our 2021 executive compensation program for the following executive officers (collectively, the “Named Executive Officers” or “NEOs”):

Name	Title
Kurt Sievers	Executive Director and President and Chief Executive Officer
William Betz	Executive Vice President and Chief Financial Officer (as of October 12, 2021)
Andrew Micallef	Executive Vice President Global Operations
Stephen Owen	Executive Vice President Sales and Marketing
Jennifer Wuamett	Executive Vice President, General Counsel and Chief Sustainability Officer
Peter Kelly	Former Chief Financial Officer

NXP pays for the performance and contributions of our NEOs through an integrated compensation program with a variety of components. The NEOs, under the leadership of our Executive Director and President and Chief Executive Officer (our “CEO”) and the other members of the Board, are held accountable for delivering results, while simultaneously creating a culture of innovation and customer focus. This CD&A explains our strategy in incentivizing, compensating and rewarding our NEOs. We are providing an overview of the philosophies, principles, and practices that we employ, as governed by the Board of Directors of NXP (the “Board”). The compensation of our CEO is determined by the Board in accordance with the principles set forth in the remuneration policy for executive and non-executive directors previously approved by our general meeting of shareholders, as required under Dutch corporate law.

2021 Was An Exceptional Year

“Semiconductors are entering a new cycle of growth driven by in-car electronics, AI-IoT devices, cloud processing, automation, 5G and connectivity features that make the world smarter and more sustainable. NXP’s strategy continues to focus on strong corporate governance and innovative system solutions that enable our customers’ success and drive long-term, profitable growth and shareholder value.”

Kurt Sievers, President and CEO

In 2021, the world, and especially the semiconductor market, experienced supply chain disruptions and, at the same time, an extraordinary demand resurgence. We also relied on the resilience and adaptability of our workforce to operate very effectively in the continued uncertainties of the ongoing COVID-19 pandemic.

2021 Financial and Operational Context

Our focus is to invest in solutions that will drive long-term, profitable growth, superior free cash flow and robust capital returns to our shareholders. Our strategy is to attain high relative market share positions within our target end markets, enabling our customers to succeed. Our financial performance in 2021 was strong despite continued COVID-19 pandemic and supply chain challenges. Overcoming these challenges we:

•	Delivered Strong Year-on-Year Revenue Growth: Revenue was $11.06 billion, up 28.5% year-on-year

•

Continued to Drive Robust Profitability: GAAP gross profit was $6.07 billion, up 43.3% year-on-year, equating to a GAAP gross margin of 54.8%, up 566 bps from 2020. Non-GAAP gross profit was $6.21 billion, up 41% year-on-year, equating to a non-GAAP gross margin* of 56.1%, up 500 bps from 2020. We continued to invest in our people and technology portfolio so as to deliver unique and differentiated products enabling our customers’ success. GAAP operating expenses were $3.48 billion, down 11.4 % year-on-year or 31.5 % of revenue. Non-GAAP operating expenses* were $2.56 billion, up 17.9% year-on-year or 23.2 % of revenue consistent with our stated long term non-GAAP financial model. Taken together GAAP operating profit was $2.58 billion, up 517.9% year-on-year, equating to a GAAP operating margin of 23.3%, up 1,849 bps from 2020, and our non-GAAP operating profit* was $3.64 billion, up 63.4% year-on-year, equating to a non-GAAP operating margin* of 32.9%, up 704 bps points from 2020.

•

Generated Strong Cash Flow: Full-year cash flow from operations was $3.08 billion, with net capex investments of $766 million, resulting in non-GAAP free cash flow of $2.31 billion up 10.4% year-on-year or 21% of revenue*

EXECUTIVE COMPENSATION (continued)

•

Returned Consistent and Robust Capital to Shareholders: Consistent with our stated long-term goal to return excess free cash flow to our owners, in 2021 NXP returned $4.58 billion to shareholders through previously announced share repurchases (20.6 million shares for a total cost of $4.02 billion) and cash dividends ($562 million), reducing our diluted share count by approximately 2.9%.

*

non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating profit, non-GAAP operating margin and non-GAAP free cash flow are financial measures that do not comply with US GAAP. Appendix A to this Proxy Statement quantifies and reconciles these measures to the comparable US GAAP financial measure.

Accelerating Profitable Growth

In 2021, our extraordinary accomplishments supported our overall strategy and product portfolio, including the following:

AUTOMOTIVE

•	Delivered NXP’s S32G2 vehicle network processors and the S32R294 radar processor on TSMC’s advanced 16 nanometer (nm) FinFET process technology

•	Combined NXP’s vehicle networking, gateway and i.MX 8 Series processors to enable enhanced services, convenience and over-the-air updateable vehicles

•

Continued innovation for clean, sustainable and power-efficient electronic vehicles with NXP’s complete and highly scalable BMS and Inverter Solutions, bringing down costs, proving safety and increasing performance with extended range and fast charging

•	NXP’s BMS solution powered a large eBus fleet in China, electric bikes launch in India and energy storage projects in the United States

INDUSTRIAL AND IOT

•	Expanded our EdgeVerse™ portfolio with crossover applications processors as well as next-generation i.MX 9 series of high-performance intelligent applications processors

•	Continued innovation across our Wi-Fi 6 / BLE SoC portfolio with new highly integrated Wi-Fi 6 solutions across embedded processing portfolio

MOBILE

•	Combined NXP’s Ultra-Wideband (UWB) and Bluetooth® technologies to provide greater location accuracy for Samsung Galaxy SmartTag+

COMMUNICATION INFRASTRUCTURE

•	Announced RF solutions for 5G massive MIMO that combine the high efficiency of GaN with the compactness of multi-chip modules

EXECUTIVE COMPENSATION (continued)

Our People: The Heart of NXP

•	We maintained our significant investment in R&D, especially focused on preserving critical R&D talent to continue delivering projects and setup future growth

•	We successfully transitioned two retiring, named executive officers, with one coming through an external hire and one through our internal succession planning process

•	We maintained strong leadership of our workforce, whether working in our essential operations or remotely, to support and minimize the disruption of our talent

•

We continued to take targeted actions to ensure talent continuity, recognizing that a loss of our key management and other team members, or an inability to attract qualified new employees, could affect our business in a highly competitive environment

Safety and wellbeing of our team members, customers and suppliers

•

We executed world-class health and safety protocols at all NXP sites to mitigated the safety risks to our team members who were onsite running our fabrication plants and R&D laboratories during this time

•	We continued our commitment to open communications with team members

•	We launched a Team Member Wellbeing series that focused specifically on areas of physical, emotional and personal wellbeing for our team members across the world

Shareholder Engagement and Results of 2021 Advisory Vote on Executive Compensation

At our annual general meeting of shareholders held on May 26, 2021, we received approximately 65% of the votes in favor of the proposal to approve our NEOs’ compensation, on a non-binding, advisory basis. While this represented an improvement from our 2020 results, we are continuing our efforts to increase the overall shareholder support for our compensation program. We recognize the importance of engaging with our shareholders to ensure that we understand their concerns about our compensation program philosophy and design.

Our investor outreach efforts were aimed at supporting two major goals. First, we maintained a consistent, proactive and timely engagement with current and potential shareholders to present our long-term strategy, the tangible proof points and measurement of our execution and our resulting financial performance. These engagements are undertaken throughout the year by a combination of our CEO, CFO and other executives. During 2021, notwithstanding the ongoing remote working situation that applied to both NXP and its shareholders, our management team held over 250 unique virtual investor meetings. Additionally, we held our triennial Investor Day in November 2021, where members of our management presented a compelling roadmap for profitable growth to 55 analysts and investors attending in-person, as well as over 300 unique investors attending virtually. Second, we facilitated on-going dialog between the governance and stewardship groups of our major shareholders and key members of our board of directors. These discussions focused on company management oversight, corporate governance, human capital management and environmental, social and governance (ESG) topics.

As a result, following our 2021 AGM, our Chair of the Board, the Vice-Chair of the Board and the Chairs of the Compensation and Nominating and Governance committees met with governance and investment stewardship teams of ten of our major shareholders, representing approximately 40% of outstanding shares, providing an opportunity for these shareholders to speak directly to our board leadership. In these discussions, our Board members sought ideas and feedback on environmental, social and governance-related matters as well as NXP’s executive compensation program.

What We Heard

The shareholders expressed appreciation for the opportunity to dialogue directly with board members on governance and sustainability issues. A majority of investors expressed support for NXP to issue carbon neutral goals. The consistent feedback was that we should establish a long-term goal combined with specific intermediate targets annually. Several shareholders specifically noted that they preferred these goals to be set/verified under the Science Based Targets initiative.

EXECUTIVE COMPENSATION (continued)

A majority of investors supported or suggested that we include ESG metrics in our compensation plans and noted they favor giving companies flexibility in choosing appropriate metrics and whether to include ESG metrics as components of short or long term compensation. The investors also asked that we provide transparent disclosure on why we select certain metrics and how they relate to our business so they could evaluate for appropriateness to our business.

We also discussed the design and payout ranges of our performance-based long term incentive equity program, which uses three-year relative total shareholder return as the performance measure. Target shares are earned if our share price return is at the median of our compensation peer group. Initial or threshold payouts begin by achieving at least the second quartile performance. A minority of the shareholders provided feedback that we should consider adding another metric to this program, expressing a preference for compensation programs with multiple metrics.

The shareholders with whom we connected generally provided positive feedback on our overall ongoing executive compensation program design and found that we have an appropriate balance of short and long-term rewards, with sufficient performance related elements.

In addition to specific comments on executive compensation, shareholders noted that we made significant progress in 2021 to advance our disclosures regarding human capital as well as diversity, equality and inclusion and expressed a continued interest in understanding important information about our workforce including:

•	Demographics

•	Diversity, equality and inclusion goals and statistics

•	How we invest in our current and future talent

•	How we monitor and manage retention

We have included an explanation of these topics in the ‘Human Capital Management’ section of this proxy statement beginning on page 9. More details about these topics are included in our 2021 NXP Corporate Sustainability Report which can be found on our website at http://nxp.com/CSR. The contents of our website and our Corporate Sustainability Report are referenced for general information only and are not incorporated by reference in this proxy statement.

How We Responded

Our Board and the Human Resources and Compensation Committee of the Board (the “HRCC” or the “Committee”) thoughtfully considered and evaluated important information gathered from our shareholder engagement process and, together with feedback and input from our independent executive compensation consultant, decided upon a course of action considering all relevant stakeholders. Based on this process we made three modifications to our executive compensation programs and disclosure practices as described below.

2021 Modifications to Our Executive Compensation Programs and Disclosure Practices

1.

Starting in 2022 we have introduced a sustainability component including environment and people related metrics into our short term annual incentive plan to reinforce our corporate commitment in these areas. As a large, multinational company, we know that our operations are strengthened when we leverage the diversity of thought and cultures of our workforce. We are also committed to reducing the environmental impact of our operations, being good stewards of our planet and doing our part to create a more sustainable world. We are dedicated to measurable year-on-year progress. Therefore, the HRCC approved the introduction of a sustainability component which contains multiple metrics and targets in service of supporting our long term environmental and people related aspirations. The HRCC set the weighting of the sustainability component at 20% of our Annual Incentive Plan. We will discuss this sustainability component further later in this CD&A.

2.

We reduced the share realization of our 2021 PSU awards from 50% to 25% of target at the 25th percentile relative total shareholder return, which is the minimum payout threshold for this program. This further reinforces our pay for performance philosophy by reducing the threshold payment amount if we underperform our peers. While we also considered adding other performance metrics to our performance-based equity program, the HRCC determined to continue using Relative Total Shareholder Return (“RTSR”) as the single metric in order to keep the program simple to communicate and to align most effectively with the long-term shareholder interests.

3.

We enhanced the disclosure in this proxy statement to more transparently describe the basis for decisions we make around our compensation programs and expanded the disclosures around our human capital programs.

EXECUTIVE COMPENSATION (continued)

Other compensation program elements that are discussed later remained unchanged and had received positive support from our shareholders. This includes our continued standard practice of determining equity award sizes for all NEOs based on prevailing market practice in our compensation peer group and determining appropriate annual incentive plan measures based upon the company’s business focused targets.

Ongoing Shareholder Engagement

We will continue a regular, proactive shareholder engagement approach with portfolio managers, sector equity analysts and governance teams. We believe that regular engagement with our shareholders is important and will allow us to continue to understand and respond to their questions and concerns on a more real-time basis. Throughout this process, we will seek to gain feedback and answer shareholder questions on our business strategy, compensation practices, governance topics, ESG and other related issues.

Compensation Philosophy

As previously described in the ‘Corporate Governance’ section of this proxy statement, our long-term strategy is to maximize value for shareholders and other stakeholders of the Company. By driving revenue growth, strong gross margin and enhancing the product portfolio as well as developing, rewarding and retaining a highly engaged workforce, we have shown a strong return for shareholders. Our purpose is bringing together bright minds to create breakthrough technologies that make the connected world better, safer, and more secure, a mission inspired by our innovation and customer focus. We have directly and deliberately linked NEO pay to stakeholder interests including shareholders. This will be discussed in detail in following sections of this CD&A.

We operate globally and our executives are located in multiple countries. As a result, our pay philosophy considers both the overall importance of consistency across the world and specific competitive pay practices in the local country where our executive talent resides. Our overarching pay strategy is to:

Pay for Performance—delivering highly competitive overall pay for market leading performance.

Our executive compensation program is designed to:

✓

Align to stakeholder interests, including shareholders, customers, employees, suppliers, as well as local and international communities where we operate, by delivering short and long term corporate strategic goals

✓	Enable NXP to attract, retain, motivate, and grow highly qualified talent with competitive and comprehensive programs

✓	Create, develop, and reward our smart, dedicated, hard-working and innovative team members

✓	Reward both collective and individual performance

✓	Ensure fiscally sound practices while maximizing the value of the various compensation programs to individuals and NXP

✓	Align to and reward demonstration of corporate values in support of our strong corporate culture

✓	Focus our innovations and rewards on our commitment to environmental and social good

Key Practices in Determining Executive Compensation

The compensation of our CEO is determined by the Board, in accordance with the principles set forth in the remuneration policy for executive and non-executive directors previously approved by our general meeting of shareholders, as required under Dutch corporate law.

EXECUTIVE COMPENSATION (continued)

The compensation of our other NEOs is also governed by the Board with specific actions taken to ensure the direct connection of rewards to key performance outcomes aligning executive pay to short and long-term stakeholder interests. Overall, our programs are competitive in the marketplace and highly incentive-based, with a large percentage of overall compensation ‘at-risk’ earned via our short- and long-term incentive programs based on overall Company and individual performance.

What We Do	What We Do NOT Do

✓   Emphasize pay for performance

✓   Tie a significant majority of our executives’ pay to Company performance and use both long- and short-term performance metrics

✓   Cap annual incentive and performance share unit plan payouts at 200% of target

✓   Include a “double-trigger” provision under our cash and equity incentive plans in the event of a change-in-control

✓   Maintain meaningful stock ownership guidelines for executives and directors

✓   Use an independent executive compensation consultant to guide the compensation plans

✓   Evaluate competitive market practices to establish program design and targeted payout amounts

✓   Conduct an annual risk assessment of our compensation programs

✓   Maintain a robust claw back policy covering cash and equity incentive plan awards for directors, including the executive director and CEO

✓   Follow principles of our shareholder approved executive and non-executive director remuneration policy

✓   Conduct board-level outreach to shareholders to elicit feedback on our compensation program

✓   PSUs potentially earned is capped at 100% of target if total shareholder return for the performance period is negative, regardless of the Company’s relative performance compared to the Peer Group

×  Provide for guaranteed salary increases or payouts for performance-based awards

×  Provide dividends or dividend equivalents on unearned performance share units

×  Provide for excise tax gross-ups resulting from M&A activity or terminations

×  Provide for excessive separation payments, liberal definitions of change in control, or single-trigger cash severance upon a change in control

×  Provide above market returns on deferred compensation plans

×  Permit short sales, hedging, and transactions involving derivatives of our stock

×  Provide personal loans, guarantees or other similar arrangements to executives

×  Allow the pledging of Company stock by directors, executive officers, and certain other employees

×  Re-price or buyout options without shareholder approval

EXECUTIVE COMPENSATION (continued)

Key Components of Our Executive Compensation Program

Pay Component	Approach and Structure	Connection to Our Compensation Philosophy and 2021 Key Points
Base Salary (see page 54)

•  Provides a competitive fixed component of cash compensation

•  Based on an individual’s role, experience, capability, and contributions

•  Reviewed annually against competitive benchmarks in local markets

•  Attracts, retains, motivates, and enables us to develop highly qualified executive leaders

•  Key Point: Limited salary increases for NEOs including Mr. Betz upon promotion to CFO and Ms. Wuamett, our EVP General Counsel, to better align with market levels

Annual Incentive Plan (“AIP”) (see page 55)

•  Variable, at-risk compensation

•  Rewards achievement of business/function, and/or overall corporate results against key Company near-term goals

•  Performance measures and targets evaluated semi-annually and set by the Board

•  In 2021, the program focused on absolute revenue growth and non-GAAP gross margin

•  Rewards Company performance against challenging short-term targets, with appropriate and capped rewards for outstanding performance

•  Key Point: 2021 2H performance targets were raised to reflect the market discussed further on page 56

•  Key Point: The revenue performance metric was changed to an absolute revenue target

•  Key Point: 2022 performance measures will include a sustainability component focusing on environmental and people initiatives

Performance-Based Restricted Stock Units (“PSU”) (see page 59)

•  Meaningfully incents management to execute on our longer-term business objectives

•  Drives long-term shareholder value creation

•  Vesting based on 3-year cliff using 3-year RTSR measured against a defined compensation peer group

•  Aligns with shareholder interests by driving superior performance against longer-term corporate financial, operational, and strategic goals

•  Key Point: Target awards represent 70% of long-term incentive compensation value at time of award

•  Key Point: Payout is capped at 200% for top quartile performance and capped at 100% if RTSR is negative regardless of relative ranking

•  Key Point: The percent of target PSUs awarded at second quartile performance was reduced from 50% to 25%

Restricted Stock Units (“RSU”) (see page 59)	• Aligns executives’ interests with those of shareholders • Helps the Company retain key talent • Vests ratably over 3 years

•  Aligns with shareholder interests, while also establishing retention of our highly qualified executive talent over time

•  Key Point: Target awards represent 30% of long-term incentive compensation at time of award

Benefits and Other Compensation (see page 61)

•  Generally, delivers local programs, consistent with other executives, to plan for various life events

•  Supports the varying needs of executives operating in a complex, global environment

•  Allows executives to maximize time and attention on activities driving company performance

•  Attracts, retains, motivates, and enables us to develop highly qualified executive leaders while providing a competitive overall total rewards program

•  Key Point: Benefits and other compensation are generally consistent with those offered to other executives within the same country of residence as the NEO. We do not offer excessive perquisites to our NEOs

EXECUTIVE COMPENSATION (continued)

A Large Majority of Our NEOs’ Target Pay is At-Risk

Our performance-based culture and pay for performance philosophy strongly align the interests of our NEOs with those of our stakeholders. As shown in the following charts, our 2021 target executive compensation program was heavily weighted towards at-risk compensation. Our CEO has 93% of his target compensation at risk with variable components. More than 65% is directly linked to performance of the company and himself through the value of his target AIP and performance-based equity awards. Our other executive officers who are NEOs, excluding our former CFO, also have 84% of their target compensation at risk and 63% of their compensation linked directly to performance.

These figures include annualized salary, target AIP and annual equity award grant values. Figures exclude the items outlined in the Summary Compensation Table as All Other Compensation. The average NEO figures exclude the CEO and former CFO.

Peer Group Analysis and Benchmarking

Competitive data associated with our Peer Group is evaluated annually by the HRCC to:

•	Use as the basis for setting target total compensation

•	Drive appropriate pay levels to attract, retain, motivate, and develop our executive team

•	Ensure that we provide market competitive programs—both individually and in aggregate

•	Calibrate relative shareholder return for purposes of determining the vesting of performance-based stock unit plans (see further discussion later in this proxy)

In addition to our Peer Group, the HRCC, along with Mercer, the HRCC’s independent executive compensation consultant, and management, reviews compensation information from published surveys to assess select roles and provide a broader view of the local and global competitive marketplace. From time to time, we evaluate information on pay levels and plan designs from other comparable companies that we believe are important for a more comprehensive understanding of our industry and/or broader technology market practices.

This market research is used to inform program design principles along with the amount for each pay program and the overall total package. The HRCC uses competitive benchmark data focusing on the median of the Peer Group to inform various compensation related decisions including base salary, incentive targets and target equity award levels. While this benchmark information is used as a guideline, it is not used as a specific target. Other factors are also considered in making final decisions for each pay component such as experience, performance, role complexity, leadership capability, impact.

The HRCC reviews the Peer Group regularly to ensure the most appropriate information is used in making executive compensation decisions. For 2021, the HRCC—in conjunction with Mercer and management—reviewed NXP’s peer group (the “Peer Group”) for use in understanding market competitive pay levels for various executive positions, as well as other competitive compensation practices and plan design components. To determine the companies to include in the Peer Group, a variety of factors were considered by the HRCC, including revenue, market capitalization, enterprise value, similarities to the industries in which we operate, and the overlapping labor market for top management talent. As a result of this review, the HRCC made no changes to the Peer Group for 2021.

EXECUTIVE COMPENSATION (continued)

For 2021, our Peer Group consisted of the following companies:

PEER GROUP
Advanced Micro Devices	Microchip Technology
Analog Devices	Micron Technology
Applied Materials	NVIDIA
ASML Holding	ON Semiconductor
Broadcom	QUALCOMM
Corning	STMicroelectronics
Infineon Technologies	Seagate Technology
Lam Research	TE Connectivity
Marvell Technology	Texas Instruments
Maxim Integrated Products*	Western Digital

*	The Peer Group was determined by the HRCC prior to the completion of the acquisition of Maxim Integrated Products by Analog Devices.

2021 Compensation Decisions

Below we provide more details about each pay component and how the related amounts were determined.

Base Salary

Base salary represents annual fixed compensation and is a standard element of our executive compensation program necessary to attract and retain talent. The HRCC reviews base salaries annually and approves each NEO’s base salary after assessing the following:

•	The individual’s role, performance and contributions, experience, and internal equity considerations relative to other executives with similar roles and responsibilities

•	The competitive landscape, including the compensation practices of the companies in our Peer Group and, where appropriate, survey data from a broader index of comparable public companies

•	Our business strategy and compensation philosophy

•	Past actions related to base salary and whether any further change is warranted

After thoughtful consideration of these factors, the HRCC determined the following annualized base salaries for each of the NEOs, only two of which increased on an annualized basis from 2020.

Name	Annualized Base Salary as of December 31, 2021
Kurt Sievers	$1,181,800 (€1,000,000)
William Betz	$450,000
Andrew Micallef	$500,000
Stephen Owen	$531,810 (€450,000)
Jennifer Wuamett	$515,000
Peter Kelly	$750,000

Note: The average exchange rate of 1.1818 (internal annual average rate) was used to convert from Euros to USD for Messrs. Sievers and Owen who are both paid in Euros.

EXECUTIVE COMPENSATION (continued)

Effective from April 1, 2020 to December 31, 2020, as a response to the COVID 19 pandemic, Messrs. Sievers, Owen and Kelly and Ms. Wuamett agreed to a voluntary 25% reduction in base pay. In 2021, for Messrs. Sievers, Owen and Kelly, the base salary was unchanged from 2020 other than to reflect the termination of the voluntary reduction. During the HRCC’s annual review process in May 2021, Ms. Wuamett’s salary was increased from $470,000 to $515,000 effective July 1, 2021 based on the competitive marketplace and her experience.

In the case of new placements, whether newly hired or internally promoted, the HRCC engages in a specific analysis and discussion to establish the initial pay level. Mr. Micallef was newly hired to replace the retiring Executive Vice President Global Operations in May of 2021. His annualized base salary was determined to be $500,000 upon hire. Mr. Betz was internally promoted on October 12, 2021 to replace Mr. Kelly as Chief Financial Officer resulting from our succession planning process. Given that he is a new CFO and will be developing into his role, the Committee determined an appropriate annualized base salary to be $450,000. This base salary level will be reviewed along with the other NEOs annually and will be adjusted as appropriate to reflect growth in the role and the competitive market.

Between October 12, 2021 until his retirement on February 28, 2022, Mr. Kelly remained an employee of the Company’s subsidiary under the terms and conditions of Mr. Kelly’s already existing employment agreement which sets his base pay at $750,000 and his annual incentive plan target at 100%. During this time, he provided transitional support to Mr. Betz in order to ensure the smooth transition of this crucial role. Other than agreements established while Mr. Kelly was CFO, no additional arrangements were entered with Mr. Kelly with regards to his retirement from the Company.

Annual Incentive Program

The Annual Incentive Plan (“AIP”) is the primary incentive vehicle that we use to drive performance on a short term basis. The AIP focuses on performance metrics critical to NXP’s success that are measured on a six monthly basis. These metrics and goals and their associated performance ranges are established near the start of each six month performance period and approved by the HRCC. The AIP is a plan under the Company’s 2019 Omnibus Incentive Plan as approved by shareholders in 2019.

The HRCC reviews and approves the AIP program and targets taking into consideration:

•	Each NEO’s role, experience and expected contributions

•	The competitive market for determining targets as a percentage of base salary

•	The measures that best reflect the company’s short-term strategy and performance expectations in the fiscal year and their alignment to stakeholder interests

The 2021 AIP targets approved for Messrs. Sievers, Owen, Kelly and Ms. Wuamett remained unchanged from 2020. The AIP target for Mr. Betz reflects his promotion as CFO and for Mr. Micallef, his appointment as Executive Vice President Global Operations.

Name	AIP Target (% of Base Salary)
Kurt Sievers	150%
William Betz	80%
Andrew Micallef	80%
Stephen Owen	80%
Jennifer Wuamett	80%
Peter Kelly	100%

For 2021, our AIP had two financial components weighted equally at 50% each. The overall payout opportunity is capped at 200% of target. The two financial measures were:

•

Revenue Growth: NXP is a market leader in multiple end markets, and our continued success is dependent on our ability to grow our revenue in these markets. Management and the HRCC reviewed the approach used in 2020 which focused on relative revenue growth and evaluated our growth as a percentage of the overall market. This approach used external market share statistics in

EXECUTIVE COMPENSATION (continued)

comparing NXP revenue to our strategic end markets via the focused Total Available Market as defined by World Semiconductor Trade Statistics. The HRCC determined that this market data reflected an overall growth in the semiconductor market that was concentrated largely outside of NXP’s end markets. Therefore in 2021, we implemented a straightforward metric related to absolute revenue targets to deliver shareholder value rather than a relative market share revenue growth which was used only in 2020. Specifically, the revenue metric is the fully reported GAAP result as publicly reported for the two quarters comprising the performance period.

•

Non-GAAP Gross Margin Expansion: Non-GAAP gross margin forms the cornerstone to driving our overall profitability. Successfully delivering differentiated new products that drive value to our customers is critical to driving profitable growth. This is consistent with the measure used in 2019 and 2020 representing continued focus on gross margin. Non-GAAP Gross Margin is a non-GAAP financial measure. We calculate Non-GAAP gross margin by adjusting Gross Margin to exclude the effects of purchase price accounting, restructuring, stock-based compensation, merger-related costs, and other incidentals. These measures should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

The semiconductor industry, especially in the markets NXP serves, historically has experienced cyclical performance. Starting in 2020, NXP developed performance targets for each half of the year to be measured and judged independently for purposes of the Annual Incentive Plan. In 2020, the performance targets for both of the half year performance periods of the AIP were set by the Board in February 2020. 2020 was significantly impacted by the COVID 19 pandemic. In the first half 2020, we saw dramatic market downturns substantially the result of the pandemic. In keeping with our strong pay for performance philosophy, the measures that were set forth at the beginning of the year were not adjusted for market conditions or the impact of COVID-19. Despite overcoming challenges and building a recovery trajectory in the second half of 2020, we did not payout short term incentives to our NEOs as the threshold performance established prior to the pandemic were not changed. We believe our NEOs are ultimately responsible for delivering results despite economic and environmental conditions.

In 2021, taking the cyclical nature of the industry along with the continued uncertainties of COVID 19 and supply chain challenges, NXP set performance targets for the performance periods at the start of the performance period (January 1 – June 30, 2021 (“1H 2021 Performance Period”) and July 1 – December 31, 2021 (“2H 2021 Performance Period”), rather than on an annual basis at the start of the year. The HRCC, in addition to setting the specific first half year targets, set directional goals for both performance periods at the beginning of the year. They then established the specific performance targets for the second half of the year after the first performance period ended. The performance targets set for each half were intended to improve on the performance of the previous year’s half yearly performance. The revenue targets for 1H 2021 and 2H 2021 were approximately 24% and 9% improvements over previous year halves’ actual performance respectively. The adjusted gross margin targets for 1H 2021 and 2H 2021 were approximately 7% and 7.5% improvements over previous year halves’ actual performance, respectively, in a challenging supply chain environment. In addition, 1H 2021 revenue targets were set to ensure that we maintained the performance of 2H 2020 even though a typical revenue pattern suggests 1H to be lower than 2H of the previous year. Setting targets for each half year at the beginning of the performance periods is reflective of the nature of business performance and allows us to better align rewards to realistic performance expectations considering the dynamics of the market. This approach allows the HRCC to consider many factors including significant uncontrollable impacts like COVID as well as potential market recoveries like were seen in the latter part of 2021.

For 2H 2021, the HRCC increased the 2H 2021 financial goals upon reviewing the exceptional recovery of the semiconductor market. The semiannual performance periods enabled us to gauge performance and respond to volatility in the market without having to make disruptive mid-cycle modifications. It also allowed for greater transparency on the progress towards the goals communicated to our employees. For employees other than our NEOs and other members of the management team, payouts were made twice – in October for the 1H 2021 Performance Period and April 2022 for the 2H Performance Period. For our NEOs and management team, the payout continued to be made on an annual basis in April 2022 using the formula below.

The AIP payments for our NEOs were calculated as follows (unless otherwise noted below):

*	Bonusable salary was determined based on year end base salary prorated for the time worked or for the amount already paid prior to promotion during the year.

EXECUTIVE COMPENSATION (continued)

The following table shows the measures and payout factors at each performance level for the Corporate Financial Performance Component of our 2021 AIP approved by the Board at the beginning of each performance period:

2021 AIP Framework, Performance Targets & Results
	Measures	2020 Results	Threshold (25%)	Target (100%)	Stretch (200%)	Weighting	2021 Result	Measure Realization

1H 2021	Revenue ($ millions)	$3,838	$4,025	$4,775	$5,525	50%	$5,163	151.8%
	Non-GAAP Gross Margin Expansion	50.5%	53.0%	54.0%	55.0%	50%	55.2%	200.0%
	1H Performance Period Payout Factor							175.9%

2H 2021	Revenue ($ millions)	$4,774	$4,500	$5,200	$5,900	50%	$5,900	200.0%
	Non-GAAP Gross Margin Expansion	51.6%	54.5%	55.5%	56.5%	50%	56.9%	200.0%
	2H Performance Period Payout Factor							200.0%

	Average Performance Factor							187.95%

NXP’s performance in 2021 was a significant and remarkable rebound from the impact of the COVID-19 pandemic downturn which impacted our strategic end markets and our performance in 2020, where the company made no payments under our AIP. During 2021, both revenue and non-GAAP gross margin performance were the best delivered in NXP history. Revenue was up 28.5% year over year, with sequential and annual growth in each of the four quarters of 2021. Non-GAAP gross margin expansion was exceptional, increasing 500 basis points year-on-year versus 2020. We believe the structure of AIP helped motivate our NEOs, management team and employees to build this momentum.

While the AIP for 2021 was split into two distinct six month performance periods, our NEOs only received one annual incentive payment in April 2022, i.e. after certification of the second half performance period. This was determined most appropriate in holding NEOs accountable for the full year and provided the HRCC with the ability to apply discretion to payouts, likely downward, in the event of a disconnect between performance in the two distinct performance periods. It also provided for an additional element of retention for our NEOs as they play a vital role in leading the organization throughout the year. Below are the AIP payments that will be made to our NEOs in April 2022.

Name	2021 AIP Payment
Kurt Sievers	$3,331,790
William Betz(1)	$525,000
Andrew Micallef(2)	$488,105
Stephen Owen	$799,630
Jennifer Wuamett	$774,354
Peter Kelly	$1,409,625

1.

Because Mr. Betz was not part of the management team during the 1H Performance Period, $165,000 of the amount above was received in October 2021 based on the 1H Performance Period Payout Factor and his salary, AIP target and individual performance before he was CFO. His 2H Performance Period payment is based on the 2H Performance Period Payout Factor and his new salary and AIP target as CFO.

2.

Mr. Micallef joined the company in May 2021. In order to have his 2021 AIP payment be reflective of when he was an employee of the company, his AIP payment was determined as follows: an amount equal to the 1H Performance Period Payout Factor multiplied by his AIP target and his prorated salary for the 1H performance period plus an amount equal to the 2H Performance Payout Period Factor multiplied by his AIP target and his 2H performance period salary.

EXECUTIVE COMPENSATION (continued)

As previously discussed, the HRCC has approved including a sustainability component in our Annual Incentive Program starting in 2022. The financial targets will continue to focus on non-GAAP revenue and gross margin set on a semiannual basis. This practice helped to communicate more transparently with employees as well as build momentum toward exceeding expectations. The new sustainability component will consist of environment and people metrics related to increasing renewable electricity, reducing carbon emissions, updating water recycling goals, ensuring employee safety, increasing female representation and advancing desired culture. The sustainability component will be evaluated on an annual basis and paid with the 2H financial payment. Below is the 2022 AIP framework.

Long-Term Incentive (“LTI”) Program

A fundamental underpinning of our LTI program design is to align our NEOs’ and other key strategic decision makers’ interests with those of our shareholders. Our NEOs are critical to NXP’s long-term success, including driving our vision, strategy, and corporate culture. As a result, we tie 70% of our NEO’s target LTI to NXP’s relative stock price performance.

In establishing the LTI program for 2021, consistent with 2019 and 2020, the HRCC considered the following:

•	Expected long-term contribution of each role and individual

•	Competitive market practice for each role as compared to our Peer Group and general competitive talent market practice

•	Connection to shareholder interests through recognizing stock price appreciation

•	Simplicity in the number of measures

•	Importance of establishing and retaining our high performing executive team

•	Appropriate balance between time-based and performance-based LTI

EXECUTIVE COMPENSATION (continued)

NXP granted the following types of LTI awards to our NEOs in 2021:

LTI Award Type	Target Weighting	Vesting Schedule	Vesting Provisions
PSUs	70%	100% after year 3 to the extent earned once results have been certified by the Committee	Performance-based contingent on NXP’s RTSR performance against the Peer Group with a vesting range of 0 – 200%
RSUs	30%	1/3rd per year starting on the first anniversary of the grant date	Service-based

PSUs: For all grants made under our 2021 LTI program, the number of shares earned will be contingent upon NXP’s RTSR performance versus the Peer Group from November 2, 2021 through November 1, 2024. The peer group used for this purpose is the same Peer Group described above in the section ‘Peer Group Analysis and Benchmarking’ except for the removal of Maxim Integrated Products.

RTSR is a powerful measure that aligns directly with shareholder interests via stock price appreciation and returns to shareholders via dividends. It also reflects the important performance factors influencing our relative performance including financial performance as well as other considerations such as items discussed in the Governance and Sustainability sections of this proxy statement. The HRCC determined to continue RTSR as the sole measure used in assessing PSU performance after considering shareholder feedback and reviewing other options as well as the prevailing market practice. The number of PSUs ultimately earned at the end of the three-year performance period will be based on the payout schedule in the table below, with the overall payout opportunity capped at 200% of target for performance at or above the 75th percentile of the Peer Group. Prevailing market practice within our Peer Group shows similar payout structure to that presented in the table below with target vesting earned by achieving median performance.

For the awards granted in 2021, the Committee evaluated the full payout structure, considered shareholder feedback and determined that the percentage of target PSUs awarded at second quartile performance should be reduced from 50% to 25%. This reduction further reinforces our pay for performance compensation philosophy by further reducing compensation in the event of relative underperformance.

	NXP Relative TSR Percentile Rank vs. Peer Group	% of Target PSUs Vesting in 2020	% of Target PSUs Vesting in 2021
Maximum	75th Percentile or Greater—Top Quartile	200%	200%
Target	50th Percentile—Third Quartile	100%	100%
Threshold	25th Percentile—Second Quartile	50%	25%
	Less than 25th Percentile—First Quartile	0%	0%

For performance between the levels shown in the preceding table, the percentage of target PSUs that will vest will be determined using linear interpolation. The final number of PSUs earned will be capped at 100% of target if NXP’s total shareholder return for the performance period is negative, regardless of the Company’s relative performance compared to the Peer Group.

RSUs: The RSUs granted to our NEOs vest 1/3rd per year starting on the first anniversary of the grant date. We believe that RSUs provide an important long-term retention incentive for our NEOs and further align their interests with those of our shareholders, but in accordance with our pay for performance philosophy, we limit the time-based RSUs to 30% of the LTI awards.

2021 Target LTI Awards

Following thoughtful consideration of all relevant factors, the HRCC approved the individual annual LTI grant values to our NEOs in November 2021 as follows to be earned over the next three years. These grants were made in the customary granting cycle for NEOs and other employees. The grants are fully outlined in the Grants of Plan Based Awards on page 68.

For the annual LTI award granted to our CEO, the HRCC considered many important factors including:

•	Record breaking performance in 2021

EXECUTIVE COMPENSATION (continued)

•	Effective transition in leadership and in establishing the new leadership team

•	Exceptional leadership in advancing NXP’s strategy

•	Extraordinary professionalism in handling the COVID-19 pandemic impacts especially regarding employee safety, engagement, and wellbeing

•	Customer support and collaboration through supply chain challenges

Name	2021 Annual LTI Grant Value ($)	70% PSUs ($)	PSUs Granted (at Target) (#)	30% RSUs ($)	RSUs Granted (#)
Kurt Sievers	$14,000,000	$9,800,000	47,444	$4,200,000	20,334
William Betz	$2,500,000	$1,750,000	8,473	$750,000	3,631
Andrew Micallef	$1,900,000	$1,330,000	6,439	$570,000	2,760
Stephen Owen	$2,500,000	$1,750,000	8,473	$750,000	3,631
Jennifer Wuamett	$2,200,000	$1,540,000	7,456	$660,000	3,196

Mr. Sievers was awarded a total of $14 million in LTI in 2020, including a promotional grant upon his promotion to CEO and during the annual granting process in November 2020. The Committee determined that maintaining the same level was appropriate given his extraordinary leadership during 2021 to reach exceptional financial performance and overcome challenges. In addition to his annual LTI grant, Mr. Micallef also received a $1,000,000 RSU new hire grant (equal to 4,750 shares) in August 2021 that is not reflected above. Mr. Kelly did not receive any new equity grants during 2021.

The number of shares awarded under the LTI program are determined by taking the target annual LTI award value and dividing it by the grant date closing price. For the annual LTI awards on November 2, 2021, the grant date closing price was $206.56. The amounts reported in the 2021 Summary Compensation Table include the grant date fair values (i.e., accounting values) of the awards.

Executive Share Ownership Guidelines

In addition to our strong pay-for-performance philosophy and overall executive compensation program design, we further align our executives’ interests with those of our shareholders through the NXP Executive Equity Ownership Policy (the “EOP”). The EOP applies to all NEOs as well as other senior executives of the Company. All the NEOs are in compliance with their respective ownership guideline.

EOP Level	NXP EOP Policy
President & CEO	6.0x base salary
Management Team: Section 16 Officers	3.0x base salary
Board of Directors	5.0x annual cash retainer
Compliance Window	5 years
Policy if EOP not met	Retain 100% of the net shares received from LTI grants until EOP is met, with HRCC discretion to assess special situations on a case-by-case basis
Shares Counted towards EOP	Shares directly or beneficially owned; unvested time-based restricted stock units (RSUs)

Other Practices & Guidelines

Retirement Benefits

As approved by the HRCC, the Company provides retirement benefits to help the Company attract and retain the most highly talented senior executives. Our NEOs participate in various pension and retirement arrangements consistent with other employees in their respective jurisdictions of employment. In addition, Mr. Owen receives a cash payment in lieu of participation in a defined benefit pension arrangement. Due to legislative changes in the Netherlands effective January 1, 2015, a new pension arrangement applies providing these cash payments. The values of all retirement related payments made to our NEOs are included in the Summary Compensation Table on page 66.

EXECUTIVE COMPENSATION (continued)

Other Benefits and Perquisites

Our NEOs participate in medical and dental insurance, life insurance, short- and long-term disability programs, leave of absence, and other similar policies on the same terms as our other employees in their country of residence except our CEO is provided with an international medical insurance policy, reflective of the international travel required in his position.

We also provide limited perquisites and personal benefits based on considerations unique to each NEO’s position and location. These additional arrangements can include one or more expenses such as tax preparation, car lease, security, housing, relocation allowances, and mobility arrangements which are broadly in line with those typical for global executives. The values of all perquisites and other personal benefits provided to our NEOs are included in the “All Other Compensation” column of the Summary Compensation Table on page 66.

Consistent with regulatory requirements, the Company’s policy forbids personal loans, guarantees or similar arrangements to members of our Board and NEOs, and consequently no loans, guarantees or similar arrangements were granted.

Employment Arrangements of Named Executive Officers

We have employment agreements with all of our NEOs. The key practices related to these agreements were outlined on page 51. We do not provide excessive separation payments, any excise tax gross ups or single trigger change in control arrangements.

Mr. Sievers

In connection with Mr. Sievers’ nomination as Executive Director and President and Chief Executive Officer, Mr. Sievers and the Company entered into a management agreement (the “Management Agreement”) and NXP Semiconductors Germany GmbH, a wholly owned indirect affiliate of the Company, and Mr. Sievers entered into an addendum to Mr. Sievers’ existing employment agreement (the “Secondment Addendum” and together with the Management Agreement, are the “CEO Agreements”). A copy of the CEO Agreements can be found on Form 8-K filed by the Company on March 9, 2020.

The CEO Agreements provide that effective May 27, 2020,Mr. Sievers serves as Executive Director and President and Chief Executive Officer until the date of the following annual general meeting, and will be extended if NXP‘s general meeting reappoints Mr. Sievers as Executive Director and President and CEO of NXP. Under the CEO Agreements, Mr. Sievers receives a gross annual base salary of €1 million and is eligible for payment under the AIP, with a target cash incentive percentage of 150% of his annual base salary and the maximum annual incentive opportunity equal to 200% of the at target incentive opportunity. The actual amount payable to Mr. Sievers as an annual incentive bonus is dependent upon the achievement of performance targets which are set by the HRCC and which are expected to be substantially the same as the targets established under the plan for other executives. Depending on performance, the actual amount payable as an annual cash bonus to Mr. Sievers may be less than, greater than or equal to the stated target bonus (and could be zero).

Considering Mr. Sievers’ tenure—he has been employed at NXP since 1995—the HRCC considered it reasonable to provide in the CEO agreements that in the event that Mr. Sievers’ employment is terminated at the initiative of the Company and other than for cause, Mr. Sievers will be entitled to a severance amount of two times the gross annual base salary and a pro-rata payment of the annual cash bonus, depending on achievement of the pay-out conditions and the period in which Mr. Sievers has performed actual work for the Company. One additional element the HRCC took into account was that Mr. Sievers, being employed by the Company’s German subsidiary NXP Semiconductors Germany GmbH, in the absence of the severance arrangements in the CEO Agreements, would be entitled to a severance amount that could be as high as four times his base salary, according to German employment law, in the absence of the lesser severance arrangements in the CEO Agreements.

Mr. Sievers is subject to non-competition provisions that remain in effect for a period of one year following the termination of his employment agreement.

Mr. Betz

On October 12, 2021, NXP USA, Inc. (“NXP USA”), a wholly owned indirect subsidiary of the Company, entered into an employment agreement with William Betz setting forth the terms and conditions of his employment as our Executive Vice President and Chief Financial Officer, including his base salary, annual incentive target and participation in certain benefits plans, policies and programs applicable to other NXP executives and officers. Either Mr. Betz or NXP USA may terminate Mr. Betz’s employment for any reason upon three months’

EXECUTIVE COMPENSATION (continued)

written notice, and NXP USA may terminate his employment immediately under certain conditions involving misconduct. In the event that NXP USA terminates Mr. Betz’s employment absent certain conditions involving misconduct, Mr. Betz is entitled to receive a lump sum cash severance payment of one year’s base salary and pro rata payment of the annual incentive bonus for the period that Mr. Betz performed actual work, to the extent the conditions for a bonus payout have been met. In the event Mr. Betz’s employment is terminated within twelve months following a change of control or if Mr. Betz resigns for “good reason” within twelve months following a change of control, in either case not under certain conditions involving misconduct, then Mr. Betz is entitled to the change of control arrangements approved from time to time by the Company’s HRCC, as described below. All severance payments are contingent on Mr. Betz signing and not revoking a release of claims. Mr. Betz is subject to non-competition and non-solicitation restrictions for twelve months and customary prohibitions on disclosing confidential information following the termination of his employment for any reason.

Mr. Micallef

Effective May 10, 2021, NXP USA, entered into an employment agreement with Andrew Micallef setting forth the terms and conditions of his employment as Executive Vice President Global Operations, including his base salary, annual incentive target and participation in certain benefits plans, policies and programs applicable to other NXP executives and officers. Either Mr. Micallef or NXP USA may terminate Mr. Micallef’s employment for any reason upon three months’ written notice, and NXP USA may terminate his employment immediately under certain conditions involving misconduct. In the event that NXP USA terminates Mr. Micallef’s employment absent certain conditions involving misconduct, Mr. Micallef is entitled to receive a lump sum cash severance payment of one year’s base salary and pro rata payment of the annual incentive bonus for the period that Mr. Micallef performed actual work, to the extent the conditions for a bonus payout have been met. In the event Mr. Micallef’s employment is terminated within twelve months following a change of control or if Mr. Micallef resigns for “good reason” within twelve months following a change of control, in either case not under certain conditions involving misconduct, then Mr. Micallef is entitled to the change of control arrangements approved from time to time by the Company’s HRCC, as described below. All severance payments are contingent on Mr. Micallef signing and not revoking a release of claims. Mr. Micallef is subject to non-competition and non-solicitation restrictions for twelve months and customary prohibitions on disclosing confidential information following the termination of his employment for any reason.

Mr. Owen

On March 18, 2013, Mr. Owen entered into an employment agreement with the Company providing Mr. Owen’s base salary and bonus and certain benefits and perquisites as described above. Mr. Owen’s agreement provides that Dutch labor law governs the entitlement, if any, of a severance payment in the event of termination of employment. Mr. Owen is subject to non-competition provisions that remain in effect for a period of one year following the termination of his employment agreement.

Ms. Wuamett

On August 25, 2021, NXP USA entered into an employment agreement with Jennifer Wuamett, the Company’s Executive Vice President and General Counsel. The employment agreement documents the terms and conditions of her employment as Executive Vice President and General Counsel, a position she has held since September 1, 2018, including her base salary, annual incentive target and participation in certain benefits plans, policies and programs applicable to other NXP executives and officers. Either Ms. Wuamett or NXP USA may terminate Ms. Wuamett’s employment for any reason upon three months’ written notice and NXP USA may terminate her employment immediately under certain conditions involving misconduct. In the event that NXP USA terminates Ms. Wuamett’s employment absent certain conditions involving misconduct, Ms. Wuamett is entitled to receive a lump sum cash severance payment of one year’s base salary and pro rata payment of the annual incentive bonus for the period that Ms. Wuamett performed actual work, to the extent the conditions for a bonus payout have been met. In the event Ms. Wuamett’s employment is terminated within twelve months following a change of control or if Ms. Wuamett resigns for “good reason” within twelve months following a change of control, in either case not under certain conditions involving misconduct, then Ms. Wuamett is entitled to the change of control arrangements approved from time to time by the Company’s HRCC, as described below. All severance payments are contingent on Ms. Wuamett signing and not revoking a release of claims. Ms. Wuamett is subject to non-competition and non-solicitation restrictions for twelve months and customary prohibitions on disclosing confidential information following the termination of her employment for any reason.

Mr. Kelly

On June 19, 2012, the Company entered into an agreement with Mr. Kelly, as amended on August 17, 2018, providing Mr. Kelly’s base salary, bonus and certain benefits and perquisites as described above. Mr. Kelly’s employment agreement also provides him with severance upon a qualifying termination of employment. Upon his retirement on February 28, 2022 no severance payments will be made under this agreement. Mr. Kelly is subject to non-competition provisions that remain in effect for a period of one year following the termination of his employment agreement.

EXECUTIVE COMPENSATION (continued)

Key Policies and Practices

Claw back Policy

AIP payments and LTI grants are subject to the claw back provisions mandated pursuant to Dutch corporate law for our board of directors, including the CEO. Under this provision, the Company is entitled to recover any performance-based compensation awarded in full or in part to the extent that such payment was made based on incorrect information regarding the performance against pre-established goals or about the circumstances from which the entitlement to the award was made dependent.

Derivatives Trading, Hedging, and Pledging Policies

NXP employees and directors are prohibited at all times from, either directly, or indirectly, purchasing financial instruments (including pre-paid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of NXP securities. No NXP employee or director may engage in hedging, pledging, hypothecating (including holding in margin accounts), or short selling NXP securities, or causing any other person to do so.

Change of Control Policy

The Board believes that having a clear, consistent policy that determines the appropriate treatment of our NEOs in the event of a change of control of the Company is in the best interest of NXP. This ensures our executives are able to fully focus on the potential transaction in the best interest of the shareholders, without concern for their own disposition. The change of control benefits for our NEOs are described in the table and narrative under the “Potential Payments Upon Termination of Change of Control Table” section of this proxy on page 72. All NEOs have a double-trigger provision such that, if they are involuntarily terminated without cause or leave with good reason (as defined in the applicable agreement) within 12 months following a change of control, they will receive the following benefits:

•	Severance payment of a minimum of 24 months of base pay and 2 times target bonus or the local regulatory program in their country of residence, whichever is higher

•	Accelerated vesting of outstanding unvested equity in accordance with the applicable equity plan or award agreement

•	For those NEOs who are either citizens of the United States or reside in the United States, 12 months of benefits continuation

•	Our NEOs are not entitled to excise tax gross-ups in connection with these payments

Compensation Practices and Risk

The HRCC has oversight responsibility for evaluating risks related to the Company’s compensation policies and practices. The Committee believes our compensation programs balance an appropriate mix of short- and long-term performance objectives, cash- and equity-based compensation, and risks and rewards for our employees. Our programs incorporate key design features to mitigate the likelihood of excessive risk-taking behavior, including:

•

Reasonable performance goals are established by the HRCC for AIP, our short-term cash incentive program, incorporating top-line (e.g., revenue growth) and bottom-line (e.g., adjusted gross margin) business performance factors

•	All eligible NXP employees, including NEOs, are measured against the same business performance factors for AIP

•	Our short-term cash incentive programs include maximum payout limitations of 200% and the maximum individual bonus payment under AIP is two times the applicable bonus target

•

Long-term incentive awards for our NEOs contain a mix of performance-based and time-based vesting, and the performance-based awards granted since 2018 measure relative total shareholder return performance over a three-year performance period

•	Our performance-based restricted share units have a maximum performance factor of 200%

Additionally, we have a strong internal control environment, including a written Code of Conduct and ethics and compliance training for all employees including our NEOs. Based on a review of our compensation program design, the HRCC believes that there are no significant risks and our policies and practices do not create risks that are reasonably likely to have a material negative impact on our Company.

EXECUTIVE COMPENSATION (continued)

Governance

The HRCC oversees the compensation and benefits programs for our NEOs and is comprised solely of independent, non-employee members of the Board. The HRCC works very closely with its independent compensation consultant and with management to examine the effectiveness of the Company’s executive compensation program throughout the year. The HRCC Charter, which may be accessed at http://investors.nxp.com, details full authority and responsibility.

The Role of the Human Resources and Compensation Committee

The HRCC is accountable for ensuring that the links between our executive compensation program and our business goals are responsible, appropriate, and strongly aligned with shareholders’ and other stakeholders’ interests. Under the responsibility of and as assigned by the Board, the HRCC annually establishes the compensation levels of our NEOs and reports to the full Board for their approval considering several factors, including:

•	Each NEO’s role, responsibilities, experience, capability, and performance

•	NEO succession planning, excluding CEO, and important talent management activities

•	Human capital statistics and activities below NEOs

•	Compensation practices of the companies in our Peer Group

•	Survey data from a broader group of comparable public companies (where appropriate)

•	Relationship between the Company’s compensation policies and practices and risk management

The HRCC is also responsible to review the remuneration of the non-executive directors, and recommend from time to time to the Board an amendment concerning the remuneration to be resolved by the General Meeting of Shareholders including retainers, fees and equity grants.

The Nominating, Governance and Sustainability Committee is accountable for corporate governance matters and initiatives and reporting on environment, social and governance (ESG). Under the responsibility of and as assigned by the Board, the key focus areas for the Nominating, Governance and Sustainability Committee in these activities are: managing CEO and Board succession, nominating director candidates, evaluating organization effectiveness, and reviewing NXP top identified risks and make proposals to the Board on oversight.

Further, the compensation of our CEO is determined by the Board in accordance with the principles set forth in the remuneration policy for executive and non-executive directors previously approved by our general meeting of shareholders, as required under Dutch corporate law.

The Role of Management

Our CEO makes key pay recommendations for his direct management team to the HRCC. In addition, staff from NXP’s Human Resources organization provides support to the HRCC on various compensation and benefits issues, including market practices, Company policies, and recommendations for program changes. Our CEO and NXP’s other executive officers do not make recommendations to or participate in the deliberations of the HRCC regarding the CEO’s own compensation.

The Role of the Independent Consultant

The HRCC has retained Mercer since 2014 to serve as its executive compensation consultant. Mercer provides advice directly to the HRCC. Other teams within Mercer and its affiliates perform services for us as described below. The individuals supporting the HRCC did not perform any services for us other than as directed by the HRCC.

During fiscal 2021, Mercer advised the HRCC on a variety of subjects such as compensation plan design and trends, pay for performance analytics, external competitive compensation reference points, and other such matters. Mercer reports directly to the HRCC, participates in meetings as requested and communicates with the HRCC Chair between meetings, as necessary. The HRCC has the sole authority to:

•	Modify or approve Mercer’s compensation

EXECUTIVE COMPENSATION (continued)

•	Determine the nature and scope of its services

•	Evaluate its performance

•	Terminate the engagement and hire a replacement or additional consultant at any time

As noted above, in 2021 other teams within Mercer or its affiliates provided services at the request of management to the Company not related to advising the HRCC on executive officer and director compensation matters. Fees paid to Mercer and its affiliates for services provided in 2021 related to executive and director compensation totaled approximately $310,000. Fees paid to Mercer and its affiliates for actuarial valuations of pension plans, market compensation survey data and consulting services related to broad-based employee benefit plans totaled approximately $160,000. In addition, Mercer acts as the broker of record for broad-based employee benefit plans in various countries in which we operate. As broker of record they received commissions directly from the benefit providers of approximately $1,100,000. In addition, in 2021, the Company paid Marsh, an affiliate of Mercer, approximately $100,000 for fees related to insurance brokerage services unrelated to employee benefit programs and site services. Additionally, as part of its insurance brokerage services, Marsh receives insurance premium payments from the Company which Marsh pays to insurance carriers on behalf of the Company. Because these other services were in the ordinary course of business, the HRCC did not specifically approve such services, although the HRCC reviewed these other services in connection with their independence review. Mercer informed us that it has safeguards and procedures in place to maintain independence in its executive compensation consulting practice. These safeguards include a rigidly enforced code of conduct, a policy against investing in client organizations and separation between Mercer’s executive compensation consulting and their other administrative and consulting business units from a leadership, performance measurement and compensation perspective. Specifically, Mercer has adopted Global Business Standards for Executive Compensation to manage actual or perceived conflicts of interest and ensure the integrity of their advice. It addresses how they manage the executive compensation consulting relationship, ensure the quality of consulting services and structure their business to prevent conflicts of interest. Mercer’s executive compensation consultants are not managed or rewarded based upon client revenue from other lines of business or other Marsh & McLennan (MMC) companies other than to the extent all employees benefit from overall success of MMC. The HRCC has assessed the independence of Mercer under NASDAQ listing standards and has concluded that no conflict of interest exists.

Human Resources and Compensation Committee Report

We, the Human Resources and Compensation Committee of the Board of Directors of NXP Semiconductors N.V., have reviewed and discussed the CD&A set forth above with management of the Company, and based on such review and discussion, recommended to the Board that the CD&A be included in this proxy statement.

NXP Human Resources and Compensation Committee:

Peter Smitham, Chair

Sir Peter Bonfield

Annette Clayton

Lena Olving

Karl-Henrik Sundström

EXECUTIVE COMPENSATION (continued)

Summary Compensation Table

The following table presents information regarding compensation of each of the NEOs for services rendered during the prior three fiscal years. A description of our compensation policies and practices as well as a description of the components of compensation payable to our NEOs is included above under “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)[1,2]	Stock Awards ($)[3]	Nonequity Incentive Plan Compensation ($)[1,4]	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)[1,5]	All other Compensation ($)[1,6]	Total ($)
Kurt Sievers[7] Executive Director, President and Chief Executive Officer	2021	1,181,800	16,314,944	3,331,790	—	83,358	20,911,892
	2020	759,968	16,063,333	—	2,293,073	136,928	19,253,302
	2019	745,465	7,564,222	—	970,378	39,453	9,319,518
William Betz Executive Vice President and Chief Financial Officer	2021	351,115	2,913,589	525,000	—	22,435	3,812,139

Andrew Micallef Executive Vice President Global Operations	2021	317,308	3,193,031	488,105	—	—	3,998,444

Stephen Owen Executive Vice President Global Sales and Marketing	2021	531,810	2,913,589	799,630	—	135,904	4,380,933
	2020	417,251	2,935,370	—	—	148,828	3,501,449
	2019	504,450	2,909,363	—	—	165,659	3,579,472
Jennifer Wuamett Executive Vice President, General Counsel and Chief Sustainability Officer	2021	494,654	2,564,043	774,354	—	17,000	3,850,051
	2020	382,779	2,582,960	—	—	16,873	2,982,612

Peter Kelly[8] Former Chief Financial Officer	2021	752,884	—	1,409,625	—	42,585	2,205,094
	2020	610,817	3,522,411	—	—	54,726	4,187,954
	2019	750,000	3,491,327	—	—	77,667	4,318,994

[1]

All amounts presented in the Summary Compensation Table, and in the supporting tables that follow, are expressed in U.S. dollars. Certain amounts payable to Messrs. Sievers and Owen were paid in euros. The exchange rate used for the purpose of the Summary Compensation Table and the supporting tables that follow is the average monthly rates for the full year: (i) 1.1818 for 2021, (ii) 1.1412 for 2020, and (iii) 1.1210 for 2019.

[2]

For Messrs. Sievers, Kelly and Owen and Ms. Wuamett, the 2020 salaries listed reflect a 25% voluntary reduction in their base salary from April 1, 2020 to December 31, 2020. The increased salary in 2021 in the table above for Messrs. Sievers, Owen and Kelly is a reflection of the termination of the voluntary reduction in base salary on December 31, 2020 – the annualized salary remained €1 million, €450,000 and $750,000, respectively, in 2021.

[3]

These amounts represent the aggregate weighted grant date fair value of RSU and PSU awards in the fiscal years shown. The stock award value is calculated in accordance with ASC 718. See Note 2—Summary of Significant Accounting Policies ‘Share-based compensation’ and Note 17—Share-based compensation, both found in Part II, Item 8, “Financial Statements and Supplementary Data” in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2021 for additional information. For a description of the grant terms, see the footnotes of the Grants of Plan-Based Awards table below. Assuming maximum achievement of performance metrics in the performance period, using the Company’s closing stock price on the date of grant and 200% of the target shares, the maximum values of the 2021 PSUs at the date of grant are as follows: Mr. Sievers—$19,600,065; Mr. Betz—$3,500,366; Mr. Micallef—$2,660,080; Mr. Owen—$3,500,366; and Ms. Wuamett—$3,080,223. The realized value of these awards, if any, will not be determined until November 2024 based on the comparative RTSR over the performance period.

[4]

The payout amount for 2021 represents 187.95% of the NEO’s target AIP, the average of the 175.9% of the target incentive amount for the first half of 2021 and 200% of the target incentive amount for the second half of 2021 as discussed in the section ‘Annual Incentive Program’ above. The amounts reported for 2021 will be paid in April 2022. Because the payout date has not yet occurred, the amounts listed above are the amounts that have been accrued as annual incentive bonus for each NEO, except for $165,000 that was paid to Mr. Betz in October 2021 because Mr. Betz was not part of the management team during the 1H Performance Period. No incentive awards were earned in 2020 or 2019 under the Annual Incentive Plan due to a failure to meet the minimum performance thresholds determined in the plan.

[5]

The amounts shown in this column represent the actuarial change in the present value of accrued benefit for the defined benefit plan of Mr. Sievers, as described in the ‘Pension Benefits’ table below. Based on the actuarial assumptions, primarily the discount rate, used to value Mr. Sievers’ accumulated benefit in 2021, the value of Mr. Sievers’s pension decreased by $341,078 from 2020. NXP does not maintain defined benefit plans except for those in countries where it is standard practice. Mr. Sievers is the only NEO who participates in a defined benefit pension plan in connection with his employment with our German subsidiary.

EXECUTIVE COMPENSATION (continued)

[6]	The 2021 amounts shown in the All Other Compensation column include the incremental cost to the Company of the following:

Mr. Sievers—amounts paid by the Company for international insurance, executive physical, tax return preparation, a company car ($27,018), and tax gross-up payments associated with the services included in ‘All Other Compensation’($41,544).

Mr. Betz—amounts paid by the Company for tax return preparation and Company 401(k) contributions ($14,500), and a tax gross-up payment for the tax return preparation services.

Mr. Owen—amounts paid by the Company for tax return preparation, mobility allowance, retirement allowance ($91,968) and Company contributions and premiums related to a defined contribution plan, and tax gross-up payments related to the defined benefit premiums paid on his behalf.

Ms. Wuamett—amounts paid by the Company for executive physical and Company 401(k) contributions ($14,500).

Mr. Kelly—amounts paid by the Company for tax return preparation, Company 401(k) contributions ($14,500) and a tax gross-up payment for the tax return preparation services.

[7]

Mr. Sievers was promoted to CEO of the Company in May 2020. His salary and incentive target annual cash incentive opportunity were changed to reflect his new, increased role. He also received a stock award in conjunction with his promotion as well as an annual grant at our normal time of granting to all selected employees including NEOs. The 2021 annual grant is reflective of the strategic role, his handling of COVID-19 and the need to ensure his long-term retention as well as alignment to company shareholder interests.

[8]

Mr. Kelly served as our Chief Financial Officer until October 12, 2021. Until his retirement on February 28, 2022, Mr. Kelly remained in service as an Executive Vice President, reporting to Kurt Sievers, under the terms and conditions of Mr. Kelly’s existing employment agreement. In this role, Mr. Kelly provided advice and assistance to Mr. Sievers and transition assistance and support to Mr. Betz.

EXECUTIVE COMPENSATION (continued)

Grants of Plan-Based Awards Table

The following table sets forth certain information regarding grants of plan-based awards to each of our NEOs for 2021 under our compensation programs and plans.

Name	Plan Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Stock Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kurt Sievers	2021 AIP		443,175	1,772,700	3,545,400
	2019 OIP	11/2/2021				11,861	47,444	94,888		12,205,443
	2019 OIP	11/2/2021							20,334	4,109,501
William Betz	2021 AIP (1st Half)		20,625	82,500	165,000
	2021 AIP (2nd Half)		45,000	180,000	360,000
	2019 OIP	11/2/2021				2,118	8,473	16,946		2,179,764
	2019 OIP	11/2/2021							3,631	733,825
Andrew Micallef	2021 AIP		63,462	253,846	507,692
	2019 OIP	8/3/2021							4,750	978,738
	2019 OIP	11/2/2021				1,610	6,439	12,878		1,656,497
	2019 OIP	11/2/2021							2,760	557,796
Stephen Owen	2021 AIP		106,362	425,448	850,896
	2019 OIP	11/2/2021				2,118	8,473	16,946		2,179,764
	2019 OIP	11/2/2021							3,631	733,825
Jennifer Wuamett	2021 AIP		103,000	412,000	824,000
	2019 OIP	11/2/2021				1,864	7,456	14,912		1,918,131
	2019 OIP	11/2/2021							3,196	645,912
Peter Kelly(5)	2021 AIP		187,500	750,000	1,500,000

[1]

Future payouts under the Annual Incentive Program (AIP) are shown in USD from 25% if threshold is met but not exceeded, target if performance target is achieved at 100% and a maximum of 200% of target AIP using the salary and target AIP as of December 31, 2021 per the terms of the 2021 AIP as described above. Actual 2021 AIP payments are listed in the Summary Compensation Table.

[2]

The amounts with a grant date of November 2, 2021 represent the number of PSUs granted to Sievers, Betz, Micallef, Owen and Wuamett as part of the 2021 annual grant under the NXP Semiconductors N.V. 2019 Omnibus Incentive Plan (2019 OIP). Each PSU, which cliff vests on the third anniversary of the date of grant, entitles the grant recipient to receive from 0 to 2 common shares for each of the target units awarded based on the relative total shareholder return (TSR) of the Company’s share price as compared to the Peer Group. See Long-term Incentive (LTI) Program above for a more detailed descriptions of the terms of these awards.

[3]

The amounts with a grant date of November 2, 2021 represent the number of RSUs granted to Sievers, Betz, Micallef, Owen and Wuamett as part of the 2021 annual grant under the 2019 OIP. The amount with a grant date of August 3, 2021 represents the number of RSUs granted to Mr. Micallef as a new hire award under the 2019 OIP. These awards vest in equal installments on the first, second and third anniversary of the date of grant, subject to continued employment through the applicable vesting date. See Long-term Incentive (LTI) Program for a more detailed descriptions of the terms of these awards.

[4]

Amounts in this column represent the weighted average grant date fair value of awards granted in fiscal year 2021 calculated in accordance with ASC 718. With respect to the PSUs, in accordance with SEC rules, amounts reflect the fair value at the grant date determined using a Monte-Carlo simulation model and based upon a discounted cash flow analysis of the probability-weighted payoffs of a share-based payment assuming a variety of possible stock price paths. It represents the estimate of aggregate compensation cost to be recognized over the requisite service period determined as of the grant date under ASC 718 resulting in a per share grant date value of $257.26 for grants on November 2, 2021. The fair value for RSUs is determined by using the grant date closing price corrected for future dividend payments resulting in fair value of $ 202.10 per share for grants on November 2, 2021 and $206.05 for the grant on August 3, 2021.

The Monte Carlo Simulation value used in calculating the value of PSUs was determined based on the following: the valuation date was November 2, 2021. The NXP share price on the grant date was $206.56. The performance period was November 2, 2021 to November 1, 2024. PSUs are subject to a relative TSR performance hurdle, where vesting is dependent on NXP’s TSR performance relative to its Peer Group. TSR is based on the average closing share price over the 20 trading days prior to the start of the Performance Period compared to the average closing share price over the 20 trading days up to and including the end of the Performance Period. Dividends were assumed to be re-invested on the ex-dividend date.

[5]	No equity grants were awarded to Mr. Kelly in 2021.

EXECUTIVE COMPENSATION (continued)

Outstanding Equity Awards at Year-End Table

The following table summarizes the number of securities underlying outstanding equity awards for each of our NEOs as of December 31, 2021, using the year end closing stock price of $227.78.

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)		(e)	(f)	(g)		(h)(1)	(i)		(j)(1)
Kurt Sievers					5,682	(7)	1,294,246
					5,207	(8)	1,186,050
					16,514	(9)	3,761,559
					20,334	(10)	4,631,679
								39,770	(12)	9,058,811
								18,223	(13)	4,150,835
								57,795	(14)	13,164,545
								47,444	(15)	10,806,794
William Betz					692	(7)	157,624
					1,314	(9)	299,303
					3,631	(10)	827,069
								2,076	(12)	472,871
								1,971	(14)	448,954
								8,473	(15)	1,929,980
Andrew Micallef					4,750	(11)	1,081,955
					2,760	(10)	628,673
								6,439	(15)	1,466,675
Stephen Owen					2,186	(7)	497,927
					3,754	(9)	855,086
					3,631	(10)	827,069
								15,296	(12)	3,484,123
								13,136	(14)	2,992,118
								8,473	(15)	1,929,980
Jennifer Wuamett	8,394	(2)	86.25	12/7/2025
					1,749	(7)	398,387
					3,303	(9)	752,357
					3,196	(10)	727,985
								12,237	(12)	2,787,344
								11,559	(14)	2,632,909
								7,456	(15)	1,698,328
Peter Kelly	40,000	(3)	23.49	10/25/2022
	35,247	(4)	39.58	10/24/2023
	42,401	(5)	64.18	10/23/2024
	23,698	(6)	73.00	10/29/2025
					2,623	(7)	597,467
					4,504	(9)	1,025,921
								18,356	(12)	4,181,130
								15,763	(14)	3,590,496

[1]	Market value is calculated based on the closing price of NXP’s common stock on December 31, 2021 as reported on the Nasdaq equaling $227.78.
[2]	Options granted under the terms and conditions of the Global NXP Stock Option Program 2015/16 on December 7, 2015. The option vested in equal installments on October 29, 2016, 2017, 2018 and 2019.
[3]

Options granted under the terms and conditions of the Global NXP Stock Option Program 2012/13 on October 25, 2012. The option vested in equal installments on the first, second, third and fourth anniversary of the date of grant, subject to continued employment through the applicable vesting date.

EXECUTIVE COMPENSATION (continued)

[4]

Options granted under the terms and conditions of the Global NXP Stock Option Program 2013/14 on October 24, 2013. The option vested in equal installments on the first, second, third and fourth anniversary of the date of grant, subject to continued employment through the applicable vesting date.

[5]

Options granted under the terms and conditions of the Global NXP Stock Option Program 2014/15 on October 23, 2014. The option vested in equal installments on the first, second, third and fourth anniversary of the date of grant.

[6]

Options granted under the terms and conditions of the Global NXP Stock Option Program 2015/16 on October 29, 2015. The option vested in equal installments on the first, second, third and fourth anniversary of the date of grant.

[7]

RSUs granted under the terms and conditions of the 2019 Omnibus Incentive plan on October 29, 2019. The restricted stock unit vests in equal installments on the first, second and third anniversary of the date of grant, subject to continued employment through the applicable vesting date.

[8]

RSUs granted under the terms and conditions of the 2019 Omnibus Incentive plan on July 28, 2020 in connection with Mr. Sievers promotion. The restricted stock unit vests in equal installments on the first, second and third anniversary of the date of grant, subject to continued employment through the applicable vesting date.

[9]

RSUs granted under the terms and conditions of the 2019 Omnibus Incentive plan on October 27, 2020. The restricted stock unit vests in equal installments on the first, second and third anniversary of the date of grant, subject to continued employment through the applicable vesting date.

[10]

RSUs granted under the terms and conditions of the 2019 Omnibus Incentive plan on November 2, 2021. The restricted stock unit vests in equal installments on the first, second and third anniversary of the date of grant, subject to continued employment through the applicable vesting date.

[11]

RSUs granted under the terms and conditions of the 2019 Omnibus Incentive plan on August 3, 2021 as a new hire grant to Mr. Micallef. The restricted stock unit vests in equal installments on the first, second and third anniversary of the date of grant, subject to continued employment through the applicable vesting date.

[12]

PSUs granted under the terms and conditions of 2019 Omnibus Incentive plan on October 29, 2019. These awards vest 100% on the third anniversary of the date of grant subject to performance achievement based on relative TSR compared to the Peer Group. In accordance with SEC requirements, as results as of December 31, 2021 indicate achievement between threshold and target performance, the amounts reflected above are the target amounts. Based on actual performance as of December 31, 2021, the performance would be approximately 74% of target resulting in a vesting of 29,304, 1,530, 11,271 and 13,525 shares for Messrs. Sievers, Betz, Owen and Kelly, respectively and 9,017 shares for Ms. Wuamett. After the end of the performance period, NXP’s TSR will be compared to those of the peers pursuant to the Relative TSR performance and payout scale to determine the level of vesting, which will be certified by or on behalf of the Board.

[13]

PSUs granted under the terms and conditions of 2019 Omnibus Incentive plan on July 28, 2020 in connection with Mr. Sievers’s promotion. This award vests 100% on October 28, 2022 subject to performance achievement based on relative TSR compared the Peer Group. Maxim Integrated Products was part of the peer group. Upon the completion of the acquisition of Maxim Integrated Products acquisition by Analog Devices, the Committee determined to allow the period of time in the program to be a determining factor for the performance awards granted. In accordance with SEC requirements, as results as of December 31, 2021 indicate achievement between threshold and target performance, the amounts reflected above are the target amounts. Based on actual performance as of December 31, 2021, the performance would be at approximately 74% of target resulting in a vesting of 13,427 shares. After the end of the performance period, NXP’s TSR will be compared to those of the peers pursuant to the Relative TSR performance and payout scale to determine the level of vesting, which will be certified by or on behalf of the Board.

[14]

PSUs granted under the terms and conditions of 2019 Omnibus Incentive plan on October 27, 2020. These awards vest 100% on October 26, 2023 subject to performance achievement based on relative TSR compared to the Peer Group. Maxim Integrated Products was part of the peer group. Upon the completion of the acquisition of Maxim Integrated Products acquisition by Analog Devices, the Committee determined to allow the period of time in the program to be a determining factor for the performance awards granted. In accordance with SEC requirements, as results indicate achievement between threshold and target performance, the amounts reflected above are the target amounts. Based on actual performance as of December 31, 2021, the performance would be approximately 95% of target resulting in a vesting of 54,753, 1,867, 12,445 and 14,933 shares for Messrs. Sievers, Betz, Owen and Kelly, respectively and 10,951 shares for Ms. Wuamett. After the end of the performance period, NXP’s TSR will be compared to those of the peers pursuant to the Relative TSR performance and payout scale to determine the level of vesting, which will be certified by or on behalf of the Board.

[15]

PSUs granted under the terms and conditions of 2019 Omnibus Incentive plan on November 2, 2021. These awards vest 100% on November 1, 2024 subject to performance achievement based on relative TSR compared to the Peer Group. Maxim Integrated Products will be excluded from the calculation of relative total shareholder return since its acquisition occurred prior to the start of the performance period. In accordance with SEC requirements, as results indicate achievement between threshold and target performance, the amounts reflected above are the target amounts. Based on actual performance as of December 31, 2021, the performance would be approximately 92% of target resulting in a vesting of 43,698, 7,804, 5,931, 7,804 shares for Messrs. Sievers, Betz, Micallef and Owen respectively and 6,867 shares for Ms. Wuamett. After the end of the performance period, NXP’s TSR will be compared to those of the peers pursuant to the Relative TSR performance and payout scale to determine the level of vesting, which will be certified by or on behalf of the Board.

EXECUTIVE COMPENSATION (continued)

Option Exercises and Stock Vested Table

The following table shows the value realized for stock options that were exercised and restricted stock unit and performance stock unit awards vested during 2021.

Name	Option Awards		Stock Awards
	Number of Shares acquired on exercise (#)	Value Realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value Realized on vesting ($)(2)
Kurt Sievers	35,886	4,370,315	242,171	49,612,289
William Betz	2,529	317,324	11,533	2,354,640
Andrew Micallef	—	—	—	—
Stephen Owen	—	—	83,033	17,028,058
Jennifer Wuamett	—	—	71,088	14,578,693
Peter Kelly	—	—	123,332	25,300,812

[1]

The value realized is calculated by multiplying (i) the number of shares acquired under the option exercise by (ii) the difference between the market price of the Company’s common shares at the time of exercise and the exercise price of the options.

[2]

The value realized is calculated by multiplying (i) the number of shares released upon the RSU or PSU award vesting by (ii) the closing price of the Company’s common shares on the day prior to the vest date, or the previous business day if the market was closed on the day prior to the vest date. This amount includes the restricted share units and performance share units granted in previous years that vested in 2021 according to the terms and conditions of the applicable equity award agreements including performance share units granted on July 26, 2018 which vested in 2021 at a 135% achievement realization.

Pension Benefits

The following table sets forth certain information with respect to the potential benefits to Mr. Sievers as of December 31, 2021. No other NEO participates in a Company-sponsored defined benefit pension plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Kurt Sievers	Germany DBP	23	$6,206,265	—

In connection with Mr. Sievers’ employment by our German subsidiary, NXP Semiconductors Germany GmbH, he participates in the Defined Benefit Plan offered by that subsidiary (the “Germany DBP”). This Germany DBP is closed to new employees but was available to all eligible employees of that subsidiary until December 31, 2006. The value in this table has been converted from Euros using the rate of 1.1818, the average euro to U.S. dollar conversation rate for 2021.

Under the Germany DBP, participants receive notional contributions that are credited to their personal pension accounts in an amount of 11% of monthly base salary in excess of a calculated social security contribution ceiling that does not factor in the 2003 exceptional adjustment step (leading to a 2021 ceiling value of €6,350/month), less the additional contribution paid by the employer in the staff pension insurance. Contributions and returns on investments accumulated at retirement (normal retirement age is defined as between 60 – 67) are converted into an annuity based on fixed standard actuarial factors as mentioned in the plan rules. The Germany DBP also provides for certain disability, widow(er) and orphan beneficiary pension benefits.

In calculating the amounts shown in the column titled “Present Value of Accumulated Benefit” in the table above, we calculated the amounts reflected for Mr. Sievers in accordance with ASC 715 using the following assumptions: a calculation date of December 31, 2021, a 1.20% discount rate, a 1.75% pension increase rate, retirement occurring at age 63, and applicability of the “Heubeck-Richttafeln 2018 G” mortality table.

EXECUTIVE COMPENSATION (continued)

Potential Payments upon Termination or Change of Control

The following table shows the estimated value of potential payments that each NEO would be entitled to receive upon termination of employment in connection with specific events. The amounts shown below assume that the termination of employment or change of control occurred on December 31, 2021. Where benefits are based on the market value of NXP’s common stock, the table below uses the closing price of NXP’s common stock as reported on the Nasdaq on December 31, 2021 ($227.78 per share). To the extent applicable, the terms and conditions of our employment, change of control and severance agreements with our NEOs, are discussed above under “Employment Arrangements of Named Executive Officers” and “Compensation Discussion and Analysis—Key Policies and Practices; Change of Control.”

Amounts shown below are in USD and do not include (i) benefits earned during the term of the NEO’s employment that are available to all benefit-eligible salaried employees, (ii) the value of vested equity awards and (iii) the value of retirement benefits that are reported in the tables above.

Name	Payment Type	Involuntary Separation / Termination at the Convenience of the Company(1)	Death(2)	Disability(3)	Change of Control with Termination within 12 months(4)	Retirement(5)	Involuntary Termination for Cause or Voluntary Resignation(6)
Kurt Sievers	Equity Related Payments	16,207,914	43,032,881	16,207,914	43,032,881	0	0
	Cash Payments	5,695,390	3,331,790	5,695,390	9,240,790	0	0
	Total	21,903,304	46,364,671	21,903,304	52,273,671	0	0
William Betz	Equity Related Payments	862,375	3,835,360	862,375	3,835,360	0	0
	Cash Payments	810,000	360,000	360,000	1,980,000	0	0
	Benefits Continuation	0	0	0	21,125	0	0
	Total	1,672,375	4,195,360	1,222,375	5,836,485	0	0
Andrew Micallef	Equity Related Payments	410,460	3,061,591	410,460	3,061,591	0	0
	Cash Payments	988,105	488,105	488,105	2,288,105	0	0
	Benefits Continuation	0	0	0	21,425	0
	Total	1,398,565	3,549,696	898,565	5,371,121	0	0
Stephen Owen	Equity Related Payments	3,942,644	9,359,480	3,942,644	9,359,480	3,942,644	0
	Cash Payments	1,756,888	799,630	1,756,888	2,714,146	799,630	0
	Total	5,699,532	10,159,110	5,699,532	12,073,626	4,742,274	0
Jennifer Wuamett	Equity Related Payments	3,291,877	7,991,206	3,291,877	7,991,206	1,780,101	0
	Cash Payments	1,289,354	774,354	774,354	2,628,354	0	0
	Benefits Continuation	0	0	0	21,910	0	0
	Total	4,581,231	8,765,560	4,066,231	10,641,470	1,780,101	0
Peter Kelly	Equity Related Payments	4,514,827	8,105,779	4,514,827	8,105,779	4,514,827	0
	Cash Payments	2,909,625	1,409,625	2,909,625	4,409,625	1,409,625	0
	Benefits Continuation	0	0	0	15,453	0	0
	Total	7,424,452	9,515,404	7,424,452	12,530,857	5,924,452	0

[1]

In the event of an involuntary separation or termination at the convenience of the Company (other than for cause, as defined in the applicable employment agreement and equity plan or award agreement), estimated value of payments includes the following:

Cash Payments: All NEOs would receive the 2021 AIP payment earned. Amount for Mr. Sievers also includes two times his gross annual base salary as specified in the Secondment Addendum, which is subject to signing a general release of claims; amount for Mr. Owen also includes an estimate of what the Company would be required to pay to the executive per the local labor laws as specified in their respective employment agreement; amount for Messrs. Betz and Micallef and Ms. Wuamett also includes one times gross annual base salary as specified in their employment agreement, which is subject to signing a general release of claims in favor of NXP; amount for Mr. Kelly also includes one times gross annual base salary and target annual AIP payment as specified in his employment agreement, which is subject to signing a general release of claims in favor of NXP.

Equity Related Payments:

RSUs: Amounts represent the value of the accelerated vesting of the 2019, 2020 and 2021 RSU awards prorated from the grant date to termination date as per the terms of the equity award documents.

PSUs: Amounts represent the value of the 2019, 2020 and 2021 PSU awards prorated from the grant date to termination date as per the terms of the equity award documents using the share delivery factor based on actual performance results as of December 31, 2021—74% for the 2019 PSUs; 95%

EXECUTIVE COMPENSATION (continued)

for the 2020 PSUs; and 92% for 2021 PSUs. The prorated portion of the PSUs would not be delivered until the PSUs’ original vesting date (as stated in the applicable equity award agreement) and is subject to the final share delivery factor based on the achievement and certification by or on behalf of the Board of the relevant performance goals during the award’s original performance period.

[2]	In the event of death while still employed by NXP, estimated value of payments includes the following:

Cash Payments: All NEOs would receive the 2021 AIP payment earned.

Equity Related Payments:

Effective August 30, 2018, the Nominating and Compensation Committee of NXP, approved a death benefit for members of NXP’s Management Team (“MT”), which includes the NEOs, whereby, unless otherwise provided in a separate employment agreement, in the event of death of a MT member while employed at NXP, all outstanding and unvested equity awards at the time of death will vest as soon as administratively practicable thereafter, except that in the case of PSU awards, such vesting will be subject to the performance targets being met.

RSUs: Amounts represent the value of the accelerated vesting of the 2019, 2020 and 2021 RSU awards.

PSUs: Amounts represent the value of the 2019, 2020 and 2021 PSU awards as per the terms of the equity award documents using the share delivery factor based on actual performance results as of December 31, 2021—74% for the 2019 PSUs; 95% for the 2020 PSUs; and 92% for 2021 PSUs. The PSUs would not be delivered until the PSUs’ original vesting date (as stated in the applicable equity award agreement) and is subject to the final share delivery factor based on the achievement and certification by or on behalf of the Board of the relevant performance goals during the award’s original performance period.

[3]	In the event of disability while still employed by NXP, estimated value of payments includes the following:

Cash Payments: All NEOs would receive the 2021 AIP payment earned. Amount for Mr. Sievers also includes two times his gross annual base salary as specified in the Secondment Addendum, which is subject to signing a general release of claims; amount for Mr. Owen also includes an estimate of what the Company would be required to pay to the executive per the local labor laws as specified in their respective employment agreement; no additional payment would be made for Messrs. Betz and Micallef and Ms. Wuamett amount for Mr. Kelly represents one times gross annual base salary and target annual AIP payment as specified in his employment agreement, which is subject to signing a general release of claims in favor of NXP.

Equity Related Payments:

RSUs: Amounts represent the value of the accelerated vesting of the 2019, 2020 and 2021 RSU awards prorated from the grant date to termination date as per the terms of the equity award documents.

PSUs: Amounts represent the value of the 2019, 2020 and 2021 PSU awards prorated from the grant date to termination date as per the terms of the equity award documents using the share delivery factor based on actual performance results as of December 31, 2021—74% for the 2019 PSUs; 95% for the 2020 PSUs; and 92% for 2021 PSUs. The prorated portion of the PSUs would not be delivered until the PSUs’ original vesting date (as stated in the applicable equity award agreement) and is subject to the final share delivery factor based on the achievement and certification by or on behalf of the Board of the relevant performance goals during the award’s original performance period.

[4]

In the event of a termination within 12 months following a change of control either by the Company or by the NEO for good reason, in either case not under certain conditions involving misconduct (also known as double trigger), estimated value of payments includes the following (amounts assume that both the change of control and termination occur on December 31, 2021):

Cash Payments: All NEOs would receive the 2021 AIP payment earned. Amounts also include two times gross annual base salary and two times target annual AIP payment for each NEO as specified in the Change of Control Severance Policy.

Equity Related Payments:

RSUs: Amounts represent the value of the accelerated vesting of the 2019, 2020 and 2021 RSU awards as per the terms of the equity award documents.

PSUs: Amounts represent the value of the 2019, 2020 and 2021 PSU awards as per the terms of the equity award documents using the share delivery factor based on actual performance results as of December 31, 2021—74% for the 2019 PSUs; 95% for the 2020 PSUs; and 92% for 2021 PSUs. In the case of a change of control, the performance period would end effective as of the date of the change of control, assumed here as December 31, 2021, and the share delivery factor would be determined as of that date, subject to determination and certification by or on behalf of the Board.

Benefits Continuation: Amounts represent an approximate cost for benefits continuation as specified in the Change of Control Severance Policy for Messrs. Betz, Micallef and Kelly and Ms. Wuamett, who are US citizens or residents.

[5]

In the case of retirement, as defined in the 2019, 2020 and 2021 equity award agreements and described below, estimated value of payments includes the following (only for Messrs. Owen and Kelly, Owen and Ms. Wuamett in the case of the 2019 equity awards who would be are eligible for ‘retirement’ as of December 31, 2021):

Cash Payments: Messrs. Owen and Kelly would receive the amount of their 2021 AIP payment.

Equity Related Payments:

RSUs: Amounts represent the value of the accelerated vesting of the 2019, 2020 and 2021 RSU awards prorated from the grant date to termination date as per the terms of the equity award documents.

PSUs: Amounts represent the value of the 2019, 2020 and 2021 PSU awards prorated from the grant date to termination date as per the terms of the equity award documents using the share delivery factor based on actual performance results as of December 31, 2021—74% for the 2019 PSUs; 95% for the 2020 PSUs; and 92% for 2021 PSUs. The prorated portion of the PSUs would not be delivered until the PSUs’ original vesting date (as stated in the applicable equity award agreement) and is subject to the final share delivery factor based on the achievement and certification by or on behalf of the Board of the relevant performance goals during the award’s original performance period.

Retirement is generally defined in the 2019 equity award agreements as the participant’s termination of employment where a participant is eligible to receive an immediate (early) retirement benefit under a local (early) retirement plan. If the participant is residing in the U.S. or absent local regulations or customs then retirement is defined as the participant’s termination of employment where the participant has attained both five (5) years of service with NXP and age fifty-five (55).

Retirement is defined in the 2020 and 2021 equity award agreements and the 2021 AIP as the participant’s termination of employment where the participant has attained both five (5) years of service with NXP and age sixty (60).

[6]	All unvested equity will be cancelled. No cash payments would be made.

EXECUTIVE COMPENSATION (continued)

Our equity awards agreements contain non-solicitation and non-competition provisions that are effective for 12 months following the termination of employment. Except as described above, unvested equity awards lapse if a participant’s employment terminates and such participant is no longer employed by NXP. If there is a violation by the participant of any provisions contained in the applicable equity award, plan or grant letter, then the equity award lapses on the date of such violation. The equity award agreements also require participants to execute and deliver a general release of claims upon termination.

CEO Pay Ratio Disclosure

The annual total compensation for the median employee of NXP (other than our Chief Executive Officer) in 2021 was $50,138 . The annual total compensation for our Chief Executive Officer was $20,911,892. We used the total compensation for Mr. Sievers, our CEO, as reported in the 2021 Summary Compensation Table. Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was approximately 417:1.

We have a global workforce operating in over 30 countries. The countries that have predominantly manufacturing activities are in China, Malaysia, Taiwan and Thailand with total headcount of 15,826 or approximately 51% of our global population. These four countries have an average headcount of 3,957 and an average base pay of $20,985 as compared to a global average of $83,809 excluding those locations.

We have determined a new median employee in 2021. To identify the median employee, we used the following methodology:

•	We identified our median employee by considering an employee population as of December 31, 2021

•

To determine the median employee, we used a consistently applied compensation measure that included the total of annual base pay, local allowances, AIP Bonus at target or 2021 target sales incentive plan and the approved value of the annual equity awards granted during 2021

•	We applied the exchange rate we utilize in our HR system as of December 31, 2021 which is the average monthly rate for the full year

•	Salaries were annualized for all employees who were hired or were on an unpaid leave during the fiscal year

To determine the pay ratio:

•	We calculated the compensation elements for the median employee in accordance with the requirements of item 402(c)(2)(x) of the SEC’s Regulation S-K

•	For the median employee’s total compensation we used a reasonable estimate of pension benefits.

The median employee resides in the United States in a fabrication equipment operator role.

Human Resources and Compensation Committee Interlocks and Insider Participation

During 2021, Mr. Smitham (Chair), Sir Peter Bonfield, Ms. Clayton and Olving and Mr. Sundström served on the Human Resources and Compensation Committee. Other than Mr. Sundström, none of the members of the Human Resources and Compensation Committee is or has been an executive officer or employee of NXP. Mr. Sundström held the role as CFO of NXP Semiconductors N.V. (2008–2012). None of our executive officers serves on the board of directors or compensation committee of a company which has an executive officer who serves on our Board or Human Resources and Compensation Committee.

EXECUTIVE COMPENSATION (continued)

Equity Compensation Plan Information

The following table summarizes NXP’s compensation plan information (including individual compensation arrangements) as of the fiscal year ended December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights ($)(b)[1]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(c))
Equity compensation plans approved by security holders	6,845,497	[2]	56.09	34,124,231	[3]
Equity compensation plans not approved by security holders	—		—	—
Total	6,845,497		56.09	34,124,231

1.	Shares of common stock issuable upon vesting of RSU and PSU awards have been excluded from the calculation of the weighted average exercise price.
2.

Represents 458,212 shares of common stock subject to outstanding stock options and 6,387,285 shares of common stock that may be issued upon vesting of outstanding RSU and PSU awards (PSU awards are assumed at maximum performance level), in each case pursuant to equity awards issued under the Company’s equity compensation plans.

3.

Includes 23,774,851 shares of common stock available for future issuance under the NXP 2019 Omnibus Incentive Plan and 10,349,380 shares of common stock available for future issuance under NXP’s Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

There were no transactions or series of similar transactions, since January 1, 2021, to which we were a party or will be a party other than compensation arrangements which are described under “Executive Compensation,” in which:

•	the amount involved exceeded or will exceed $120,000; and

•

a director or director nominee, executive officer, holder of more than 5% of our common shares or any immediate family member of a director, director nominee or executive officer had or will have a direct or indirect material interest.

Statement of Policy Regarding Transactions with Related Persons

The Board has adopted a written policy that requires our Audit Committee to review and approve or ratify all related party transactions that involve a value of $120,000 or more (excluding employment relationships). The Human Resources and Compensation Committee is responsible for reviewing and approving or ratifying any employment relationship with a related party that involves compensation of $120,000 or more. In determining whether to approve or ratify, as applicable, a related party transaction, these committees are guided by our Code of Conduct which, among other things, requires that business decisions and actions be based on the best interests of NXP and not be motivated by personal considerations or relationships.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with NXP’s management and its independent auditor, Ernst & Young Accountants LLP (“E&Y”). The Audit Committee has also discussed with E&Y the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, E&Y provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee discussed with E&Y its independence from NXP and its management. The Audit Committee has also considered whether the provision of other non-audit services by E&Y to NXP is compatible with the auditors’ independence and has concluded that it is.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, the 2021 Statutory Annual Accounts and the inclusion of the audited financial statements in NXP’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

AUDIT COMMITTEE

Julie Southern, Chair

Jasmin Staiblin

Karl-Henrik Sundström

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

At the Company’s 2020 Annual General Meeting the shareholders approved the Board’s recommendation of E&Y as its independent registered public accounting firm, as referred to in Article 32 of the Company’s Articles of Association, for the fiscal years ending December 31, 2020 through December 31, 2022. The next approval of our auditor will be voted on by shareholders at the Annual General Meeting in 2023.

Representatives of E&Y will participate in the 2022 AGM, will be available to respond to appropriate questions from our stockholders and may make a statement if they desire to do so.

The aggregate fees for professional services rendered by E&Y to NXP were $6.4 million for 2021 and $5.3 million for 2020.

Auditors’ Fees

The following table summarizes the fees for professional audit services provided by E&Y for the audit of the Company’s annual financial statements for the years ended December 31, 2021 and December 31, 2020 as well as the fees billed for other services rendered by E&Y during these periods.

	Year Ended December 31,
Fees	2021 (in millions)	2020 (in millions)
Audit Fees(1)	$5.9	$4.4
Audit-Related Fees(2)	0.4	0.2
Tax Fees(3)	0.1	0.2
All Other Fees(4)	—	0.5
Total Fees	$6.4	$5.3

(1)

Audit fees relate to professional services rendered in connection with the audit of NXP’s annual financial statements and internal control over financial reporting, quarterly review of financial statements, and audit services provided in connection with other statutory and regulatory filings

(2)	Audit-related fees relate to professional services that are reasonably related to the performance of the audit or review of NXP’s financial statements.
(3)

Tax fees relate to tax compliance services, including the preparation of original and amended tax returns and claims for refund, and other tax advice and tax planning services, including assistance with transfer pricing documentation.

(4)	All other fees relate all other services provided, including permissible people advisory services.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted rules for the pre-approval by the Audit Committee of all services to be provided by the external auditor. Proposed services may be pre-approved at the beginning of the year by the Audit Committee (annual pre-approval) or may be pre-approved during the year in respect of a particular engagement (specific pre-approval). The pre-approval is based on a detailed, itemized list of services to be provided, designed to ensure that there is no management discretion in determining whether a service has been approved and to ensure the Audit Committee is informed of each service it is pre-approving. Unless covered by the pre-approved services, each proposed service requires specific pre-approval during the year. Any pre-approved services where the fee for the engagement is expected to exceed pre-approved cost levels or budgeted amounts will also require specific pre-approval. During 2021, there were no services provided to the Company by the external auditors which were not pre-approved by the Audit Committee.

In 2021, the external auditor attended all formal meetings of the Audit Committee. The findings of the external auditor, the audit approach and the risk analysis are also discussed at these meetings. The external auditor also refers in its reporting to the Audit Committee of the Board to the financial reporting risks and issues that were identified during the audit, internal control matters, and any other matters, as appropriate, requiring communication under the auditing standards generally accepted in The Netherlands and the United States.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of such securities. To our knowledge, based solely on a review of such reports filed with the SEC and written representations that no other reports were required during 2021, we believe that all required reports were timely filed, except for, due to an administrative error, two Form 5s: one for Karl-Henrik Sundström to report a small acquisition of shares acquired in a dividend reinvestment plan administered by his broker and one for Kenneth Goldman to report a gift of shares.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2023 ANNUAL GENERAL MEETING

Any shareholder desiring to present a resolution for inclusion in the Company’s proxy statement for the 2023 Annual General Meeting of Shareholders must deliver such resolution to the board of directors at the address below no later than [    ], 2022 (120 days before the anniversary date of the release of this proxy statement). Only those resolutions that comply with the requirements of Rule 14a-8 under the Exchange Act will be included in the Company’s proxy statement for the 2023 Annual General Meeting of Shareholders.

Shareholders may present resolutions that are proper subjects for consideration at an annual meeting, even if the resolution is not submitted by the deadline for inclusion in the proxy statement. In order for resolutions of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act with respect to the 2023 Annual General Meeting of Shareholders, such resolutions must be received by the Board at the address below by [    ], 2023. Shareholder resolutions should be sent to NXP’s Secretary at NXP Semiconductors N.V., High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands, Attention: Secretary.

In addition, our articles of association provide that one or more holders of shares representing solely or jointly at least such part of the issued share capital as required by Dutch corporate law, may present a resolution for consideration at the 2023 Annual General Meeting of Shareholder by delivering such resolution to the Board of Directors at the address below no later than sixty days prior to the date of the 2023 Annual General Meeting of Shareholders. Notice of such matter will be placed on the notice convening the 2023 Annual General Meeting of Shareholders.

OTHER MATTERS

We have provided to you with this proxy statement a copy of our Annual Report on Form 10-K for the year ended December 31, 2021, including audited financial statements. Copies of these materials are also available online through the SEC at www.sec.gov. We may satisfy SEC rules regarding delivery of proxy materials, including this proxy statement and the Annual Report on Form 10-K, by delivering a single set of proxy materials to an address shared by two or more holders of ordinary shares, unless contrary instructions are received prior to the mailing date. This delivery method can result in meaningful cost savings for us. We undertake to deliver promptly upon written or oral request at the address or phone number below a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of the proxy materials was delivered. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address or phone number below to request delivery of a single copy of the proxy materials in the future. If you hold ordinary shares and prefer to receive separate copies of the proxy materials either now or in the future, please contact Broadridge at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Our 2021 Statutory Annual Report and Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including audited financial statements, as filed with the SEC, is available to shareholders free of charge on our Investor Relations website at http://investors.nxp.com or by writing us at NXP Semiconductors N.V., High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands, Attention: Secretary.

As of the date of this proxy statement, we are not aware of any other matters to be brought before the Annual General Meeting other than those referred to in this proxy statement. However, if any other matters are properly presented for action, in the absence of instructions to the contrary, it is the intention of the persons named in the accompanying proxy to vote in their discretion the ordinary shares represented by all properly executed proxies.

APPENDIX A: Financial Reconciliation—GAAP to non-GAAP (unaudited)

($ in millions)	Full Year 2021
Revenue	11,063
GAAP gross profit	6,067
PPA effects	(74)
Restructuring	—
Stock-based compensation	(45)
Merger-related costs	—
Other incidentals	(19)
Other adjustments	—

Non-GAAP gross profit	6,205

GAAP Gross Margin	54.8%
Non-GAAP Gross Margin	56.1%
GAAP research and development	(1,936)
Restructuring	(1)
Stock-based compensation	(165)
Merger-related costs	—
Other incidentals	(2)

Non-GAAP research and development	(1,768)

GAAP selling, general and administrative	(956)
PPA effects	(5)
Restructuring	—
Stock-based compensation	(143)
Merger-related costs	—
Other incidentals	(12)

Non-GAAP selling, general and administrative	(796)

GAAP amortization of acquisition-related intangible assets	(592)
PPA effects	(592)

Non-GAAP amortization of acquisition-related intangible assets	—

GAAP other income (expense)	—

Non-GAAP other income (expense)	—

GAAP operating income (loss)	2,583
PPA effects	(671)
Restructuring	(1)
Stock-based compensation	(353)
Merger-related costs	—
Other incidentals	(33)
Other adjustments	—

Non-GAAP operating income (loss)	3,641

GAAP Operating Margin	23.3%
Non-GAAP Operating Margin	32.9%
GAAP financial income (expense)	(403)
PPA effects	—
Non-cash interest expense on convertible Notes	—
Foreign exchange gain (loss) on debt	(1)
Gain (loss) on extinguishment of long-term debt	(22)
Changes in fair value of warrant liability	—
Other financial expense	(15)

Non-GAAP Financial income (expense)	(365)

Free Cash Flow (unaudited)
($ in millions)	Full Year 2021
Net cash provided by (used for) operating activities	3,077
Net capital expenditures on property, plant and equipment	(766)
Non-GAAP free cash flow	2,311
Non-GAAP free cash flow as a percent of Revenue	21%

Non-GAAP Financial Measures

In managing NXP’s business on a consolidated basis, management develops an annual operating plan, which is approved by our Board of Directors, using non-GAAP financial measures. In measuring performance against this plan, management considers the actual or potential impacts on these non-GAAP financial measures from actions taken to reduce costs with the goal of increasing our gross margin and operating margin and when assessing appropriate levels of research and development efforts. In addition, management relies upon these non-GAAP financial measures when making decisions about product spending, administrative budgets, and other operating expenses. We believe that these non-GAAP financial measures, when coupled with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting NXP’s business. We believe that they enable investors to perform additional comparisons of our operating results, to assess our liquidity and capital position and to analyze financial performance excluding the effect of expenses unrelated to operations, certain non-cash expenses and share-based compensation expense, which may obscure trends in NXP’s underlying performance. This information also enables investors to compare financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management.

These non-GAAP financial measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The presentation of these and other similar items in NXP’s non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent, or unusual.

The non-GAAP information excludes the amortization of acquisition related intangible assets, the purchase accounting effect on inventory and property, plant and equipment, merger related costs (including integration costs), certain items related to divestitures, share-based compensation expense, restructuring and asset impairment charges, non-cash interest expense on convertible notes, extinguishment of debt, and foreign exchange gains and losses.

Forward-looking Statements

This document includes forward-looking statements which include statements regarding NXP’s business strategy, carbon emissions, energy consumption, water consumption, and other environmental targets, external ESG commitments, and workplace diversity goals as well as any other statements which are not historical facts. By their nature, forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include the following: the duration and spread of the COVID-19 outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume; market demand and semiconductor industry conditions; the ability to successfully introduce new technologies and products; the demand for the goods into which NXP’s products are incorporated; trade disputes between the U.S. and China, potential increase of barriers to international trade and resulting disruptions to NXP’s established supply chains; the ability to generate sufficient cash, raise sufficient capital or refinance corporate debt at or before maturity to meet both NXP’s debt service and research and development and capital investment requirements; the ability to accurately estimate demand and match manufacturing production capacity accordingly or obtain supplies from third-party producers; the potential impact of the outbreak of COVID-19 on NXP’s business, operations, results of operations, financial condition, workforce or the operations or decisions of customers, suppliers or business customers; the access to production capacity from third-party outsourcing partners and any events that might affect their business or NXP’s relationship with them including the outbreak of COVID-19 or the requirements to suspend activities with customers or suppliers because of changing import and export regulations; the ability to secure adequate and timely supply of equipment and materials from suppliers; the ability to avoid operational problems and product defects and, if such issues were to arise, to correct them quickly; the ability to form strategic partnerships and joint ventures and to successfully cooperate with alliance partners; the ability to win competitive bid selection processes; the ability to develop products for use in customers’ equipment and products; the ability to successfully hire and retain key management and senior product engineers; and, the ability to maintain good relationships with NXP’s suppliers. In addition, this document contains information concerning the semiconductor industry and NXP’s market and business segments generally, which is forward-looking in nature and is based on a variety of assumptions regarding the ways in which the semiconductor industry and NXP’s market and business segments may develop. NXP has based these assumptions on information currently available, if any one or more of these assumptions turn out to be incorrect, actual results may differ from those predicted. While NXP does not know what impact any such differences may have on its business, if there are such differences, its future results of operations and its financial condition could be materially adversely affected. There can be no assurances that a pandemic, epidemic or outbreak of a contagious diseases, such as COVID-19, will not have a material and adverse impact on our business, operating results and financial condition in the future. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the initial publication date of this document. Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, NXP does not have any intention or obligation to publicly update or revise any forward-looking statements after we distribute this document, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our SEC filings are available on our Investor Relations website, www.nxp.com/investor or from the SEC website, www.sec.gov.

SCAN TO VIEW MATERIALS & VOTE w NXP SEMICONDUCTORS N.V. VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above HIGH TECH CAMPUS 60 Use the Internet to transmit your voting instructions and for electronic delivery of information 5656 AG EINDHOVEN, THE NETHERLANDS up until May 31, 2022 at 4:00 p.m. Eastern Time (10:00 p.m. Central European Time). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until May 31, 2022 at 4:00 p.m. Eastern Time (10:00 p.m. Central European Time). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The proxy card must be received by May 30, 2022. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D78473-P71070 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NXP SEMICONDUCTORS N.V. The Board of Directors recommends you vote FOR the For Against Abstain following proposals: 1. Adoption of the 2021 Statutory Annual Accounts 2. Discharge of the members of the Board for their For Against Abstain responsibilitiesinthefinancialyearendedDecember31,2021 3a. Re-appoint Kurt Sievers as executive director 4. Authorization of the Board to issue ordinary shares of the Company and grant rights to acquire ordinary shares 5. Authorization of the Board to restrict or exclude 3b. Re-appoint Sir Peter Bonfield as non-executive director pre-emption rights accruing in connection with an issue of shares or grant of rights 3c. Re-appoint Annette Clayton as non-executive director 6. Authorization of the Board to repurchase ordinary shares 3d. Re-appoint Anthony Foxx as non-executive director 7. Authorization of the Board to cancel ordinary shares held or to be acquired by the Company 3e. Appoint Chunyuan Gu as non-executive director 8. Non-binding, advisory approval of the Named Executive Officers’ compensation 3f. Re-appoint Lena Olving as non-executive director 3g. Re-appoint Julie Southern as non-executive director 3h. Re-appoint Jasmin Staiblin as non-executive director 3i. Re-appoint Gregory Summe as non-executive director 3j. Re-appoint Karl-Henrik Sundström as non-executive director Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D78474-P71070 NXP Semiconductors N.V. Annual General Meeting of Shareholders June 1, 2022 9:00 AM CET This proxy is solicited by the Board of Directors The undersigned shareholder(s) hereby appoint(s) Jennifer Wuamett and Timothy Shelhamer, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NXP Semiconductors N.V. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:00 AM, Central European Time on June 1, 2022, at the Company’s Head Office, High Tech Campus 60, 5656 AG Eindhoven, The Netherlands, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. (Continued and to be signed on the other side)